As filed with the Securities and Exchange Commission on September 3, 1997

                           Registration No. 333-12073

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
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                           NU SKIN ASIA PACIFIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)

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                                    Delaware
                            (State or Jurisdiction of
                         Incorporation or Organization)

                                      5122
                          (Primary Standard Industrial
                           Classification Code Number)

                                   87-0565309
                                (I.R.S. Employer
                               Identification No.)

                              75 West Center Street
                                Provo, Utah 84601
                                 (801) 345-6100
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            Steven J. Lund, President
                           Nu Skin Asia Pacific, Inc.
                              75 West Center Street
                                Provo, Utah 84601
                                 (801) 345-6100
          (Name, and address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                                   Copies to:
                              Nolan S. Taylor, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              1000 Kearns Building
                              136 South Main Street
                         Salt Lake City, Utah 84101-1685
                                 (801) 320-6700


                              M. Truman Hunt, Esq.
                           Nu Skin Asia Pacific, Inc.
                              75 West Center Street
                                Provo, Utah 84601
                                 (801) 345-6100

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     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                             -----------------------


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS

          Options to purchase 1,605,000 Shares of Class A Common Stock

                    3,018,546 Shares of Class A Common Stock

                                     [LOGO]

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     This Prospectus relates to the offering by Nu Skin International, Inc. ("NSI"), an affiliate of Nu Skin Asia Pacific, Inc. (the "Company"), of options (the "Distributor Options") to purchase 1,605,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), of the Company, the offering by the Company of 1,605,000 shares of Class A Common Stock to be issued upon the exercise of the Distributor Options, the offering by the Company to its employees of 163,546 shares of Class A Common Stock in connection with the awarding of employee stock bonus awards, and the offering by NSI and its affiliates (other than the Company) (the "Rule 415 Selling Stockholders") of 1,250,000 shares of Class A Common Stock to their employees as employee stock bonus awards. The offering of the Distributor Options, the shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards are collectively referred to as the "Rule 415 Offerings." See "Rule 415 Selling Stockholders" and "Plan of Distribution". The Company will not receive any of the proceeds from the distribution of shares by the Company and the Rule 415 Selling Stockholders in connection with the employee stock bonus awards. The Company will receive the proceeds from the issuance of shares in connection with the exercise of the Distributor Options.


     Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $.001 per share (the "Class B Common Stock" together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. All of the shares of Class B Common Stock are held by the stockholders of the Company prior to the consummation of the Company's reorganization (the "Existing Stockholders"). Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder of Class B Common Stock and in certain other instances. See "Description of Capital Stock--Common Stock--Conversion." After consummation of the Rule 415 Offerings, the Existing Stockholders and certain of their affiliates will beneficially own shares of Common Stock having approximately 98.2% of the combined voting power of the outstanding shares of Common Stock.


     The Class A Common Stock is traded on the New York Stock Exchange under the symbol "NUS." On August 28, 1997, the last reported sale price of the Class A Common Stock was $23 3/4 per share. See "Plan of Distribution" for information relating to the factors considered in determining the exercise price of the Distributor Options offered hereby.


     See "Risk Factors," beginning on page 16, for a discussion of certain factors which should be considered by prospective purchasers of the securities offered hereby.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                          Price to      Underwriting      Proceeds to      Proceeds to Rule 415
                                           Public       Discount(1)       Company(2)       Selling Stockholders
Per Option(3). . . . . . . . . . . . .        --             --               --                   --
Per Share(3) . . . . . . . . . . . . .      $5.75            --            $9,228,750              --
Total. . . . . . . . . . . . . . . . .    $9,228,750         --            $9,228,750              --
======================================  =============  ===============   ==============   ======================


(1) The Rule 415 Offerings are being made by the Rule 415 Selling Stockholders and by the Company from time to time pursuant to Rule 415 under the Securities Act of 1933 and are not being made in connection with an underwritten distribution. Therefore, no underwriting commissions or discounts will be paid in connection with the Rule 415 Offerings. See "Rule 415 Selling Stockholders" and "Plan of Distribution."


(2)  Includes  proceeds  from the  exercise of the  Distributor  Options to
     purchase   shares  of  Class  A  Common   Stock.   See  "Rule  415  Selling
     Stockholders" and "Plan of Distribution." The Rule 415 Selling Stockholders will pay all expenses in connection with the Rule 415 Offerings.


(3) No consideration is being paid upon the issuance and grant of the Distributor Options and the awarding of employee stock bonus awards by the Rule 415 Selling Stockholders. See "Rule 415 Selling Stockholders" and "Plan of Distribution."

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                 The date of this Prospectus is September 3, 1997.


                      [THIS PAGE INTENTIONALLY LEFT BLANK]


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. As used herein, "Nu Skin Asia Pacific" or the "Company" means Nu Skin Asia Pacific, Inc. and the Subsidiaries. The "Subsidiaries" means Nu Skin Hong Kong, Inc. ("Nu Skin Hong Kong"), Nu Skin Japan Company, Limited ("Nu Skin Japan"), Nu Skin Korea, Inc. ("Nu Skin Korea"), Nu Skin Taiwan, Inc. ("Nu Skin Taiwan") and Nu Skin Personal Care (Thailand) Limited ("Nu Skin Thailand"), collectively. Until September 30, 1994, the Company's fiscal year ended on September 30 of each year. As of October 1, 1994, the Company changed its fiscal year end to December 31 of each year, beginning with the fiscal year ended December 31, 1995.

                                   The Company

     Nu Skin Asia Pacific is a rapidly growing network marketing company involved in the distribution and sale of premium quality, innovative personal care and nutritional products. The Company is the exclusive distribution vehicle for Nu Skin International, Inc. ("Nu Skin International" or "NSI") in the countries of Japan, Taiwan, Hong Kong (including Macau), South Korea and
Thailand, where the Company currently has operations, and in Indonesia, Malaysia, the People's Republic of China ("PRC"), the Philippines, Singapore and Vietnam, where operations have not commenced.

     The Company believes it is one of the fastest growing network marketing companies in Asia. Revenue increased 53.3% to $441.0 million for the six months ended June 30, 1997 from $287.7 million for the same period in 1996. Net income increased 24.7% to $43.8 million for the six months ended June 30, 1997 from $35.1 million for the same period in 1996. Revenue increased 89.2% to $678.6 million for the year ended December 31, 1996 from $358.6 million in 1995. Operating expenses have increased with the growth of the Company's revenue. Net income increased 103.2% to $81.7 million for the year ended December 31, 1996 from $40.2 million in 1995. The Company's network of independent distributors has grown since the Company's inception in 1991 to more than 400,000 active distributors as of June 30, 1997. See "Risk Factors--Managing Growth."

     A great deal of the Company's success to date is the result of the growth of its Japanese business, which can be attributed to an increasing awareness of the Nu Skin and IDN brands. Significant revenue was recognized from the outset of the Company's operations in Japan in 1993 due to the immediate attention given to the market by leading NSI distributors from around the world. Japan has continued to post strong financial results for the Company, with revenue increasing by approximately 64% in U.S. dollars and 90% in local currency for 1996 compared to 1995 and by approximately 57% in U.S. dollars and 77% in local currency for the six months ended June 30, 1997 compared to the same period in 1996. Given the size of the direct selling market in Japan and the growing Japanese demand for the Company's premium quality and innovative products, management believes that there is still significant opportunity for revenue growth in this market.

     The Company's product philosophy is to combine the best of science and nature in developing premium quality, innovative personal care and nutritional products which are specifically designed for the network marketing distribution channel. The Company offers products in two distinct categories: personal care products, marketed under the trademark "Nu Skin," and nutritional products, marketed under the trademark "Interior Design Nutritionals" ("IDN"). The Nu Skin personal care product lines include facial care, body care, hair care and color cosmetics, as well as specialty products such as sun protection, oral hygiene and fragrances. The IDN product lines include nutritional supplements, nutritious and healthy snacks, sports and fitness nutritional products and botanical supplements.

     In Japan, Taiwan and Hong Kong, the Company currently offers most of the Nu Skin personal care products and approximately one-third of the Interior Design Nutritionals products, including LifePak, the core IDN nutritional supplement. In South Korea, the Company currently offers approximately one-half of the Nu Skin personal care products, including most of the Nu Skin core facial and hair care products, and LifePak. In Thailand, the Company currently offers one-third of the Nu Skin personal care products, including most of the core facial and hair care products, and none of the nutritional products. The Company believes that it can significantly grow its business and attract new customers by expanding its product offerings in each of its markets to include more of the existing Nu Skin personal care and IDN products. In addition to expanding its product offerings with existing Nu Skin personal care and IDN products, the Company intends to introduce new products tailored to specific markets.

     The distribution of products through the network marketing and other direct selling channels has grown significantly in recent years. The World Federation of Direct Selling Associations ("WFDSA") reports that, since 1990, worldwide direct distribution of goods and services to consumers has increased 76%, resulting in the sale of nearly $80 billion of goods and services in 1996. According to the WFDSA, $35 billion of goods and services were sold by its members in 1996 through direct selling channels in the markets in which the Company currently operates, which represents 44% of the global volume of direct sales by its members.

Operating Strengths and Growth Strategy

     The Company believes that its success to date is due to its reputation and commitment to provide a wide range of premium quality, innovative personal care and nutritional products and an appealing global business opportunity for persons interested in establishing a direct sales business. Specifically, the Company's operating strengths include (i) its premium product offerings, (ii) a unique global distributor compensation plan (the "Global Compensation Plan"), which compensates distributors for product sales in downline distribution networks in any country in which NSI and its affiliates operate, (iii) a comparatively high level of distributor incentives paid to independent distributors under the Global Compensation Plan, (iv) a systematic market development program, (v) individual distributor attention and other distributor support programs and (vi) an experienced management team at both the Company and the Subsidiaries. See "Business--Operating Strengths." Consideration of the Company's operating strengths must be tempered by consideration of various risks which impact or may impact the Company and its operations. See "Risk Factors."

     The Company's primary objective is to capitalize on its operating strengths to become a leading distributor of consumer products in each of its markets. The Company intends to pursue this strategy by (i) introducing new products, (ii) opening new markets, (iii) attracting new distributors and enhancing distributor productivity and (iv) increasing brand awareness and loyalty. See "Business--Growth Strategy." Consideration of the Company's growth strategy should be made in connection with a consideration of the risks associated with such growth strategy. See "Risk Factors."

Relationship with Nu Skin International

     NSI,  founded  in 1984 and based in Provo,  Utah,  is  engaged  in  selling personal care and nutritional products and, together with its affiliates, comprises one of the largest network marketing organizations in the world. NSI has provided, and will continue to provide, a high level of support services to the Company, including product development, distributor support services, marketing and other managerial support services. Management believes that the Company's relationship with NSI has allowed the Company to increase revenue and net income at rates that otherwise may not have been possible. Since distributor agreements are entered into between NSI and distributors, all of the distributors who generate revenue for the Company are distributors of NSI. The Company primarily relies on NSI to enforce distributor policies and procedures. NSI's distributor network is licensed by NSI to the Subsidiaries. See "Risk Factors--Reliance Upon Independent Distributors of NSI" and "--Relationship with and Reliance on NSI; Potential Conflicts of Interest."

Recent Events

     The Reorganization. The Company was incorporated on September 4, 1996. On November 20, 1996, the stockholders of Nu Skin Japan, Nu Skin Taiwan, Nu Skin Hong Kong, Nu Skin Korea and Nu Skin Thailand contributed their shares of capital stock to the capital of the Company in a transaction (the "Reorganization") intended to qualify under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), in exchange for shares of Class B Common Stock. Prior to the Reorganization, all of the outstanding shares of the Subsidiaries were held by these stockholders. As a result of the Reorganization, each of the Subsidiaries became a wholly-owned subsidiary of the Company.

     The Initial Public Offerings. In November 1996, the Company and certain selling stockholders (the "Selling Stockholders") sold a total of 10,465,000 shares of Class A Common Stock in underwritten public offerings (the "Underwritten Offerings"). Of the 10,465,000 shares of Class A Common Stock sold in the Underwritten Offerings, 4,750,000 shares were offered and sold by the Company and 5,715,000 shares were offered and sold by the Selling Stockholders.

     Registration Statement for Secondary Public Offering. On June 4, 1997, the Company filed with the Securities and Exchange Commission a registration statement on Form S-1 (File No. 333-28513) related to the public offering by the Existing Stockholders and certain of their affiliates (the "Secondary Offering Selling Stockholders") of 7,000,000 shares of Class A Common Stock. On July 17, 1997, the Company filed a pre-effective amendment No. 1 to this registration statement. The Company converted the registration statement to a resale shelf offering and deleted references to the underwriters. The registration statement has not been declared effective and the shares subject to the registration statement can only be resold by the Secondary Offering Selling Stockholders once the registration statement has been declared effective and only in accordance with the plan of distribution outlined in the registration statement. The Company currently has no intention to proceed with the offering which is the subject of the registration statement.

                             The Rule 415 Offerings

Distributor Options

     Prior to the date of this Prospectus, the Existing Stockholders contributed to the Company 1,605,000 shares of the Company's Class A Common Stock for use in implementing an NSI distributor equity incentive program. Also prior to the date of this Prospectus, the Company granted to NSI an option to acquire such 1,605,000 shares of Class A Common Stock (the "Distributor Options"). Each Distributor Option entitles the holder to purchase one share of Class A Common Stock. Upon vesting, Distributor Options will be exercisable at $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings (the "Exercise Price").

     Distributor Option Allocation. From January 1, 1997 until August 31, 1997 (the "Qualification Period"), existing and new distributors in each country where NSI conducts business and where local laws may permit the issuance of options hereunder had the opportunity to qualify for an allocation of the Distributor Options from NSI by achieving executive distributor levels ("Executive Pin Levels") of Gold or higher under the Global Compensation Plan as of August 31, 1997 and by submitting a representation letter to NSI as provided in the NSI 1996 Distributor Stock Option Plan, as amended (the "NSI Stock Option Plan") (qualifying distributors are hereinafter referred to as "Eligible Distributors"). Pursuant to NSI's policies and procedures, that portion of sales volume for September 1997 which would be attributed to sales volume for August 1997 will be included for purposes of determining commissions paid during the Qualification Period, as well as whether a distributor qualifies as an Eligible Distributor. Each allocation of Distributor Options made to an Eligible
Distributor that is an entity (such as a partnership or corporation) shall be made by NSI solely to the entity, not to the owners of the entity individually. NSI will notify Eligible Distributors of the results of the allocation of the Distributor Options by October 31, 1997. Each Eligible Distributor shall have the right to decline his or her Distributor Options by notice to NSI no later than November 15, 1997. Each Eligible Distributor who has not declined his or her Distributor Options on or before November 15, 1997 will be granted a number of Distributor Options determined in accordance with the formula set forth below. Because there is a fixed number of Distributor Options available for this program, the allocation formula and explanations are rather complex.

          S    x   (X/Y) =  number of Distributor Options to be
                            allocated to an Eligible Distributor;
 where
          S    =   fixed number of Distributor Options
                   available = 1,605,000
          X    =   C  x  (P+G)  =  Weighted Individual Compensation
          C    =   net commissions paid to the Eligible Distributor on
                   sales volume during the Qualification Period
          P    =   Executive Pin Level Weighting Factor
          G    =   Business  Growth Weighting Factor
          Y    =   Sum of Weighted Individual Compensation paid to all
                   Eligible Distributors during the Qualification
                   Period = Weighted Total Compensation

     Thus, the number of Distributor Options to be allocated to an Eligible Distributor will be determined by multiplying the total number of Distributor Options available ("S" in the formula above) by the quotient obtained by dividing the Eligible Distributor's Weighted Individual Compensation ("X" in the formula above, and as defined below) under the Global Compensation Plan during the Qualification Period by the sum of the Weighted Individual Compensation paid to all Eligible Distributors under the Global Compensation Plan on sales volume during the Qualification Period (the "Weighted Total Compensation," and "Y" in the formula above). An Eligible Distributor's Weighted Individual Compensation is equal to total commissions, net of any withholdings, fines, penalties, or the like, paid to such Eligible Distributor on sales volume during the Qualification Period ("C" in the formula above) multiplied by the sum of his or her Executive Pin Level Weighting Factor ("P" in the formula above, and as defined below) and his or her Business Growth Weighting Factor ("G" in the formula above, and as defined below).

      Executive Pin Level Weighting Factor. An Eligible Distributor's Executive Pin Level Weighting Factor is the percentage set forth in the table below opposite the actual Executive Pin Level achieved by such Eligible Distributor as of August 31, 1997. Allocations of Distributor Options shall generally be based on the Executive Pin Level at which Eligible Distributors receive commissions, giving consideration to any temporary exceptions which may be granted by NSI from time to time.

                                                            Executive
Executive Pin Level                                         Pin Level
as of August 31, 1997                                   Weighting Factor
---------------------                                   ----------------
Hawaiian Blue Diamond................................         100%
Blue Diamond.........................................          94%
Diamond..............................................          86%
Emerald..............................................          82%
Ruby.................................................          78%
Lapis................................................          74%
Gold.................................................          72%

     Business Growth Weighting Factor. An Eligible Distributor's Business Growth Weighting Factor is based on the increase in his or her average monthly net commissions paid on sales volume during the Qualification Period. An Eligible Distributor's Business Growth Weighting Factor is equal to one-third (1/3) of 1%, up to a maximum of 100%, for each 1% increase in average monthly net commissions paid during the Qualification Period that is greater than actual net commission paid during September 1996 (the "Base Month"). The Base Month for a distributor qualifying as an Eligible Distributor after September 1996 is deemed to be his or her first month as an Eligible Distributor.

     Illustrations. For purposes of illustration, for the eight-month period ended on August 31, 1996 (the "Illustrative Qualification Period"), the Weighted Total Compensation (Y) will be assumed to have been $200,000,000. An Emerald level distributor who was paid net commissions (C) of $40,000 (or average monthly net commissions of $5,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $1,000 during such distributor's Base Month would apply a weighting factor of 182% to such net commissions (computed using the 82% Executive Pin Level Weighting Factor (P) for an Emerald level distributor plus a 100% Business Growth Weighting Factor (G) based on the 400% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month), resulting in Weighted Individual Compensation (X) of $72,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $72,800) divided by the Weighted Total Compensation (X = $200,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 584 Distributor Options.


     To illustrate another example, the Weighted Total Compensation (Y) for the Illustrative Qualification Period will be assumed to have been $300,000,000. A Blue Diamond level distributor who was paid net commissions (C) of $520,000 (or average monthly net commissions of $65,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $50,000 during such distributor's Base Month would apply a weighting factor of 104% to such net commissions (computed using the 94% Executive Pin Level Weighting Factor (P) for a Blue Diamond level distributor plus a 10% Business Growth Weighting Factor (G) based on the 30% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month) resulting in Weighted Individual Compensation (X) of $540,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $540,800) divided by the Weighted Total Compensation (Y = $300,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 2,893 Distributor Options.

     Vesting. For Distributor Options to vest, an Eligible Distributor will generally be required to maintain, during the period from September 1, 1997 through December 31, 1997 (the "Vesting Period"), the Executive Pin Level he or she achieved by the end of the Qualification Period (the "Qualifying Executive Pin Level"). If an Eligible Distributor fails to maintain the Qualifying Executive Pin Level for any month during the Vesting Period, the number of Distributor Options vested in such Eligible Distributor will be recalculated at the end of the Vesting Period to be that number of Distributor Options such Eligible Distributor would have been allocated had he or she achieved, at the end of the Qualification Period, the lowest Executive Pin Level held by him or her during the Vesting Period (the "Recalculated Distributor Options"). For example, if an Eligible Distributor ends the Qualification Period as a Diamond level distributor with an Executive Pin Level Weighting Factor of 86% and a Business Growth Weighting Factor of 15%, resulting in a combined weighting factor for Weighted Individual Compensation of 101%, but during the Vesting Period the lowest actual Executive Pin Level to which the distributor falls is Ruby level, which carries an Executive Pin Level Weighting Factor of 78% (the Business Growth Weighting Factor would remain unchanged), the combined weighting factor for Weighted Individual Compensation would be reduced to 93%. The difference between the number of Distributor Options allocated to an Eligible Distributor at the end of the Qualification Period and the Recalculated Distributor Options, if the amount of Recalculated Distributor Options is lower, will be forfeited by such Eligible Distributor. If an Eligible Distributor falls below the Gold Executive Pin Level at any time during the Vesting Period, all Distributor Options held by such Eligible Distributor will be immediately forfeited. Forfeited or declined options will not vest but will revert to NSI.

     Exercisability. Distributor Options vested in an Eligible Distributor will become exercisable upon receipt of written notice from NSI of the number of Distributor Options vested in such Eligible Distributor which is currently estimated to be by January 31, 1998, and will remain exercisable for a four-year period following December 31, 1997, provided the Eligible Distributor maintains an Executive Pin Level of Gold or higher until the date of exercise. No Distributor Options will be exercisable after December 31, 2001. By exercising any portion of the Distributor Options, each Eligible Distributor who is granted more than 3,000 Distributor Options agrees not to resell in any given six-month period more than 33% of the shares of Class A Common Stock issuable upon exercise of the Distributor Options originally granted to such Eligible Distributor. Upon vesting, Distributor Options will be exercisable at the Exercise Price of $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings.

     Certain Factors Impacting Program. The allocation examples presented above are for illustrative purposes only. There can be no assurance that the number of Eligible Distributors will remain constant during the Qualification Period. Given the fixed number of Distributor Options available, the number of Distributor Options allocable to an Eligible Distributor will decrease as the total number of Eligible Distributors increases and conversely will increase as the total number of Eligible Distributors decreases. NSI has historically experienced periods of significant fluctuations in its total number of executive distributors and may experience such fluctuations in the future. An increase in the total number of Eligible Distributors during the Qualification Period could result in a material reduction in the number of Distributor Options allocable to an individual Eligible Distributor. The number of Distributor Options allocable to an Eligible Distributor will also decrease as the number of Eligible Distributors at higher Executive Pin Levels increases as a proportion of all Eligible Distributors and conversely will increase as the number of Eligible Distributors at higher Executive Pin Levels decreases as a proportion of all Eligible Distributors. There can be no assurance that the proportion of Eligible Distributors at each Executive Pin Level will remain constant during the Qualification Period. In addition, the number of Distributor Options allocable to an Eligible Distributor will decrease as such Eligible Distributor's compensation decreases as a proportion of total compensation paid to all Eligible Distributors and conversely will increase as such Eligible Distributor's compensation increases as a proportion of total compensation paid to all Eligible Distributors. There can be no assurance that an Eligible Distributor's compensation will remain constant as a percentage of total Eligible Distributor compensation during the Qualification Period. Further, there can be no assurance that an Eligible Distributor will be able to earn particular compensation amounts during the Qualification Period. In certain countries, including Japan, the formula used in determining allocations among distributors may be modified to comply with local regulations, which will impact the number of Distributor Options allocated to all Eligible Distributors. The Distributor Option program is not intended to be an Eligible Distributor's primary source of income. An Eligible Distributor's primary income source, i.e., product sales and commissions, will continue to be based on the efforts of the Eligible Distributor and his or her downline organization.

     Regulatory Requirements. The availability of the Distributor Options in each country in which NSI distributors reside is entirely dependent upon and subject to NSI's ability to secure any necessary regulatory approvals, qualifications or exemptions in each such country. The necessary regulatory approvals or qualifications have not been secured in each country, and it is anticipated that in certain countries where regulatory approvals or qualifications have been obtained the exercisability of the Distributor Options may be suspended until further regulatory approvals are secured. In addition, it is possible that NSI may not be able to secure the necessary regulatory approvals or qualifications in certain countries. As of the date of this Prospectus, NSI has been unable to secure the necessary legal approvals to implement the NSI Stock Option Plan in Italy, South Korea and the United Kingdom. In Japan, as required by law, the terms "commission" or "compensation" for purposes of calculating Weighted Individual Compensation and Weighted Total Compensation in the formula used to determine allocations of distributor options, shall not include rebates paid on personal sales efforts or commissions paid on personal sales volume as part of the executive fountain bonus. Due to local legal and other requirements, the NSI Stock Option Plan as implemented in the Netherlands and Hong Kong has been changed to provide that vested distributor options will be exercisable for 90 days following December 31, 1997, provided a Netherlands or Hong Kong distributor holding such options maintains an Executive Pin Level of Gold or higher until the date of exercise. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the NSI Stock Option Plan. In Canada, information regarding the NSI Stock Option Plan is permitted to be provided only to distributors with an Executive Pin Level of Gold or higher. In the event the NSI Stock Option Plan was not implemented until after commencement of the Qualification Period, or is suspended after commencement of such period in a given country (a "Deferred Qualification Country"), the formulas referenced above will be modified as follows. For purposes of calculating Weighted Individual Compensation and Weighted Total Compensation, a distributor resident in a Deferred Qualification Country shall be deemed to have been paid during each month during the Qualification Period for which the NSI Stock Option Plan was not implemented or was suspended, net commissions equal to the average monthly net commissions actually paid to such distributor during the portion of the Qualification Period during which the NSI Stock Option Plan was implemented in such Deferred Qualification Country.

     Product Returns. By receiving an allocation of Distributor Options at the end of the Qualification Period, each Eligible Distributor confirms his or her agreement to continue to resell or personally consume at least 80% of all products purchased by such Eligible Distributor per month. In addition, product returns during the Qualification or Vesting Periods will reduce commission levels and may affect distributor pin levels, consequently impacting the number of Distributor Options received by an Eligible Distributor. In the event of product returns occurring after the Qualification or Vesting Periods which would have affected distributor pin levels or qualification for or vesting of Distributor Options had such product returns been made during the Qualification or Vesting Periods, NSI reserves the right to use any mechanism available to it under the NSI distributor policies and procedures, as may be amended from time to time, to recoup the value of the Distributor Options received by an Eligible Distributor on the Vesting Date in excess of the value of Distributor Options which would have vested had such returns been made prior to the Vesting Date.

Employee Stock Bonus Awards

     Prior to the date of this Prospectus, the Existing Stockholders also contributed an aggregate of 1,250,000 shares of Class A Common Stock to NSI and its affiliates (other than the Company) for use in connection with the employee stock bonus awards to be made by NSI and its affiliates (other than the Company) to their respective employees in connection with the Rule 415 Offerings. The shares of Class A Common Stock underlying each such employee stock bonus award will be issued to the employee recipient at a rate of 25% per year commencing one year following the date of the award, unless otherwise specified, provided the employee recipient is still employed by NSI or one of its affiliates (other than the Company). As of August 21, 1997, NSI and its affiliates (other than the Company) had made stock bonus awards for 480,960 shares of Class A Common Stock, of which awards for 19,096 shares had lapsed in connection with the termination of the employee recipients. The Company will also issue 163,546 shares of Class A Common Stock in connection with stock bonus awards to be made to the Company's employees pursuant to the 1996 Stock Incentive Plan on terms substantially similar to those described above in relation to the employee stock bonus awards to be made by NSI and its affiliates (other than the Company). The Company has made stock bonus awards for 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients.

Regulatory and Tax Issues

     The availability of Distributor Options and employee stock bonus awards in each country in which NSI distributors and/or employees reside is entirely dependent upon and subject to NSI's ability to secure any necessary regulatory approvals, qualifications or exemptions in each such country. There can be no assurance that such qualifications will be secured or, once secured, will not be suspended. The receipt of Distributor Options and employee stock bonus awards will also subject the recipient to potentially material income tax and capital gains tax implications. See "Rule 415 Selling Stockholders--Regulatory and Tax Issues" and "Certain United States Tax Consequences to Non-United States Holders."

     The Distributor Options, the shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards are included in this Prospectus pursuant to Rule 415 under the Securities Act of 1933, as amended (the "1933 Act"). The distribution of the Distributor Options will occur for purposes of Rule 415 upon the assignment of the Distributor Options by NSI to the distributors. The shares of Class A Common Stock will be issued by the Company upon the exercise of the Distributor Options. The Company will not receive any proceeds from the distribution of shares by the Company and the Rule 415 Selling Stockholders in connection with the employee stock bonus awards. The Company will receive the proceeds from the issuance of shares in connection with the exercise of the Distributor Options. See "Rule 415 Selling Stockholders."

Distributor Options offered by NSI(1)..............  1,605,000 Distributor Options

Common Stock underlying the Distributor Options(2).  1,605,000 shares of Class A Common Stock

Employee stock bonus awards offered by the
     Rule 415 Selling Stockholders(3)..............  1,250,000 shares of Class A Common Stock

Employee stock bonus awards offered by the
     Company.......................................  163,546 shares of Class A Common Stock

Common Stock to be outstanding after the Rule 415
     Offerings:(4)(5)

     Class A Common Stock(6)(7)....................  13,491,557 shares

     Class B Common Stock..........................  71,696,675 shares

            Total Common Stock.....................  85,188,232 shares

New York Stock Exchange symbol.....................  "NUS"

Voting rights......................................  The  Class A Common  Stock  and  Class B Common
                                                     Stock  vote as a single  class on all  matters,
                                                     except as otherwise  required by law, with each
                                                     share  of Class A Common  Stock  entitling  its
                                                     holder  to one vote  and each  share of Class B
                                                     Common Stock entitling its holder to ten votes.
                                                     In all other  respects  the  holders of Class A
                                                     Common  Stock and the holders of Class B Common
                                                     Stock have equal  rights.  All of the shares of
                                                     Class B Common  Stock are owned by the Existing
                                                     Stockholders  and certain of their  affiliates.
                                                     After  consummation  of the Rule 415 Offerings,
                                                     the Existing  Stockholders and certain of their
                                                     affiliates  will  beneficially  own  shares  of
                                                     Common Stock having  approximately 98.2% of the
                                                     combined voting power of the outstanding shares
                                                     of Common Stock.



(1) Consists of a divisible and assignable option granted by the Company to NSI to purchase shares of Class A Common Stock contributed to the Company by the Existing Stockholders prior to the Rule 415 Offerings, which option will be divided among and assigned to distributors by NSI pursuant to the NSI Stock Option Plan.

(2) Consists of shares of Class A Common Stock issuable upon the exercise of the Distributor Options at an exercise price equal to 25% of the initial price per share to the public in the Underwritten Offerings.

(3) Includes shares of Class A Common Stock contributed to the Rule 415 Selling Stockholders prior to the Rule 415 Offerings by certain Existing Stockholders.

(4)  Reflects the conversion by the Existing Stockholders prior to the Rule
     415 Offerings of (a) 1,605,000 shares of Class B Common Stock into shares of Class A Common Stock for issuance upon the exercise of the Distributor Options; and (b) 1,250,000 shares of Class B Common Stock into shares of Class A Common Stock for issuance pursuant to employee stock bonus awards.

(5) All shares of Class B Common Stock are currently held by the Existing Stockholders and certain of their affiliates and each such share is convertible at any time into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock (i) upon a transfer to a person other than an Existing Stockholder or certain of the affiliates of the Existing Stockholders, and (ii) if the number of shares of Class B Common Stock becomes less than 10% of the aggregate number of shares of
     Common Stock outstanding. See "Description of Capital Stock--Common Stock--Conversion."

(6)  Includes: (a) 3,018,546 shares of Class A Common Stock issued and sold in the Rule 415 Offerings (assuming the exercise of all 1,605,000 Distributor Options and the vesting of all 163,546 stock bonus awards offered hereby by the Company to certain of its employees); (b) 10,465,000 shares of Class A Common Stock sold in the Underwritten Offerings by the Company and the Selling Stockholders; and (c) 8,011 shares of Class A Common Stock issued and sold by the Company pursuant to Regulation S under the 1933 Act.

(7) Does not include: (i) 3,836,454 shares of Class A Common Stock reserved for issuance pursuant to the 1996 Stock Incentive Plan; and (ii) 250,825 shares of Class A Common Stock subject to a stock option which was granted to an executive officer of the Company. See "Management--1996 Stock Incentive Plan," "Certain Relationships and Related Transactions--Agreements and Arrangements with Management."


Forward-Looking Statements

     Statements made herein under the captions "--Operating Strengths and Growth Strategy," "Risk Factors--Seasonality and Cyclicality; Variations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "--Seasonality and Cyclicality," "--Outlook," "Business--Operating Strengths," "--Growth Strategy," and "--Country Profiles" are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). In addition, when used in this Prospectus the words or phrases "will likely result," "expects," "intends," "will continue," "is anticipated," "estimates," "projects," "management believes," "the Company believes" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Reform Act. Forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance and financial results of the Company. The forward-looking statements and associated risks set forth herein relate to the:
(i) expansion of the Company's market share in its current markets; (ii) Company's entrance into new markets; (iii) development of new products and new product lines tailored to appeal to the particular needs of consumers in specific markets; (iv) stimulation of product sales by introducing new products;
(v) opening of new offices, walk-in distribution centers and distributor support centers in certain markets; (vi) promotion of distributor growth, retention and leadership through local initiatives; (vii) upgrading of the Company's technological resources to support distributors; (viii) obtaining of regulatory approvals for certain products, including LifePak; (ix) stimulation of product purchases by inactive distributors through direct mail campaigns; (x) retention of the Company's earnings for use in the operation and expansion of the Company's business; and (xi) development of brand awareness and loyalty. All forward-looking statements are subject to certain risks and uncertainties, including those discussed under the caption "Risk Factors" herein, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the important factors listed under the caption "Risk Factors" could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any views or statements expressed with respect to future periods. Important factors and risks that might cause such differences include, but are not limited to, factors related to the allocation and vesting of the Distributor Options, the decrease in the number of Distributor Options available, the effect of product returns, restrictions on the resale of the shares underlying the Distributor Options, regulatory and taxation risks, the Company's reliance upon independent distributors of NSI, the potential effects of adverse publicity, including adverse publicity regarding the Company and other direct selling companies in South Korea, the potential negative impact of distributor actions, currency risks, seasonal and cyclical trends, variations in operating results, government regulation of direct selling activities, government regulation of products and marketing, import restrictions, other regulatory issues, including regulatory action against the Company or its distributors in any of the Company's markets and particularly in South Korea, the Company's reliance on certain distributors, the potential divergence of interests between distributors and the Company, the Company's entering new markets, and the introduction of new products in the Company's existing markets, managing the Company's growth, the possible adverse effect on the Company of the change in the status of Hong Kong, the Company's relationship with and reliance on NSI, potential conflicts of interest between the Company and NSI, control of the Company by the Existing Stockholders, the anti-takeover effects of dual classes of common stock, the adverse impact of the Distributor Option program on the Company's income, the Company's reliance on and the concentration of outside manufacturers, the Company's reliance on the operations of and dividends and distributions from the Subsidiaries, taxation and transfer pricing, the potential increase in distributor compensation expense, product liability issues, market conditions, especially in South Korea, and competition, the Company's operations outside the U.S., the anti-takeover effects of certain charter, contractual and statutory provisions, the existence of shares eligible for future sale into the Company's market for the Class A Common Stock upon exercise of the Distributor Options, the vesting of the employee stock bonus awards and otherwise, dilution, the absence of dividends, potential adverse effects of the Company's price increases on sales and distributor growth, the introduction and acceptance in South Korea of LifePak, the Company's core IDN product, and other risks inherent in the importation, regulation and sale of products in the Company's markets. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. See "Risk Factors."

                                   -----------

     Nu Skin(R), Interior Design Nutritionals(TM), IDN(R), a logo consisting of an image of a gold fountain with the words "Nu Skin" below it, and a logo consisting of the stylized letters "IDN" in black and red are trademarks of NSI which are licensed to the Company. The italicized product names used in this Prospectus are product names and also, in certain cases, trademarks and are the property of NSI. All other tradenames and trademarks appearing in this
Prospectus are the property of their respective holders. See "Business--Relationship with NSI--Trademark/Tradename License Agreements," "--Licensing and Sales Agreements" and "--Korean Operating Agreements." The principal executive offices of the Company are located at 75 West Center Street, Provo, Utah 84601, and the Company's telephone number is (801) 345-6100.

     In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction, references to "yen" and "(Y)" are to Japanese yen, and references to "won" are to South Korean won.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following tables set forth summary consolidated, pro forma and other financial information of the Company.



                                                                                                              Six Months
                                      Year Ended September 30,             Year Ended December 31,           Ended June 30,
                                    1992       1993        1994       1994(1)      1995        1996        1996        1997
                                                           (in thousands, except per share data)
Income Statement Data:
Revenue........................    $42,919    $110,624    $254,637    $264,440    $358,609    $678,596    $287,711   $441,010
Cost of sales..................     14,080      38,842      86,872      82,241      96,615     193,158      80,963    126,199
                                   -------    --------    --------    --------    --------    --------    --------   --------
Gross profit...................     28,839      71,782     167,765     182,199     261,994     485,438     206,748    314,811
Operating expenses:
  Distributor incentives.......     14,659      40,267      95,737     101,372     135,722     249,613     107,090    169,132
  Selling, general and
    administrative.............     10,065      27,150      44,566      48,753      67,475     105,477      44,551     67,738
  Distributor stock expense....         --          --          --          --          --       1,990          --      8,954
                                   -------    --------    --------    --------    --------    --------    --------   --------
Operating income.........            4,115       4,365      27,462      32,074      58,797     128,358      55,107     68,987
Other income (expense), net....        160         133         443        (394)        511       2,833         617        527
                                   -------    --------    --------    --------    --------    --------    --------   --------
Income before provision for
  income taxes.................      4,275       4,498      27,905      31,680      59,308     131,191      55,724     69,514
Provision for income taxes.....      1,503         417      10,226      10,071      19,097      49,494      20,591     25,720
                                   -------    --------     -------    --------    --------    --------    --------   --------
Net income...............          $ 2,772    $  4,081    $ 17,679    $ 21,609    $ 40,211    $ 81,697    $ 35,133   $ 43,794
                                   =======    ========    ========    ========    ========    ========    ========   ========
Pro forma net income per share(2)........................................             $.50       $1.01        $.44       $.51
Pro forma weighted average common shares outstanding.....................           80,518      81,060      80,518     85,421



                                                                  Year Ended                   Six Months
                                                                 December 31,                Ended June 30,
                                                             1995           1996           1996           1997
                                                                   (in thousands, except per share data)

Pro Forma Income Statement Data:(3)(4)
Revenue.................................................      $358,609       $678,596       $287,711       $441,010
Cost of sales...........................................        96,615        193,158         80,963        126,199
                                                              --------       --------       --------       --------
Gross profit............................................       261,994        485,438        206,748        314,811
Operating expenses:
   Distributor incentives...............................       135,722        249,613        107,090        169,132
   Selling, general and administrative..................        74,433        111,802         47,973         67,738
                                                              --------       --------       --------       --------
Operating income........................................        51,839        124,023         51,685         77,941
Other income (expense), net(5)..........................       (2,298)          3,602            884            527
                                                              --------       --------       --------       --------
Income before provision for income taxes................        49,541        127,625         52,569         78,468
Provision for income taxes..............................        19,005         44,700         18,410         29,033
                                                              --------       --------       --------       --------
Net income..............................................     $  30,536      $  82,925      $  34,159      $  49,435
                                                              ========       ========       ========       ========

Net income per share(6).................................          $.36           $.97           $.40           $.58
Weighted average common shares outstanding..............        85,377         85,377         85,377         85,377



                                                                      As of
                                                                  June 30, 1997
                                                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents.......................................    $ 151,375
Working capital.................................................      107,975
Total assets....................................................      306,807
Short term note payable to NSI..................................       10,000
Stockholders' equity............................................      161,246



                                         As of September 30,               As of December 31,             As of June 30,
                                        1992      1993      1994         1994        1995       1996        1996        1997
Other Information:(7)
Number of active distributors......    33,000   106,000    152,000     170,000    236,000     377,000     384,000    416,000
Number of executive distributors...       649     2,788      5,835       6,083      7,550      20,483      12,446     22,520
-----------


(1) The information for the year ended December 31, 1994 is not included in the Company's Consolidated Financial Statements included elsewhere in this Prospectus. Such information has been presented for comparative purposes only.

(2) Reflects the weighted average number of common shares and common share equivalents outstanding during the periods presented assuming that the Company's Reorganization and the resultant issuance of 80,250,000 shares of Class B Common Stock occurred as of January 1, 1995. The weighted average number of common shares and common share equivalents include: (i) an option granted to an executive officer of the Company prior to the Reorganization to purchase 267,500 shares of Class A Common Stock; (ii) the sale of 4,750,000 shares of Class A Common Stock by the Company in connection with the Underwritten Offerings; (iii) the grant of awards for 109,000 shares of Class A Common Stock to certain employees of the Company during November and December 1996; and (iv) the grant of awards for 41,959 additional shares of Class A Common Stock to certain employees of the Company during January 1997.

(3)  As part of the Reorganization, several actions occurred which impacted the comparability of the historical financial results of the Company with the future results of the Company. Therefore, a pro forma presentation has been prepared to provide comparative data. The unaudited pro forma income statement data reflect the Reorganization as if such event had occurred as of January 1, 1995, and the following adjustments: (i) the amortization over a 20-year period of a $25.0 million payment, consisting of $5.0 million in cash and $20.0 million in notes, to NSI for the exclusive rights to distribute NSI products in Thailand, Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam (the "License Fee"); (ii) the recognition by the Company of additional charges of $4.4 million for the year ended December 31, 1995, $4.0 million for the year ended December 31, 1996 and $2.2 million for the six months ended June 30, 1996, relating to certain support services provided to the Company by NSI and an NSI affiliate and certain other charges related to operating as a public company; (iii) estimated annual compensation expense of $1.2 million related to the employee stock bonus awards granted to employees of the Company, NSI and its affiliates; and (iv) adjustments for U.S. Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception.

(4) The unaudited pro forma income statement data do not reflect the estimated non-cash compensation expense totaling $19.9 million in connection with the one-time grant of the Distributor Options at an exercise price of $5.75 per share. $2.0 million of such expense was recorded as actual distributor stock expense for the year ended December 31, 1996. An additional $9.0 million of such expense was recorded for the six months ended June 30, 1997. Neither of these expenses has been included in the pro forma presentation. The granting and vesting of the Distributor Options are conditioned upon distributor performance under the Global Compensation Plan and the NSI 1996 Distributor Stock Option Plan. The vesting of the Distributor Options is scheduled to occur on December 31, 1997. See "Certain Relationships and Related Transactions--Distributor Options," "Shares Eligible for Future Sale" and "Plan of Distribution."

(5) Pro forma other income and expense includes: (i) increased interest expense of $2.7 million for the year ended December 31, 1995 relating to the issuance of promissory notes (the "S Distribution Notes") of $86.5 million from the Subsidiaries' earned and undistributed S corporation earnings through the date of the termination of the Subsidiaries' S corporation status; (ii) increased interest expense of $0.9 million for the year ended December 31, 1995 and $0.1 million each for the year ended December 31, 1996 and the six months ended June 30, 1996 relating to the issuance of $20.0 million in notes as partial payment of the License Fee payable to NSI; and (iii) increased interest income of $0.8 million each for the years ended December 31, 1995 and December 31, 1996 and $0.4 million for the six months ended June 30, 1996 relating to a note receivable from NSI with an estimated principal balance of $13.1 million as consideration for the Distributor Options.

(6) Reflects, as if all shares had been issued as of January 1, 1995, the following: (i) 80,250,000 common shares outstanding and common share equivalents after giving effect to the Reorganization; (ii) the sale by the Company of 4,750,000 shares of Class A Common Stock in the Underwritten Offerings; (iii) the grant of awards for 109,000 shares of Class A Common Stock to certain employees of the Company; and (iv) an option granted to an executive officer of the Company to purchase 267,500 shares of Class A Common Stock. Supplemental income per share, calculated as if $25.0 million of the proceeds from the Underwritten Offerings were used to repay notes payable, had a dilutive effect of less than 2% and, therefore, is not presented.

(7) Active distributors are those distributors who are resident in the countries in which the Company operates and who have purchased products during the three months ended as of the date indicated, rounded to the nearest thousand. An executive distributor is an active distributor who has submitted a qualifying letter of intent to become an executive distributor, achieved specified personal and group sales volumes for a four month period and maintained such specified personal and group sales volumes thereafter.

                                  RISK FACTORS

     An investment in the Distributor Options or the Class A Common Stock involves special considerations and significant risks, including, but not limited to, those discussed or referred to below. Prospective investors should carefully consider the following risks and information in conjunction with the other information contained in this Prospectus before acquiring Distributor Options or shares of Class A Common Stock. The statements in this section and in this Prospectus that are not historical facts are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results and outcomes may differ materially from those discussed in this section. Factors that might cause such differences include, but are not limited to, the risks and important factors discussed below.

Risks Related to Allocation and Vesting of Distributor Options; Decrease in Number of Distributor Options Available; Effect of Product Returns

     Each allocation of Distributor Options made to an Eligible Distributor that is an entity (such as a partnership or corporation) shall be made by NSI solely to the entity, not to the owners of the entity individually. For an Eligible Distributor's Options to vest, such Eligible Distributor will generally be required to maintain his or her Qualifying Executive Pin Level during the Vesting Period. If an Eligible Distributor fails to maintain his or her Qualifying Executive Pin Level for any month during the Vesting Period, the number of Distributor Options vested in such Eligible Distributor will be recalculated at the end of the Vesting Period. If an Eligible Distributor falls below the Gold Executive Pin Level at any time during the Vesting Period, all Distributor Options held by such Eligible Distributor will be immediately forfeited. Forfeited or declined options will not vest but will revert to NSI. Distributor Options vested in an Eligible Distributor will become exercisable upon receipt of written notice from NSI of the number of Distributor Options vested in such Eligible Distributor which is currently estimated to be by January 31, 1998, and will remain exercisable for a four-year period following December 31, 1997, provided the Eligible Distributor maintains an Executive Pin Level of Gold or higher until the date of exercise. No Distributor Options will be exercisable after December 31, 2001. In certain jurisdictions, the exercise period may be shortened to comply with local regulations. See "Plan of Distribution--Distributor Options--Vesting" and "--Exercisability."

     There can be no assurance that the number of Eligible Distributors will remain constant during the Qualification Period. Given the fixed number of Distributor Options available, the number of Distributor Options allocable to an Eligible Distributor will decrease as the total number of Eligible Distributors increases and conversely will increase as the total number of Eligible Distributors decreases. NSI has historically experienced periods of significant fluctuations in its total number of executive distributors and may experience such fluctuations in the future. An increase in the total number of Eligible Distributors during the Qualification Period could result in a material reduction in the number of Distributor Options allocable to an individual Eligible Distributor. The number of Distributor Options allocable to an Eligible Distributor will also decrease as the number of Eligible Distributors at higher executive distributor levels increases as a proportion of all Eligible Distributors and conversely will increase as the number of Eligible Distributors at higher executive distributor levels decreases as a proportion of all Eligible Distributors. There can be no assurance that the proportion of Eligible Distributors at each executive distributor level will remain constant during the Qualification Period. In addition, the number of Distributor Options allocable to an Eligible Distributor will decrease as such Eligible Distributor's compensation or rate of compensation growth decreases as a proportion of total compensation or total compensation growth paid to all Eligible Distributors and conversely will increase as such Eligible Distributor's compensation increases as a proportion of total compensation or total compensation growth paid to all Eligible Distributors. There can be no assurance that an Eligible Distributor's compensation will remain constant as a percentage of total Eligible Distributor compensation during the Qualification Period. Further, there can be no assurance that an Eligible Distributor will be able to earn particular compensation amounts during the Qualification Period.

     Product returns during the Qualification or Vesting Periods will reduce commission levels and may affect distributor levels, consequently impacting the number of Distributor Options received by an individual distributor. In the event of product returns occurring after the Qualification or Vesting Periods which would have affected distributor levels or qualification for or vesting of Distributor Options had such product returns been made during the Qualification or Vesting Periods, NSI may recoup the value of the Distributor Options received by an individual distributor on the Vesting Date in excess of the value of Distributor Options which would have vested had such returns been made prior to the Vesting Date. There can be no assurance that product returns will not affect the number of Distribution Options or the value of Distribution Options received by a distributor. See "Plan of Distribution--Distributor Options."

     NSI has granted in the past, and may continue to grant in the future, exceptions under its Global Compensation Plan permitting various distributors to receive compensation at higher levels than they would have been entitled to receive based exclusively on their personal and group sales volumes. Although exceptions are discouraged, management believes that this arrangement is important in retaining the loyalty and dedication of distributors in certain situations. In keeping with this strategy, NSI intends to utilize a weighting factor in granting Distributor Options to these individuals based on the distributor level at which they receive commissions rather than on the level dictated by their technical status under the Global Compensation Plan. Such a policy may result in other distributors who have not received a similar preference receiving fewer options than they would have received were such exceptions not being made under the Global Compensation Plan. See "Plan of Distribution."

Restrictions on Resale of Shares Underlying Distributor Options

     By exercising any portion of their Distributor Options, each Eligible Distributor who is granted more than 3,000 Distributor Options will agree not to resell in any given six-month period more than 33% of the shares of Class A Common Stock issuable upon exercise of the Distributor Options vested in each Eligible Distributor. See "Plan of Distribution--Distributor Options."

Regulatory and Taxation Risks

     The availability of Distributor Options and employee stock bonus awards in each country in which NSI distributors and/or employees reside is entirely dependent upon and subject to NSI's ability to secure any necessary regulatory approvals, qualifications or exemptions in each such country. There can be no assurance that such approvals or qualifications will be secured or, once secured, will not be suspended. It is possible that NSI may not be able to secure the necessary regulatory approvals or qualifications in certain countries. The receipt of Distributor Options and employee stock bonus awards will also subject the recipient to potentially material income tax and capital gains tax implications. The Company and its affiliates anticipate that the Distributor Options, the shares of Class A Common Stock underlying the
Distributor Options and the employee stock bonus awards will be qualified in some form pursuant to the securities laws of each jurisdiction in which the Company and its affiliates operate. There can be no assurance, however, that NSI will be able to qualify the Distributor Options and the employee stock bonus awards in each jurisdiction or that, if qualified, the governmental authorities in such jurisdictions will not require material modifications to the terms of the programs as they are currently contemplated to be implemented. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the Distributor Option program. No assurances can be given as to the timing of any governmental approvals received in connection with the Distributor Options. In addition, there can be no assurance that the laws and relevant regulations and judicial and administrative interpretations in such jurisdictions will not change in a manner that has a material impact on the ability of NSI to adopt or maintain such programs in such jurisdictions. The NSI Stock Option Plan, as it is implemented or administered in any given country where distributors of NSI reside or act as independent distributors of NSI, may be amended or modified by NSI's board of directors from time to time to comply with the legal requirements and restrictions of such country. See "Rule 415 Selling Stockholders--Certain U.S. Tax Consequences to Recipients of Distributor Options and Employee Stock Bonus Awards" and "--Non U.S. Regulatory and Tax Consequences."

Reliance Upon Independent Distributors of NSI

     The Company distributes its products exclusively through independent distributors who have contracted directly with NSI to become distributors. Consequently, the Company does not contract directly with distributors but licenses its distribution system and distributor force from NSI. Distributor agreements with NSI are voluntarily terminable by distributors at any time. The Company's revenue is directly dependent upon the efforts of these independent distributors, and any growth in future sales volume will require an increase in the productivity of these distributors and/or growth in the total number of distributors. As is typical in the direct selling industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors to maintain or increase the overall distributor force and motivate new and existing distributors. The Company experiences seasonal decreases in distributor sponsoring and product sales in some of the countries in which the Company operates because of local holidays and customary vacation periods. The size of the distribution force can also be particularly impacted by general economic and business conditions and a number of intangible factors such as adverse publicity regarding the Company or NSI, or the public's perception of the Company's products, product ingredients, NSI's distributors or direct selling businesses in general. Historically, the Company has experienced periodic fluctuations in the level of distributor sponsorship (as measured by distributor applications). However, because of the number of factors that impact the sponsoring of new distributors, and the fact that the Company has little control over the level of sponsorship of new distributors, the Company cannot predict the timing or degree of those fluctuations. There can be no assurance that the number or productivity of the Company's distributors will be sustained at current levels or increased in the future. In addition, the number of distributors as a percent of the population in a given country or market could theoretically reach levels that become difficult to exceed due to the finite number of persons inclined to pursue a direct selling business opportunity. This is of particular concern in Taiwan, where industry sources have estimated that up to 10% of the population is already involved in some form of direct selling.

     Since distributor agreements are entered into between NSI and distributors, all of the distributors who generate revenue for the Company are distributors of NSI. See "--Relationship with and Reliance on NSI; Potential Conflicts of Interest." Because distributors are independent contractors of NSI, neither NSI nor the Company is in a position to provide the same level of direction, motivation and oversight as either would with respect to its own employees. The Company relies on NSI to enforce distributors policies and procedures. Although NSI has a compliance department responsible for the enforcement of the policies and procedures that govern distributor conduct, it can be difficult to enforce these policies and procedures because of the large number of distributors and their independent status, as well as the impact of regulations in certain countries that limit the ability of NSI and the Company to monitor and control the sales practices of distributors.

Potential Effects of Adverse Publicity

     The size of the distribution force and the results of the Company's operations can be particularly impacted by adverse publicity regarding the Company or NSI, or their competitors, including publicity regarding the legality of network marketing, the quality of the Company's products and product ingredients or those of its competitors, regulatory investigations of the Company or the Company's competitors and their products, distributor actions and the public's perception of NSI's distributors and direct selling businesses generally.

     In 1991 and 1992, NSI was the subject of investigations by various regulatory agencies of eight states. All of the investigations were concluded satisfactorily. However, the publicity associated with the investigations resulted in a material adverse impact on NSI's results of operations. The denial by the Malaysian government in 1995 of the Company's business permit applications due to distributor actions resulted in adverse publicity for the Company. In South Korea, a coalition of consumer groups recently announced a public boycott against the Company's largest international competitor in this market. These groups have claimed that this competitor has violated South Korean laws barring comparisons between products and has made unjustified environmental claims about its products. Various trade groups have also attacked this competitor's direct marketing methods. In addition, the South Korean government and certain consumer and trade organizations have expressed concerns which have attracted media attention regarding South Korean consumption of luxury and foreign products, in general. Although the Company has not been subject to similar attacks, the Company believes that the adverse publicity resulting from these claims and media campaigns has and may continue to adversely affect the direct selling industry and the Company's South Korean operations. See "--Seasonality and Cyclicality; Variations in Operating Results." There can be no assurance that the Company will not be subject to adverse publicity in the future as a result of regulatory investigations or actions, whether of the Company or its competitors, distributor actions, actions of competitors or other factors or that such adverse publicity will not have a material adverse effect on the Company's business or results of operations. See "--Government Regulation of Direct Selling Activities," "--Government Regulation of Products and Marketing," "--Other Regulatory Issues" and "--Entering New Markets."

Potential Negative Impact of Distributor Actions

     Distributor actions can negatively impact the Company and its products. From time to time, the Company receives inquiries from regulatory agencies precipitated by distributor actions. For example, in October 1995, the Company's business permit applications were denied by the Malaysian government as the result of activities by certain NSI distributors before required government approvals could be secured. NSI subsequently terminated the distributorship rights of some of the distributors involved and elected to withdraw from the Malaysian market for a period of time. The denial by the Malaysian government of the Company's business permit applications resulted in adverse publicity for the Company. See "--Other Regulatory Issues." Distributor activities in other countries in which the Company has not commenced operations may similarly result in an inability to secure, or delay in securing required regulatory and business permits. See "Business--New Market Opportunities." In addition, the publicity which can result from a variety of potential distributor activities such as inappropriate earnings claims, product representations or improper importation of Nu Skin products from other markets, can make the sponsoring and retaining of distributors more difficult, thereby negatively impacting sales. See "--Potential Effects of Adverse Publicity." Furthermore, the Company's business and results of operations could be adversely affected if NSI terminates a significant number of distributors or certain distributors who play a key role in the Company's distribution system. There can be no assurance that these or other distributor actions will not have a material adverse effect on the Company's business or results of operations.

Currency Risks

     The Company's foreign-derived sales and selling, general and administrative expenses are converted to U.S. dollars for reporting purposes. Consequently, the Company's reported earnings are significantly impacted by changes in currency exchange rates, generally increasing with a weakening dollar and decreasing with a strengthening dollar. In addition, the Company purchases inventory from NSI in U.S. dollars and assumes currency exchange rate risk with respect to such purchases. Local currency in Japan, Taiwan, Hong Kong, South Korea and Thailand is generally used to settle non-inventory transactions with NSI. Given the uncertainty of the extent of exchange rate fluctuations, the Company cannot estimate the effect of these fluctuations on its future business, product pricing, results of operations or financial condition. However, because nearly all of the Company's revenue is realized in local currencies and the majority of its cost of sales is denominated in U.S. dollars, the Company's gross profits will be positively affected by a weakening in the U.S. dollar and will be negatively affected by a strengthening in the U.S. dollar.

     The Company believes that a variety of complex factors impact the value of local currencies relative to the U.S. dollar including, without limitation, interest rates, monetary policies, political environments, and relative economic strengths. The Company believes that an increase in the short-term interest rate by the U.S. Federal Reserve Board in early 1997 contributed to the strengthening of the U.S. dollar against the yen in the first four months of 1997. In order to partially offset the anticipated effect of these currency fluctuations, the Company implemented a price increase on certain of its products of between 5% and 9% on average. There can be no assurance that these price increases will not adversely affect the Company's results of operations by decreasing consumer demand for the Company's products or that the Company will be able to effect additional price increases in the future to offset the impact of future currency fluctuations. There can be no assurance that future currency fluctuations will not result in similar concerns or adversely affect the performance of the price of the Class A Common Stock. Although the Company tries to reduce its exposure to fluctuations in foreign exchange rates by using hedging transactions, such transactions may not entirely offset the impact of currency fluctuations.
Accordingly, in the face of a strengthening of the U.S. dollar, the Company's earnings will be adversely affected. The Company does not use hedging transactions for trading or speculative purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Fluctuation and Exchange Rate Information."

Seasonality and Cyclicality; Variations in Operating Results

     While neither seasonal nor cyclical variations have materially affected the Company's results of operations to date, the Company believes that its rapid growth may have overshadowed these factors. Accordingly, there can be no assurance that seasonal or cyclical variations will not materially adversely affect the Company's results of operations in the future.

     The direct selling industry in Asia is impacted by certain seasonal trends such as major cultural events and vacation patterns. For example, sales are generally affected by local New Year celebrations in Japan, Taiwan, Hong Kong, South Korea and Thailand, which occur in the Company's first quarter. Management believes that direct selling in Japan is also generally negatively impacted during August, when many individuals traditionally take vacations.

     Generally, the Company has experienced rapid revenue growth in each new market from the commencement of operations. In Japan, Taiwan and Hong Kong, the initial rapid revenue growth was followed by a short period of stable or declining revenue followed by renewed growth fueled by new product introductions, an increase in the number of active distributors and increased distributor productivity. The Company believes that a similar pattern is currently occurring in its operations in South Korea, where the Company experienced a significant decline in its second quarter revenue from revenue in the first quarter of 1997 and anticipates an additional significant decline in the third quarter of 1997. The Company believes that the anticipated revenue decline is partially reflective of the typical business cycle experienced in new markets and partially the result of other factors specific to South Korea. These other factors include recent activities by the South Korean government and campaigns by a coalition of consumer protection and trade organizations against producers of luxury and foreign goods, in general, and certain network marketing companies, in particular, that have drawn negative media attention. Although the Company has not been the focus of these campaigns, management believes that they have negatively impacted the business environment generally. See "--Potential Effects of Adverse Publicity." An additional factor which the Company believes has contributed to revenue decline in South Korea is the focus of key distributors on other recently-opened markets, including Thailand.

     In addition, the Company may experience variations on a quarterly basis in its results of operations, as new products are introduced and new markets are opened. There can be no assurance that current revenue and productivity trends will be maintained in any of these markets or that future results of operations will follow historical performance. Furthermore, no assurances can be given that the Company's revenue growth rate in Thailand, which commenced operations in March 1997, or in new markets where operations have not commenced, will follow this pattern.

Government Regulation of Direct Selling Activities

     Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. In Japan, the Company's distribution system is regulated under the "Door-to-Door" Sales Law, which requires the submission of specific information concerning the Company's business and products and which provides certain cancellation and cooling-off rights for consumers and new distributors. Management has been advised by counsel that in some respects Japanese laws are becoming more restrictive with respect to direct selling in Japan. In Taiwan, the Fair Trade Law (and the Enforcement Rules and Supervisory Regulations of Multi-Level Sales) requires the Company to comply with registration procedures and also provides distributors with certain rights regarding cooling-off periods and product returns. The Company also complies with South Korea's strict Door-to-Door Sales Act, which requires, among other things, the regular reporting of revenue, the registration of distributors together with the issuance of a registration card, and the maintaining of a current distributor registry. This law also limits the amount of commissions that a registered multi-level marketing company can pay to its distributors to 35% of revenue in a given month. In Thailand, general fair trade laws impact direct selling and multi-level marketing activities.

     In April 1997, the South Korean Ministry of Trade, Industry and Energy ("MOTIE") commenced a review of the largest foreign and domestic-owned network marketing companies in South Korea, including Nu Skin Korea. The purposes of the review were stated to be to monitor how companies are operating and to audit current business practices. Although the MOTIE has not issued a report in connection with the industry or Nu Skin Korea, the Company does not believe that this review will adversely affect its ability to conduct business in South Korea.

     Based on research conducted in opening its existing markets (including assistance from local counsel), the nature and scope of inquiries from government regulatory authorities and the Company's history of operations in such markets to date, the Company believes that its method of distribution is in compliance in all material respects with the laws and regulations relating to direct selling activities of all of the countries in which the Company currently operates. Many countries, however, including Singapore, one of the Company's potential markets, currently have laws in place that would prohibit the Company and NSI from conducting business in such markets. There can be no assurance that the Company will be allowed to conduct business in each of the new markets or continue to conduct business in each of its existing markets licensed from NSI. See "--Entering New Markets."

Government Regulation of Products and Marketing; Import Restrictions

     The Company and NSI are subject to or affected by extensive governmental regulations not specifically addressed to network marketing. Such regulations govern, among other things, (i) product formulation, labeling, packaging and importation, (ii) product claims and advertising, whether made by the Company, NSI or NSI distributors, (iii) fair trade and distributor practices, (iv) taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties, and (v) regulations governing foreign companies generally.

     With the exception of a small percentage of revenues in Japan, virtually all of the Company's sales historically have been derived from products purchased from NSI. All of those products historically have been imported into the countries in which they were ultimately sold. The countries in which the Company currently conducts business impose various legal restrictions on imports. In Japan, the Japanese Ministry of Health and Welfare ("MOHW") requires the Company to possess an import business license and to register each personal care product imported into the country. Packaging and labeling requirements are also specified. The Company has had to reformulate many products to satisfy MOHW regulations. In Japan, nutritional foods, drugs and quasi-drugs are all strictly regulated. The chief concern involves the types of claims and representations that can be made regarding the efficacy of nutritional products. In Taiwan, all "medicated" cosmetic and pharmaceutical products require registration. In Hong Kong and Macau, "pharmaceutical" products are strictly regulated. In South Korea, the Company is subject to and has obtained the mandatory certificate of confirmation as a qualified importer of cosmetics under the Pharmaceutical
Affairs Law as well as additional product approvals for each of the 45 categories of cosmetic products which it imports. Each new cosmetic product undergoes a 60-day post-customs inspection during which, in addition to compliance with ingredient requirements, each product is inspected for compliance with South Korean labeling requirements. There can be no assurance that these or other applicable regulations will not prevent the Company from introducing new products into its markets or require the reformulation of existing products.

     In Thailand, personal care products are regulated by the Food and Drug Association and the Ministry of Public Health and all of the Nu Skin personal care products introduced in this market have qualified for simplified approval procedures under Thai law.

     The Company has not experienced any difficulty maintaining its import licenses but has experienced complications regarding health and safety and food and drug regulations for nutritional products. Many products require reformulation to comply with local requirements. In addition, new regulations could be adopted or any of the existing regulations could be changed at any time in a manner that could have a material adverse effect on the Company's business and results of operations. Duties on imports are a component of national trade and economic policy and could be changed in a manner that would be materially adverse to the Company's sales and its competitive position compared to locally-produced goods, in particular in countries such as Taiwan, where the Company's products are already subject to high customs duties. In addition, import restrictions in certain countries and jurisdictions limit the Company's ability to import products from NSI. In some jurisdictions, such as the PRC, regulators may prevent the importation of Nu Skin and IDN products altogether. Present or future health and safety or food and drug regulations could delay or prevent the introduction of new products into a given country or marketplace or suspend or prohibit the sale of existing products in such country or marketplace.

Other Regulatory Issues

     As a U.S. entity operating through subsidiaries in foreign jurisdictions, the Company is subject to foreign exchange control and transfer pricing laws that regulate the flow of funds between the Subsidiaries and the Company, as well as the flow of funds to NSI for product purchases, management services and contractual obligations such as payment of distributor commissions. The Company believes that it operates in compliance with all applicable customs, foreign exchange control and transfer pricing laws. However, there can be no assurance that the Company will continue to be found to be operating in compliance with foreign customs, exchange control and transfer pricing laws, or that such laws will not be modified, which, as a result, may require changes in the Company's operating procedures.

     As is the case with most network marketing companies, NSI and the Company have from time to time received inquiries from various government regulatory authorities regarding the nature of their business and other issues such as compliance with local business opportunity and securities laws. Although to date none of these inquiries has resulted in a finding materially adverse to the Company or NSI, adverse publicity resulting from inquiries into NSI operations by certain government agencies in the early 1990's, stemming in part out of inappropriate product and earnings claims by distributors, materially adversely affected NSI's business and results of operations. There can be no assurance that the Company or NSI will not face similar inquiries in the future which, either as a result of findings adverse to the Company or NSI or as a result of adverse publicity resulting from the instigation of such inquiries, could have a material adverse effect on the Company's business and results of operations. See "--Potential Effects of Adverse Publicity."

     The Subsidiaries are periodically subject to reviews and audits by various governmental agencies, particularly in new markets, where the Company has experienced high rates of growth. Recently, the South Korean Ministry of Trade, Industry and Energy commenced an examination of the largest foreign and domestic owned network marketing companies in South Korea, including Nu Skin Korea. The purposes of the examination were stated to be to monitor how companies are operating and to audit current business practices. In addition, Nu Skin Korea has been subject to an audit by the South Korean Customs Service. Management believes that this audit was precipitated largely as a result of Nu Skin Korea's rapid growth and its position as the largest importer of cosmetics and personal care products in South Korea as well as by recent South Korean trade imbalances. The Customs Service has reviewed a broad range of issues relating to the operations of Nu Skin Korea, with a focus on reviewing customs valuation issues and intercompany payments. Recently, the Customs Service has resolved certain issues related to its audit without imposing sanctions. The intercompany payment issue was referred to various other government agencies, which are currently reviewing this issue. The import valuation issues, which management considers to be routine in light of the Company's extensive import and export activities, were referred to the valuation division of the Customs Service. The Company continues to believe that its actions have been in compliance in all material respects with relevant regulations. Although the potential sanctions related to the investigations include warnings, fines, foreign exchange restrictions or potential criminal prosecution of managers, the Company believes that none of the sanctions would have a material adverse impact on operations. However, the investigations and any related sanctions could result in negative publicity that could have a material adverse impact on the Company and its operations. The Company is not aware of any negative publicity to date in South Korea regarding these developments. The Company intends to continue to vigorously contest these matters. See "--Potential Negative Impact of Distributor Actions." Management believes that other major importers of cosmetic products are also the focus of regulatory reviews by South Korean authorities.

     Businesses which are more than 50% owned by non-citizens are not permitted to operate in Thailand unless they have an Alien Business Permit, which is frequently difficult to obtain. The Company is currently operating under the Treaty of Amity and Economic Relations between Thailand and the United States (the "Treaty of Amity"). Under the Treaty of Amity, an Alien Business Permit is not required if a Thailand business is owned by an entity organized in the United States, a majority of whose owners are U.S. citizens or entities. From time to time, it has been reported that certain Thailand government officials have considered supporting the termination of the Treaty of Amity. There can be no assurance that, if the Treaty of Amity were terminated, the Company would be able to obtain an Alien Business Permit and continue operations in Thailand.

     Based  on the  Company's  and  NSI's  experience  and  research  (including assistance from counsel) and the nature and scope of inquiries from government regulatory authorities, the Company believes that it is in material compliance with all regulations applicable to the Company. Despite this belief, either the Company or NSI could be found not to be in material compliance with existing regulations as a result of, among other things, the considerable interpretative and enforcement discretion given to regulators or misconduct by independent distributors. In 1994, NSI and three of its distributors entered into a consent decree with the United States Federal Trade Commission (the "FTC") with respect to its investigation of certain product claims and distributor practices, pursuant to which NSI paid approximately $1 million to settle the FTC investigation. In August 1997, NSI reached a settlement with the FTC with respect to certain product claims and its compliance with the 1994 consent decree pursuant to which settlement NSI paid $1.5 million to FTC. NSI also recently voluntarily agreed to recall and rewrite virtually all of its sales and marketing materials to address FTC concerns. Even though neither the Company nor the Subsidiaries has encountered similar regulatory concerns, there can be no assurances that the Company and the Subsidiaries will not be subject to similar inquiries and regulatory investigations or disputes and the effects of any adverse publicity resulting therefrom. Any assertion or determination that either the Company, NSI or any NSI distributors are not in compliance with existing laws or regulations could potentially have a material adverse effect on the Company's business and results of operations. In addition, in any country or jurisdiction, the adoption of new laws or regulations or changes in the interpretation of existing laws or regulations could generate negative publicity and/or have a material adverse effect on the Company's business and results of operations. The Company cannot determine the effect, if any, that future governmental regulations or administrative orders may have on the Company's business and results of operations. Moreover, governmental regulations in countries where the Company plans to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to the Company or NSI, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on the Company's sales and earnings. See
"--Potential Effects of Adverse Publicity," "--Entering New Markets" and "Business--Government Regulation--Regulation of Products and Marketing."

Reliance on Certain Distributors; Potential Divergence of Interests between Distributors and the Company

     The Company's Global Compensation Plan allows distributors to sponsor new distributors. The sponsoring of new distributors creates multiple distributor levels in the network marketing structure. Sponsored distributors are referred to as "downline" distributors within the sponsoring distributor's "downline network." If downline distributors also sponsor new distributors, additional levels of downline distributors are created, with the new downline distributors also becoming part of the original sponsor's "downline network." As a result of this network marketing distribution system, distributors develop relationships with other distributors, both within their own countries and internationally. The Company believes that its revenue is generated from thousands of distributor networks. However, the Company estimates that, as of June 30, 1997, approximately 340 distributorships worldwide comprised NSI's two highest executive distributor levels (Hawaiian Blue Diamond and Blue Diamond distributors). These distributorships have developed extensive downline networks which consist of thousands of sub-networks. Together with such networks, these distributorships account for substantially all of the Company's revenue. Consequently, the loss of such a high-level distributor or another key distributor together with a group of leading distributors in such distributor's downline network, or the loss of a significant number of distributors for any reason, could adversely affect sales of the Company's products, impair the Company's ability to attract new distributors and adversely impact earnings.

     Under the Global  Compensation  Plan, a  distributor  receives  commissions based on products sold by the distributor and by participants in the distributor's worldwide downline network, regardless of the country in which such participants are located. The Company, on the other hand, receives revenues based almost exclusively on sales of products to distributors within the Company's markets. So, for example, if a distributor located in Japan sponsors a distributor in Europe, the Japanese distributor could receive commissions based on the sales made by the European distributor, but the Company would not receive any revenue since the products would have been sold outside of the Company's markets. The interests of the Company and distributors therefore diverge somewhat in that the Company's primary objective is to maximize the amount of products sold within the Company's markets, while the distributors' objective is to maximize the amount of products sold by the participants in the distributors' worldwide downline networks. The Company and NSI have observed that the commencement of operations in a new country tends to distract the attention of distributors from the established markets for a period of time while key distributors begin to build their downline networks within the new country. NSI is currently contemplating opening operations in additional countries outside of the Company's markets. To the extent distributors focus their energies on establishing downline networks in these new countries, and decrease their focus on building organizations within the Company's markets, the Company's business and results of operations could be adversely affected. Furthermore, the Company itself is currently contemplating opening new markets. In the event distributors focus on these new markets, sales in existing markets might be adversely affected. There can be no assurance that these new markets will develop or that any increase in sales in new markets will not be more than offset by a decrease in sales in the Company's existing markets.

Entering New Markets

     As part of its growth strategy, the Company has acquired from NSI the right to act as NSI's exclusive distribution vehicle in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam. The Company has undertaken a preliminary review of the laws and regulations to which its operations would be subject in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam. The Company has announced its intention to commence operations in the Philippines in 1998. Given existing regulatory environments and economic conditions, the Company's entrance into Singapore and Vietnam is not anticipated in the short to mid-term. The regulatory and political climate in the other countries for which the Company has the right to act as NSI's exclusive distributor is such that a replication of the Company's current operating structure cannot be guaranteed. Because the Company's personal care and nutritional product lines are positioned as premium product lines, the market potential for the Company's product lines in relatively less developed countries, such as the PRC and Vietnam, remains to be determined. Modifications to each product line may be needed to accommodate the market conditions in each country, while maintaining the integrity of the Company's products. No assurance can be given that the Company will be able to obtain necessary regulatory approvals to commence operations in these new markets, or that, once such approvals are obtained, the Company and NSI, upon which the Company is largely dependent for product development assistance, will be able to successfully reformulate Nu Skin personal care and IDN product lines in any of the Company's new markets to attract local consumers.

     Each of the proposed new markets will present additional unique difficulties and challenges. The PRC, for example, has proven to be a particularly difficult market for foreign corporations due to its extensive government regulation and the historical political tenets of the PRC government. In order to enter the market in the PRC, the Company may be required to enter into a joint venture enterprise with a Chinese entity and to establish a local manufacturing presence, which will entail a significant investment on the
Company's part. The Company believes that the PRC national regulatory agency responsible for direct selling periodically reviews the regulation of multi-level marketing. These reviews may lead to changes in applicable regulations. Therefore, it is not known when or whether the Company will be able to implement business models consistent with those used by the Company in other markets. The Company will likely have to apply for licenses on a province by province basis, and the repatriation of the Company's profits will be subject to restrictions on currency conversion and the fluctuations of the government controlled exchange rate. The extensive fragmentation of distribution systems in the PRC may also force the Company to significantly change its business models. The lack of a comprehensive legal system and the uncertainties of enforcement of existing legislation and laws could also have an adverse effect on the Company's proposed business in the PRC.

     The other potential new markets also present significant regulatory, political and economic obstacles to the Company. In Singapore, for example, network marketing is currently illegal and is not permitted under any circumstances. Although the Company believes that this restriction will eventually be relaxed or repealed, no assurance can be given that such regulation will not remain in place and that the Company will not be permanently prevented from initiating sales in Singapore. In addition, Malaysia has governmental guidelines that have the effect of limiting foreign ownership of direct selling companies operating in Malaysia to no more than 30%. There can be no assurance that the Company will be able to properly structure Malaysian operations to comply with this policy. In October of 1995, the Company's business permit applications were denied by the Malaysian government as a result of activities by certain NSI distributors. Therefore, the Company believes that although significant opportunities exist to expand its operations into new markets, there can be no assurance that these or other difficulties will not prevent the Company from realizing the benefits of this opportunity.

Managing Growth

     The Company has experienced rapid growth since operations in Hong Kong commenced in 1991. The management challenges imposed by this growth include entry into new markets, growth in the number of employees and distributors, expansion of facilities necessary to accommodate growth and additions and modifications to the Company's product lines. To manage these changes effectively, the Company may be required to hire additional management and operations personnel and to improve its operational, financial and management systems. For example, the dramatic growth in South Korea has led to operational strains. While the Company is currently implementing numerous programs to address these issues, there can be no assurance that the rapid growth in South Korea will not result in further operational strains or that the Company's other markets will not experience similar problems in the future that could adversely affect the Company's business and results of operations.

Possible Adverse Effect on the Company of the Change in the Status of Hong Kong

     The Company has offices and a portion of its operations in Hong Kong. Effective July 1, 1997, the exercise of sovereignty over Hong Kong was transferred from the Government of the United Kingdom of Great Britain and Northern Ireland (the "United Kingdom"), to the government of the PRC pursuant to the Sino-British Joint Declaration on the Question of Hong Kong (the "Joint Declaration"), and Hong Kong became a Special Administrative Region (SAR) of the PRC. The Joint Declaration provides that Hong Kong will be directly under the authority of the government of the PRC but Hong Kong will enjoy a high degree of autonomy except in foreign and defense affairs, and that Hong Kong will be vested with executive, legislative and independent judicial power. The Joint Declaration also provides that the current social and economic systems in Hong Kong will remain unchanged for 50 years after June 30, 1997 and that Hong Kong will retain the status of an international financial center. Although sales in Hong Kong accounted for less than 5% of the Company's revenues for the year ended December 31, 1996, Hong Kong serves as the location for the Company's regional offices and an important base of operations for many of the Company's most successful distributors whose downline distributor networks extend into other Asian markets. Any adverse effect on the social, political or economic systems in Hong Kong resulting from this transfer could have a material adverse effect on the Company's business and results of operations. Although the Company does not anticipate any material adverse change in the business environment in Hong Kong resulting from the 1997 transfer of sovereignty, the Company has formulated contingency plans to transfer the Company's regional office to another jurisdiction in the event that the Hong Kong business environment is so affected.

Relationship with and Reliance on NSI; Potential Conflicts of Interest

     NSI has ownership and control of the NSI trademarks, tradenames, the Global Compensation Plan, distributor lists and related intellectual property and know-how (collectively, the "Licensed Property"), and licenses to the Company rights to use the Licensed Property in certain markets. NSI and its affiliates currently operate in 15 countries, excluding the countries in which the Company currently operates, and will continue to market and sell Nu Skin personal care and IDN nutritional products in these countries, as well as in additional countries outside of the Company's markets, through the network marketing channel. Thus the Company cannot use the NSI trademarks to expand into other markets for which the Company does not currently have a license without first obtaining additional licenses or other rights from NSI. There can be no assurance that NSI will make any additional markets available to the Company or that the terms of any new licenses from NSI will be acceptable to the Company.

     NSI has licensed to the Company, through the Subsidiaries, rights to distribute Nu Skin and IDN products and to use the Licensed Property in the Company's markets, and Nu Skin International Management Group, Inc. ("NSIMG"), an affiliate of NSI, will provide management support services to the Company and the Subsidiaries, pursuant to distribution, trademark/tradename license, licensing and sales, and management services agreements (the "Operating Agreements"). The Company relies on NSI for research, development, testing, labeling and regulatory compliance for products sold to the Company under the distribution agreements, and virtually all of the Company's revenues are derived from products and sales aids purchased from NSI pursuant to these agreements. NSIMG provides the Company with a variety of management and consulting services, including, but not limited to, management, legal, financial, marketing and distributor support/training, public relations, international expansion, human resources, strategic planning, product development and operations administration services. Each of the Operating Agreements (other than the distribution, trademark/tradename license and licensing and sales agreements for Nu Skin Korea, which have shorter terms), is for a term ending December 31, 2016, and is subject to renegotiation after December 31, 2001, in the event that the Selling Stockholders and their affiliates, on a combined basis, no longer beneficially own a majority of the combined voting power of the outstanding shares of Common Stock of the Company or of the common stock of NSI. The Company is almost completely dependent on the Operating Agreements to conduct its business, and in the event NSI is unable or unwilling to perform its obligations under the Operating Agreements, or terminates the Operating Agreements as provided therein, the Company's business and results of operations will be adversely affected. See "Business--Relationship with NSI."

     After consummation of the Rule 415 Offerings, approximately 98.2% of the combined voting power of the outstanding shares of Common Stock will be held by the Existing Stockholders and certain of their affiliates. Consequently, the Existing Stockholders and certain of their affiliates will have the ability, acting in concert, to elect all directors of the Company and approve any action requiring approval by a majority of the stockholders of the Company. Certain of the Existing Stockholders also own 100% of the outstanding shares of NSI. As a result of this ownership, the Existing Stockholders who are also shareholders of NSI will consider the short-term and the long-term impact of all stockholder decisions on the consolidated financial results of NSI and the Company. See "--Control by Existing Stockholders; Anti-Takeover Effects of Dual Classes of Common Stock."

     The Operating Agreements were approved by the Board of Directors of the Company, which was, except with respect to the approval of the Operating Agreements with Nu Skin Thailand, composed entirely of individuals who were also officers and shareholders of NSI at the time of approval. The Operating Agreements with Nu Skin Thailand were approved by a majority of the disinterested directors of the Company. In addition, some of the executive officers of the Company are also executive officers of NSI. It is expected that a number of the Company's executive officers will continue to spend a portion of their time on the affairs of NSI, for which they will continue to receive compensation from NSI.

     Concurrently with the Underwritten Offerings, the Company purchased from NSI for $25.0 million the exclusive rights to distribute Nu Skin personal care and IDN products in Thailand, Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam. The Company has paid $15.0 million of this amount, and the remaining $10.0 million of this amount is due in January 1998.

     In view of the substantial relationships between the Company and NSI, conflicts of interest may exist or arise with respect to existing and future business dealings, including, without limitation, the relative commitment of time and energy by the executive officers to the respective businesses of the Company and NSI, potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. There can be no assurance that any conflicts of interest will be resolved in favor of the Company. Under Delaware and Utah law, a person who is a director of both the Company and NSI owes fiduciary duties to both corporations and their respective shareholders. As a result, persons who are directors of both the Company and NSI are required to exercise their fiduciary duties in light of what they believe to be best for each of the companies and its shareholders. See "Certain Relationships and Related Transactions."

Control by Existing Stockholders; Anti-Takeover Effect of Dual Classes of Common Stock

     Because of the relationship between the Company and NSI, management elected to structure the capitalization of the Company in such a manner as to minimize the possibility of a change in control of the Company without the consent of the Existing Stockholders. Consequently, the shares of Class B Common Stock enjoy ten to one voting privileges over the shares of Class A Common Stock until the outstanding shares of Class B Common Stock constitute less than 10% of the total outstanding shares of Common Stock. After consummation of the Rule 415 Offerings, the Existing Stockholders and certain of their affiliates will collectively own 100% of the outstanding shares of the Class B Common Stock, representing approximately 98.2% of the combined voting power of the outstanding shares of Common Stock. Accordingly, the Existing Stockholders and certain of their affiliates, acting fully or partially in concert, will have the ability to control the election of the Board of Directors of the Company and thus the direction and future operations of the Company without the supporting vote of any other stockholder of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of Class A Common Stock and other securities. NSI is a privately-held company, all of the shares of which are owned by certain of the Existing Stockholders. As long as the shareholders of NSI are majority stockholders of the Company, assuming they act in concert, third parties will not be able to obtain control of the Company through purchases of shares of Class A Common Stock. See "Description of Capital Stock."

Adverse Impact on Company Income Due to Distributor Option Program

     Prior to the Underwritten Offerings, the Existing Stockholders converted 1,605,000 shares of Class B Common Stock to Class A Common Stock and contributed such shares of Class A Common Stock to the Company. The Company granted to NSI options to purchase such shares of Class A Common Stock (the "Distributor Options"), and NSI offered these options to qualifying distributors of NSI. The Exercise Price for each Distributor Option is $5.75, which is 25% of the initial price per share to the public of the Class A Common Stock in the Underwritten Offerings. The vesting of the Distributor Options is subject to certain conditions, and the Distributor Options have been registered along with the shares of Class A Common Stock underlying such Distributor Options pursuant to Rule 415 under the 1933 Act. See "Business--Distributor Option Program" and "Plan of Distribution".

     The Company estimates a total pre-tax non-cash compensation expense of $19.9 million in connection with the grant of the Distributor Options. This non-cash compensation expense will result in a corresponding impact on net income and net income per share, which may also result in a corresponding impact on the market price of the Class A Common Stock. See "Shares Eligible for Future Sale."

Reliance on and Concentration of Outside Manufacturers

     Virtually all the Company's products are sourced through NSI and are produced by manufacturers unaffiliated with NSI. The Company currently has little or no direct contact with these manufacturers. The Company's profit margins and its ability to deliver its existing products on a timely basis are dependent upon the ability of NSI's outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, the Company's ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufacturers.

     The Company currently acquires products or ingredients from sole suppliers or suppliers that are considered by the Company to be the superior suppliers of such ingredients. The Company believes that, in the event it is unable to source any products or ingredients from its current suppliers, the Company could produce such products or replace such products or substitute ingredients without great difficulty or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of such a supplier would not have a material adverse effect on the Company's business and results of operations.

     With respect to sales to the Company, NSI currently relies on two unaffiliated manufacturers to produce approximately 70% and 80% of its personal care and nutritional products, respectively. NSI has a written agreement with the primary supplier of the Company's personal care products that expires at the end of 1997. An extension to such contract is currently being negotiated. NSI does not currently have a written contract with the primary supplier of the Company's nutritional products. The Company believes that in the event that NSI's relationship with any of its key manufacturers is terminated, NSI will be able to find suitable replacement manufacturers. However, there can be no assurance that the loss of either manufacturer would not have a material adverse effect on the Company's business and results of operations.

Reliance on Operations of and Dividends and Distributions from Subsidiaries

     The Company is a holding company without operations of its own or significant assets other than ownership of 100% of the capital stock of each of the Subsidiaries. Accordingly, an important source of the Company's income will be dividends and other distributions from the Subsidiaries. Each of the Subsidiaries has its operations in a country other than the United States, the country in which the Company is organized. In addition, each of the Subsidiaries receives its revenues in the local currency of the country or jurisdiction in which it is situated. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and regulations, and foreign currency exchange regulations of the country or jurisdictions in which the Subsidiaries operate. The Subsidiaries' ability to pay dividends or make other distributions to the Company is also subject to their having sufficient funds from their operations legally available for the payment of such dividends or distributions that are not needed to fund their operations, obligations or other business plans. Because the Company will be a stockholder of each of the Subsidiaries, the Company's claims as such will generally rank junior to all other creditors of and claims against the Subsidiaries. In the event of a Subsidiary's liquidation, there may not be assets sufficient for the Company to recoup its investment in such Subsidiary.

Taxation Risks and Transfer Pricing

     The Company is subject to taxation in the United States, where it is incorporated, at a statutory corporate federal tax rate of 35.0% plus any applicable state income taxes. In addition, each Subsidiary is subject to taxation in the country in which it operates, currently ranging from a statutory tax rate of 57.9% in Japan to 16.5% in Hong Kong. The Company is eligible to receive foreign tax credits in the U.S. for the amount of foreign taxes actually paid in a given period. In the event that the Company's operations in high tax jurisdictions such as Japan grow disproportionately to the rest of the Company's operations, the Company will be unable to fully utilize its foreign tax credits in the U.S., which could, accordingly, result in the Company paying a higher overall effective tax rate on its worldwide operations.

     Because the Subsidiaries operate outside of the United States, the Company is subject to the jurisdiction of numerous foreign tax authorities. In addition to closely monitoring the Subsidiaries' locally based income, these tax authorities regulate and restrict various corporate transactions, including intercompany transfers. The Company believes that the tax authorities in Japan and South Korea are particularly active in challenging the tax structures of foreign corporations and their intercompany transfers. The Company is currently undergoing audits in South Korea. See "--Government Regulation of Products and Marketing; Import Restrictions" and "--Other Regulatory Issues." Although the Company believes that its tax and transfer pricing structures are in compliance in all material respects with the laws of every jurisdiction in which it operates, no assurance can be given that these structures will not be challenged by foreign tax authorities or that such challenges or any required changes in such structures will not have a material adverse effect on the Company's business or results of operations.

Increase in Distributor Compensation Expense

     Under the Licensing and Sales Agreements (the "Licensing and Sales Agreements") between each of the Subsidiaries and NSI, the Company, through its Subsidiaries, is contractually obligated to pay a distributor commission expense of 42% of commissionable product sales (with the exception of South Korea where, due to government regulations, the Company uses a formula based upon a maximum payout of 35% of commissionable product sales). The Licensing and Sales Agreements provide that the Company is to satisfy this obligation by paying commissions owed to local distributors. In the event that these commissions exceed 42% of commissionable product sales, the Company is entitled to receive the difference from NSI. In the event that the commissions paid are lower than 42%, the Company must pay the difference to NSI. Under this formulation, the Company's total commission expense is fixed at 42% of commissionable product sales in each country (except for South Korea). The 42% figure has been set on the basis of NSI's experience over the past eight years during which period actual commissions paid in a given year together with the cost of administering the Global Compensation Plan have ranged between 41% and 43% of commissionable product sales for such year (averaging approximately 42%). In the event that actual commissions payable to distributors from sales in the Company's markets vary from these historical results, whether as a result of changes in distributor behavior or changes to the Global Compensation Plan or in the event that NSI's cost of administering the Global Compensation Plan increases or decreases, the Licensing and Sales Agreements provide that the intercompany settlement figure may be modified to more accurately reflect actual results. This could result in the Company becoming obligated to make greater settlement payments to NSI under the Licensing and Sales Agreements. Such additional payments could adversely affect the Company's results of operations. Because the Company licenses the right to use the Global Compensation Plan from NSI, the structure of the plan, including commission rates, is under the control of NSI.


Product Liability

     The Company may be subject, under applicable laws and regulations, to liability for loss or injury caused by its products. The Company's Subsidiaries are currently covered for product liability claims to the extent of and under insurance programs maintained by NSI for their benefit and for the benefit of its affiliates purchasing NSI products. Accordingly, NSI maintains a policy covering product liability claims for itself and its affiliates with a $1 million per claim and $1 million annual aggregate limit and an umbrella policy with a $40 million per claim and $40 million annual aggregate limit. Although the Company has not been the subject of material product liability claims and the laws and regulations providing for such liability in the Company's markets appear to have been seldom utilized, no assurance can be given that the Company may not be exposed to future product liability claims, and, if any such claims are successful, there can be no assurance that the Company will be adequately covered by insurance or have sufficient resources to pay such claims. The Company does not currently maintain its own product liability policy.

Competition

     The markets for personal care and nutritional products are large and intensely competitive. The Company competes directly with companies that manufacture and market personal care and nutritional products in each of the Company's product lines. The Company competes with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of the Company's products and the convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings in each product category are also relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that the Company's business and results of operations will not be affected materially by market conditions and competition in the future.

     The Company also competes with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The leading network marketing company in the Company's markets is Amway Corporation and its affiliates. The Company competes for new distributors on the basis of the Global Compensation Plan and its premium quality products. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. The Company has been advised that certain large, well-financed corporations are planning to launch direct selling enterprises which will compete with the Company in certain of its product lines. There can be no assurance that the Company will be able to successfully meet the challenges posed by this increased competition.

     The Company competes for the time, attention and commitment of its independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for the Company's products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although management believes that the Company offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit the Company's existing distributors or deplete the pool of potential distributors in a given market.

Operations Outside the United States

     The Company's revenues and most of its expenses are recognized primarily outside of the United States. Therefore, the Company is subject to transfer pricing regulations and foreign exchange control, taxation, customs and other laws. The Company's operations may be materially and adversely affected by economic, political and social conditions in the countries in which it operates. A change in policies by any government in the Company's markets could adversely affect the Company and its operations through, among other things, changes in laws, rules or regulations, or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, currency repatriation or imports, or the expropriation of private enterprises. Although the general trend in these countries has been toward more open markets and trade policies and the fostering of private business and economic activity, no assurance can be given that the governments in these countries will continue to pursue such policies or that such policies will not be significantly altered in future periods. This could be especially true in the event of a change in leadership, social or political disruption or upheaval, or unforeseen circumstances affecting economic, political or social conditions or policies. The Company is aware of news releases in South Korea in 1996, for example, reporting comments by political figures proposing restrictions on foreign direct sellers designed to protect the market share of local companies. There can be no assurance that such activities, or other similar activities in the Company's markets, will not result in passage of legislation or the enactment of policies which could materially adversely affect the Company's operations in these markets. In addition, the Company's ability to expand its operations into the new markets for which it has received an exclusive license to distribute NSI products will directly depend on its ability to secure the requisite government approvals and comply with the local government regulations in each of those countries. The Company has in the past experienced difficulties in obtaining such approvals as a result of certain actions taken by its distributors, and no assurance can be given that these or similar problems will not prevent the Company from commencing operations in those countries. See "--Entering New Markets."


Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions

     The Board of Directors is authorized, subject to certain limitations, to issue without further consent of the stockholders up to 25,000,000 shares of preferred stock with rights, preferences and privileges designated by the Board of Directors. See "Description of Capital Stock--Preferred Stock." In addition, the Company's Certificate of Incorporation requires the approval of 66 2/3% of the outstanding voting power of the Class A Common Stock and the Class B Common Stock to authorize or approve certain change of control transactions. See "Description of Capital Stock--Common Stock--Voting Rights" and "--Mergers and Other Business Combinations." The Company's Certificate of Incorporation and Bylaws also contain certain provisions that limit the ability to call special meetings of stockholders and the ability of stockholders to bring business before or to nominate directors at a meeting of stockholders. See "Description of Capital Stock--Other Charter and Bylaw Provisions." Pursuant to the 1996 Stock Incentive Plan, in the event of certain change of control transactions the Board of Directors has the right, under certain circumstances, to accelerate the vesting of options and the expiration of any restriction periods on stock awards. See "Management--1996 Stock Incentive Plan." Finally, the Operating Agreements with NSI and NSIMG are subject to renegotiation after December 31, 2001 upon a change of control of the Company. Any of these actions, provisions or requirements could have the effect of delaying, deferring or preventing a change of control of the Company. See "Business--Relationship with NSI--General Provisions."

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger of more than 10% of the corporations' assets) with an "interested stockholder" (a stockholder who, together with affiliates and associates, within the prior three years did own 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder," unless the "business combination" or "interested stockholder" is approved in a prescribed manner. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

Shares Eligible for Future Sale

     Sales of a substantial number of shares of Class A Common Stock in the public market following the Rule 415 Offerings could adversely affect the market price for the Class A Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

Dilution

     The Exercise Price of the Distributor Options is $5.75. At this price, investors exercising Distributor Options to purchase shares of Class A Common Stock in the Rule 415 Offerings will incur immediate dilution of $4.03 per share. See "Dilution."

Absence of Dividends

     The Company does not anticipate that any dividends will be declared on its Common Stock in the immediate future. The Company intends from time to time to re-evaluate this policy based on its net income and its alternative uses for retained earnings, if any. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company and subject to certain limitations under the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of the Company. There can be no assurance regarding the timing or payment of any future dividends by the Company. It is anticipated that any dividends, if declared, will be paid in U.S. dollars. The Company, as a holding company, will be dependent on the earnings and cash flow of, and dividends and distributions from, the Subsidiaries to pay any cash dividends or distributions on the Class A Common Stock that may be authorized by the Board of Directors of the Company. See "--Reliance on Operations of and Dividends and Distributions from Subsidiaries" and "Dividend Policy."


                                 USE OF PROCEEDS

     The net proceeds from the issuance of shares of Class A Common Stock by the Company in connection with the exercise of the Distributor Options are estimated to be approximately $9.2 million (assuming the exercise of all 1,605,000 Distributor Options). The Company will not receive any proceeds from the distribution of shares of Class A Common Stock by the Company and the Rule 415 Selling Stockholders in connection with the employee stock bonus awards. The Rule 415 Selling Stockholders will pay all expenses in connection with the Rule 415 Offerings.

     The Company anticipates that the net proceeds of the Rule 415 Offerings will be used for general corporate purposes, which may include additional capital expansion projects. Pending such use, the Company intends to invest the proceeds from the Rule 415 Offerings in short-term, interest bearing, investment grade instruments.

                                 DIVIDEND POLICY

     The Company does not anticipate that any dividends will be declared on its Common Stock in the immediate future. The Company intends from time to time to re-evaluate this policy based on its net income and its alternative uses for retained earnings, if any. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company and subject to certain limitations under the General Corporation Law of the State of Delaware (the "DGCL"). The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of the Company. It is anticipated that any dividends, if declared, will be paid in U.S. dollars. The Company, as a holding company, will be dependent on the earnings and cash flow of, and dividends and distributions from, the Subsidiaries to pay any cash dividends or distributions on the Class A Common Stock that may be authorized by the Board of Directors of the Company. See "Certain United States Tax Consequences to Non-United States Holders." Holders of Class A Common Stock and holders of Class B Common Stock will share equally in any dividends declared by the Board of Directors. See "Risk Factors--Absence of Dividends" and "--Reliance on Operations of and Dividends and Distributions from Subsidiaries" and "Description of Capital Stock--Common Stock--Dividends" and "--Preferred Stock."

                       PRICE RANGE OF CLASS A COMMON STOCK

     The Company's Class A Common Stock trades on the NYSE under the symbol "NUS" and was listed for the first time on November 21, 1996. Prior to that date, there was no public market for the Company's Class A Common Stock. The following table is based upon information available to the Company and sets forth the range of the high and low closing sales prices for the Company's Class A Common Stock.

                                                                  Sales Price
                                                                High       Low

1996
Fourth Quarter (from November 21, 1996).....................   $30.88     $26.50
1997
First Quarter...............................................   $30.88     $24.13
Second Quarter..............................................   $28.13     $24.00
Third Quarter (through July 15, 1997).......................   $27.06     $23.81

     The approximate number of holders of record of the Company's Class A Common Stock as of July 15, 1997 was 486. This number does not represent the actual number of beneficial owners of shares of the Company's Class A Common Stock because shares are frequently held in "street name" by securities dealers and others for the benefit of individual owners who have the right to vote their shares. The last reported sale price of the Class A Common Stock on the New York Stock Exchange on August 28, 1997, was $23.75.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, the short-term debt and capitalization of the Company as of June 30, 1997, and as adjusted to reflect the issuance and sale by the Company of shares of Class A Common Stock in the Rule 415 Offerings and the application of the net proceeds therefrom. The information below should be read in conjunction with the
Consolidated   Financial   Statements   and  the  related   notes   thereto  and
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial statements included elsewhere in this Prospectus.


                                                                    As of June 30, 1997
                                                                                   As
                                                                  Actual(1)    Adjusted(2)
                                                                   (in thousands, except
                                                                       share amounts)

Cash and cash equivalents(3)....................................   $151,375     $160,604
                                                                 ============ ============

Short-term notes payable to related parties(3)..................   $ 10,000     $ 10,000
                                                                 ============ ============

Stockholders' equity:
   Preferred Stock, par value $.001 per share,
      25,000,000 shares authorized, no shares
      issued and outstanding...................................    $     --     $    --
   Class A Common Stock, par value $.001 per share,
      500,000,000 shares authorized, 11,723,011 and
      13,491,557 shares issued and outstanding actual
      and as adjusted, respectively............................          12           13
   Class B Common Stock, par value $.001 per share,
      100,000,000 shares authorized, 71,696,675 shares
      issued and outstanding actual and as adjusted............          72           72
   Additional paid-in capital..................................     137,876      147,103
   Cumulative foreign currency translation adjustment..........      (5,857)      (5,857)
   Retained earnings...........................................      55,287       55,287
   Deferred compensation.......................................     (13,005)     (13,005)
   Note receivable from NSI....................................     (13,139)     (13,139)
                                                                 ------------ ------------
      Total stockholders' equity...............................     161,246      170,474
                                                                 ------------ ------------
      Total capitalization.....................................    $161,246     $170,474
                                                                 ============ ============


-----------

(1) Does not include 3,836,454 shares of Class A Common Stock reserved for issuance pursuant to the 1996 Stock Incentive Plan and 250,825 shares of Class A Common Stock subject to a stock option which was granted to an executive officer of the Company. See "Management--1996 Stock Incentive Plan" and "Certain Relationships and Related Transactions--Agreements and Arrangements with Management."

(2) Assumes the exercise of all 1,605,000 Distributor Options at the Exercise Price of $5.75 and the vesting of all 163,546 stock bonus awards offered hereby by the Company to certain of its employees. The Rule 415 Selling Stockholders will pay all expenses in connection with the Rule 415 Offerings. However, does not reflect the repayment to the Company by NSI of the $13.1 million 10-year note for the purchase of an option to purchase
     1.6 million shares of Class A Common Stock. It is anticipated that the note will be repaid as distributors begin to exercise their options beginning in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) The $10.0 million note payable to NSI related to the License Fee is due January 15, 1998.


                                    DILUTION

     The net tangible book value of the Company at June 30, 1997 was approximately $137.0 million, or $1.64 per share of Common Stock. After giving effect to the issuance of the 1,768,546 shares of Class A Common Stock offered hereby by the Company (assuming the exercise of all 1,605,000 Distributor Options and the vesting of all 163,546 stock bonus awards offered by the Company to certain of its employees), and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the pro forma net tangible book value of the Company as adjusted at June 30, 1997 would have been approximately $146.3 million, or $1.72 per share. See "Use of Proceeds." This represents an immediate dilution of $4.03 per share to individuals exercising the Distributor Options at the Exercise Price of $5.75. See "Risk Factors--Dilution." The following table illustrates the per share dilution:

Exercise Price of the Distributor Options........................          $5.75
  Net tangible book value per share at June 30, 1997.............  $1.64
  Increase in net tangible book value per share attributable to
    the Rule 415 Offerings.......................................    .08
                                                                   -----
Net tangible book value, as adjusted, per share after the
  Rule 415 Offerings.............................................           1.72
                                                                            ----
Dilution per share to individuals exercising Distributor Options
  in the Rule 415 Offerings......................................          $4.03
                                                                            ====

     The following table summarizes on a pro forma basis as of June 30, 1997 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Existing Stockholders and by the recipients of the employee stock bonus awards in the Rule 415 Offerings and individuals exercising Distributor Options in the Rule 415 Offerings.



                                       Shares Purchased         Total Consideration      Average
                                                                                          Price
                                      Number       Percent      Amount       Percent    Per Share

Existing Stockholders(1)......      71,696,675(2)    96%      $       --(3)     --%      $ --
Recipients of the employee
  stock bonus awards(4).......       1,413,546        2       $       --        --         --
Individuals exercising the
  Distributor Options(5)......       1,605,000        2        9,228,750       100        5.75
                                    ----------      ---       ----------       ---

         Total................      74,715,221      100%      $9,228,750       100%
                                    ==========      ===       ==========       ===

---------------------------

(1) The term Existing Stockholders does not include an executive officer of the Company who exercised a portion of an option and acquired 16,675 shares pursuant to such exercise following the Reorganization and who sold such shares in the Underwritten Offerings.

(2) Excludes 5,698,325 shares sold by the Existing Stockholders, 16,675 shares sold by an executive officer of the Company after partial exercise of an option, and 4,750,000 shares sold by the Company in connection with the Underwritten Offerings.

(3) The cash consideration paid by the Existing Stockholders has been reduced by distributions previously made to the Existing Stockholders and certain distributions to be received by the Existing Stockholders out of the aggregate net proceeds of the Underwritten Offerings and the Rule 415 Offerings. See "Use of Proceeds."

(4) Includes 1,250,000 shares which the Existing Stockholders contributed to NSI and its affiliates (other than the Company) for subsequent issuance in connection with employee stock bonus awards and 163,546 shares to be issued by the Company to employees as stock bonus awards.

(5) Includes 1,605,000 shares which the Existing Stockholders contributed to the Company for issuance upon exercise of the Distributor Options.

              SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following selected consolidated financial data and other information as of December 31, 1995 and 1996 and for the fiscal year ended September 30, 1994, for the three months ended December 31, 1994 and for the years ended December 31, 1995 and 1996 have been derived from the Company's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent accountants, included elsewhere in this Prospectus. The pro forma income statement data for the fiscal years ended December 31, 1995 and 1996 and for the six months ended June 30, 1996 have been derived from the Company's Unaudited Pro Forma Consolidated Statements of Income, included elsewhere in this Prospectus. The consolidated financial data as of September 30, 1993, and for the fiscal year then ended, and as of September 30, 1994 and as of December 31, 1994 are derived from the consolidated financial statements of the Company, which have been audited but are not contained herein. The financial data as of September 30, 1992 and for the fiscal year ended September 30, 1992 and for the year ended December 31, 1994 and as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited. Interim results, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods; however, such results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.


                                                                Three                                            Six Months
                                                                Months                                             Ended
                                Year Ended September 30,        Ended         Year Ended December 31,             June 30,
                               --------------------------      December     ---------------------------       ---------------
                               1992      1993        1994      31, 1994     1994(1)     1995       1996       1996       1997
                               ----      ----        ----      --------     ----        ----       ----       ----       ----
                                                               (in thousands, except per share data)
Income Statement Data:
Revenue...................   $42,919   $110,624    $254,637     $73,562    $264,440   $358,609   $678,596   $287,711   $441,010
Cost of sales.............    14,080     38,843      86,872      19,607      82,241     96,615    193,158     80,963    126,199
                             -------   --------    --------     -------    --------   --------   --------   --------   --------
Gross profit..............    28,839     71,782     167,765      53,955     182,199    261,994    485,438    206,748    314,811
Operating expenses:
   Distributor
      incentives..........    14,659     40,267      95,737      27,950     101,372    135,722    249,613    107,090    169,132
   Selling, general and
      administrative......    10,065     27,150      44,566      13,545      48,753     67,475    105,477     44,551     67,738
   Distributor stock
      expense.............        --         --          --          --          --         --      1,990         --      8,954
                             -------   --------    --------     -------    --------   --------   --------   --------   --------
Operating income..........     4,115      4,365      27,462      12,460      32,074     58,797    128,358     55,107     68,987
Other income (expense),
   net....................       160        133         443        (813)       (394)       511      2,833        617        527
                             -------   --------    --------     -------    --------   --------   --------   --------   --------
Income before provision
   for income taxes.......     4,275      4,498      27,905      11,647      31,680     59,308    131,191     55,724     69,514
Provision for income
   taxes..................     1,503        417      10,226       2,730      10,071     19,097     49,494     20,591     25,720
                             -------   --------    --------     -------    --------   --------   --------   --------   --------
Net income................    $2,772     $4,081     $17,679      $8,917     $21,609    $40,211    $81,697    $35,133    $43,794
                             -------   --------    --------     -------    --------   --------   --------   --------   --------

Pro forma net income per share(2)..................................................       $.50      $1.01       $.44       $.51
Pro forma weighted average common shares outstanding...............................     80,518     81,060     80,518     85,421



                                                      Year Ended              Six Months
                                                     December 31,           Ended June 30,
                                                ---------------------   ---------------------
                                                   1995        1996        1996        1997
                                                   ----        ----        ----        ----
                                                     (in thousands, except per share data)
Pro Forma Income Statement Data:(3)(4)
Revenue.......................................  $ 358,609   $ 678,596   $ 287,711   $ 441,010
Cost of sales.................................     96,615     193,158      80,963     126,199
                                                ---------   ---------   ---------   ---------
Gross profit..................................    261,994     485,438     206,748     314,811
Operating expenses:
  Distributor incentives......................    135,722     249,613     107,090     169,132
  Selling, general and administrative.........     74,433     111,802      47,973      67,738
                                                ---------   ---------   ---------   ---------
Operating income..............................     51,839     124,023      51,685      77,941
Other income(expense), net(5).................     (2,298)      3,602         884         527
                                                ---------   ---------   ---------   ---------
Income before provision for income taxes......     49,541     127,625      52,569      78,468
Provision for income taxes....................     19,005      44,700      18,410      29,033
                                                ---------   ---------   ---------   ---------
Pro forma net income..........................  $  30,536   $  82,925   $  34,159   $  49,435
                                                =========   =========   =========   =========
Pro forma net income per share(6).............       $.36        $.97        $.40        $.58
Weighted average common shares outstanding....     85,377      85,377      85,377      85,377



                                                  As of September 30,               As of December 31,           As of
                                            ------------------------------   -------------------------------    June 30,
                                              1992       1993       1994       1994        1995       1996        1997
                                              ----       ----       ----       ----        ----       ----        ----
                                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................. $ 1,553    $14,591    $18,077    $16,288     $63,213   $207,106    $151,375
Working capital............................   1,026      (504)     15,941     26,680      47,863     66,235     107,975
Total assets...............................  10,236     41,394     71,565     61,424     118,228    331,715     306,807
Short term notes payable to stockholders ..    --         --         --         --          --       71,487        --
Short term note payable to NSI.............    --         --         --         --          --       10,000      10,000
Long term note payable to NSI..............    --         --         --         --          --       10,000        --
Stockholders' equity.......................   2,749      6,926     24,934     33,861      61,771    107,792     161,246



                                          As of September 30,                As of December 31,             As of June 30,
                                     -----------------------------    -------------------------------    --------------------
                                      1992        1993       1994       1994        1995       1996        1996        1997
                                      ----        ----       ----       ----        ----       ----        ----        ----
Other Information:(7)
Number of active distributors.....   33,000     106,000    152,000    170,000     236,000    377,000     384,000     416,000
Number of executive distributors..      649       2,788      5,835      6,083       7,550     20,483      12,446      22,520

-----------

(1) The information for the year ended December 31, 1994 is not included in the Company's Consolidated Financial Statements included elsewhere in this Prospectus. Such information has been presented for comparative purposes only.

(2) Reflects the weighted average number of common shares and common share equivalents outstanding during the periods presented assuming that the Company's Reorganization and the resultant issuance of 80,250,000 shares of Class B Common Stock occurred as of January 1, 1995. The weighted average number of common shares and common share equivalents include: (i) an option granted to an executive officer of the Company prior to the Reorganization to purchase 267,500 shares of Class A Common Stock; (ii) the sale of 4,750,000 shares of Class A Common Stock by the Company in connection with the Underwritten Offerings; (iii) the grant of awards for 109,000 shares of Class A Common Stock to certain employees of the Company during November and December 1996; and (iv) the grant of awards for 41,959 additional shares of Class A Common Stock to certain employees of the Company during January 1997.

(3) As part of the Reorganization, several actions occurred which impacted the comparability of the historical financial results of the Company with the future results of the Company. Therefore, a pro forma presentation has been prepared to provide comparative data. The unaudited pro forma income statement data reflect the Reorganization as if such event had occurred as of January 1, 1995, and the following adjustments: (i) the amortization over a 20-year period of a $25.0 million payment, consisting of $5.0 million in cash and $20.0 million in notes, to NSI for the exclusive rights to distribute NSI products in Thailand, Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam; (ii) the recognition by the Company of additional charges of $4.4 million for the year ended December 31, 1995, $4.0 million for the year ended December 31, 1996 and $2.2 million for the six months ended June 30, 1996, relating to certain support services provided to the Company by NSI and an NSI affiliate and certain other charges related to operating as a public company; (iii) estimated annual compensation expense of $1.2 million related to the employee stock bonus awards granted to employees of the Company, NSI and its affiliates; and
     (iv) adjustments for U.S. Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception.

(4) The unaudited pro forma income statement data do not reflect the estimated non-cash compensation expense totaling $19.9 million in connection with the one-time grant of the Distributor Options at an exercise price of $5.75 per share. $2.0 million of such expense was recorded as actual distributor stock expense for the year ended December 31, 1996. An additional $9.0 million of such expense was recorded for the six months ended June 30, 1997. Neither of these expenses has been included in the pro forma presentation. The granting and vesting of the Distributor Options are conditioned upon distributor performance under the Global Compensation Plan and the NSI 1996 Distributor Stock Option Plan. The vesting of the Distributor Options is scheduled to occur on December 31, 1997. See "Certain Relationships and Related Transactions--Distributor Options," "Shares Eligible for Future Sale" and "Plan of Distribution."

(5) Pro forma other income and expense includes: (i) increased interest expense of $2.7 million for the year ended December 31, 1995 relating to the issuance of the S Distribution Notes of $86.5 million from the Subsidiaries' earned and undistributed S corporation earnings through the date of the termination of the Subsidiaries' S corporation status; (ii) increased interest expense of $0.9 million for the year ended December 31, 1995 and $0.1 million each for the year ended December 31, 1996 and the six months ended June 30, 1996 relating to the issuance of $20.0 million in notes as partial payment of the License Fee payable to NSI; and (iii) increased interest income of $0.8 million each for the years ended December 31, 1995 and December 31, 1996 and $0.4 million for the six months ended June 30, 1996 relating to a note receivable from NSI with an estimated principal balance of $13.1 million as consideration for the Distributor Options.

(6) Reflects, as if all shares had been issued as of January 1, 1995, the following: (i) 80,250,000 common shares outstanding and common share equivalents after giving effect to the Reorganization; (ii) the sale by the Company of 4,750,000 shares of Class A Common Stock in the Underwritten Offerings; (iii) the grant of awards for 109,000 shares of Class A Common Stock to certain employees of the Company; and (iv) an option granted to an executive officer of the Company to purchase 267,500 shares of Class A Common Stock. Supplemental income per share, calculated as if $25.0 million of the proceeds from the Underwritten Offerings were used to repay notes payable, had a dilutive effect of less than 2% and, therefore, is not presented.

(7) Active distributors are those distributors who are resident in the countries in which the Company operates and who have purchased products during the three months ended as of the date indicated, rounded to the nearest thousand. An executive distributor is an active distributor who has submitted a qualifying letter of intent to become an executive distributor, achieved specified personal and group sales volumes for a four month period and maintained such specified personal and group sales volumes thereafter.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

General

     Nu Skin  Asia  Pacific  is a  network  marketing  company  involved  in the distribution and sale of premium quality, innovative personal care and nutritional products. The Company is the exclusive distribution vehicle for Nu Skin International in the countries of Japan, Taiwan, Hong Kong (including Macau), South Korea and Thailand, where the Company currently has operations, and in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam, where operations have not commenced. Until September 30, 1994, the Company's fiscal year ended on September 30 of each year. As of October 1, 1994, the Company changed its fiscal year end to December 31 of each year, beginning with the fiscal year ended December 31, 1995.

     The Company's revenue is primarily dependent upon the efforts of a network of independent distributors who purchase products and sales materials from the Company in their local currency and who constitute the Company's customers. The Company recognizes revenue when products are shipped and title passes to these independent distributors. Revenue is net of returns, which have historically been less than 3.0% of gross sales. Distributor incentives are paid to several levels of distributors on each product sale. The amount and recipient of the incentive varies depending on the purchaser's position within the Global Compensation Plan. These incentives are classified as operating expenses. The following table sets forth revenue information for the time periods indicated. This table should be reviewed in connection with the tables presented under "Results of Operations" which disclose distributor incentives and other costs associated with generating the aggregate revenue presented.


                                                                                      Six Months
                                        Date           Year Ended December 31,      Ended June 30,
                                     Operations      --------------------------    ----------------
Country                              Commenced        1994      1995      1996      1996      1997
-------                              ----------       ----      ----      ----      ----      ----
                                                                      (in millions)
Japan............................   April 1993       $172.9    $231.5    $380.0    $166.5    $261.4
Taiwan...........................   January 1992       79.2     105.4     154.6      67.6      91.3
South Korea......................   February 1996        --        --     122.4      43.4      63.1
Hong Kong........................   September 1991     10.9      17.1      17.0       8.1       9.7
Thailand.........................   March 1997           --        --        --        --      13.4
Sales to NSI affiliates(1).......   January 1993        1.4       4.6       4.6       2.1       2.1
                                                     ------    ------    ------    ------    ------

   Total revenue.................                    $264.4    $358.6    $678.6    $287.7    $441.0
                                                     ======    ======    ======    ======    ======

-----------
(1) Includes revenue from the sale of certain products to NSI affiliates in Australia and New Zealand.

     Revenue generated in Japan and Taiwan represented 59.3% and 20.7%, respectively, of total revenue generated during the six months ended June 30, 1997. The Company's South Korean operations, which commenced in February 1996, generated 14.3% of total revenue for the six months ended June 30, 1997. Revenue generated in Hong Kong during the six months ended June 30, 1997 represented 2.2% of total Company revenue. Revenue from the first four months of operations in Thailand represented 3.0% of total Company revenue for the six months ended June 30, 1997. Operating expenses have increased in each country with the growth of the Company's revenue.

     Cost of sales primarily consists of the cost of products purchased from NSI (in U.S. dollars) as well as duties related to the importation of such products. Additionally, cost of sales includes the cost of sales materials sold to distributors at or near cost. Sales materials are generally purchased in local currencies. As the sales mix changes between product categories and sales materials, cost of sales and gross profit may fluctuate to some degree due primarily to varying import duty rates levied on imported product lines. In each of the Company's current markets, duties are generally higher on nutritional products than on personal care products. Also, as currency exchange rates fluctuate, the Company's gross margin will fluctuate. In general, however, costs of sales move proportionately with revenue.

     Distributor incentives are the Company's most significant expense. Pursuant to the Operating Agreements with NSI, the Company and the Subsidiaries are contractually obligated to pay a distributor commission expense of 42.0% of commissionable product sales (with the exception of South Korea, where, due to government regulations, the Company uses a formula based upon a maximum payout of 35.0% of commissionable product sales). The Licensing and Sales Agreements provide that the Company is to satisfy this obligation by paying commissions owed to local distributors. In the event that these commissions exceed 42.0% of commissionable product sales, the Company is entitled to receive the difference from NSI. In the event that the commissions paid are lower than 42.0%, the Company must pay the difference to NSI. Under this formulation, the Company's total commission expense is fixed at 42.0% of commissionable product sales in each country (except for South Korea). The 42.0% figure has been set on the basis of NSI's experience over the past eight years which indicates that actual commissions paid in a given year and the costs of administering the Global Compensation Plan (which have historically not exceeded 2% of revenue) together have averaged approximately 42.0% of commissionable product sales per year during such period. Because the Company's revenue includes sales of both commissionable and non-commissionable items, distributor incentives as a percentage of total revenue have ranged from approximately 36.8% to 38.4% since December 31, 1994. Non-commissionable items consist of sales materials and starter kits as well as sales to NSI affiliates in Australia and New Zealand.

     In the fourth quarter of 1996, NSI and the Company implemented a one-time distributor equity incentive program. This global program provides for the granting of options to distributors to purchase 1.6 million shares of the Company's currently outstanding Class A Common Stock. The number of options each distributor receives will be based on their performance and productivity through August 31, 1997. The options are exercisable at a price of $5.75 per share and will vest on December 31, 1997. As anticipated, the Company recorded a $2.0 million charge for the year ended December 31, 1996 and a $9.0 million charge for the six months ended June 30, 1997 and expects additional charges in 1997 of approximately $8.9 million for the non-cash and non-recurring expenses associated with this program.

     Selling, general and administrative expenses include wages and benefits, rents and utilities, travel and entertainment, promotion and advertising and professional fees, as well as license and management fees paid to NSI and NSIMG. Pursuant to the Operating Agreements, the Company contracts for management support services from NSIMG, for which the Company pays a fee equal to an allocation of expenses plus 3.0% of such expenses. In addition, the Company pays to NSI a license fee of 4.0% of the Company's revenue from sales to distributors (excluding sales of starter kits) for the use of NSI's distributor lists, distribution system and certain related intangibles.

     Provision for income taxes is dependent on the statutory tax rates in each of the countries in which the Company operates. Statutory tax rates in the countries in which the Company has operations are 16.5% in Hong Kong, 25.0% in Taiwan, 30.0% in Thailand, 30.1% in South Korea and 57.9% in Japan. The Company operates a regional business center in Hong Kong, which bears inventory obsolescence and currency exchange risks. Any income or loss incurred by the regional business center is not subject to taxation in Hong Kong. In addition, since the Reorganization, the Company is subject to taxation in the United States, where it is incorporated, at a statutory corporate federal tax rate of 35.0%. However, the Company receives foreign tax credits in the U.S. for the amount of foreign taxes actually paid in a given period, which are utilized to reduce taxes payable in the United States. See "Risk Factors--Taxation Risks and Transfer Pricing."

Results of Operations

     The following tables set forth (i) operating results, and (ii) operating results as a percentage of revenue, respectively, for the periods indicated.


                                                                                            Six Months Ended
                                                                Year Ended December 31,         June 30,
                                                              --------------------------    ----------------
                                                               1994      1995      1996      1996      1997
                                                               ----      ----      ----      ----      ----
                                                                              (in millions)
Revenue.....................................................  $264.4    $358.6    $678.6    $287.7    $441.0
Cost of sales...............................................    82.2      96.6     193.2      81.0     126.2
                                                              ------    ------    ------    ------    ------
Gross profit................................................   182.2     262.0     485.4     206.7     314.8
Operating expenses:
   Distributor incentives...................................   101.4     135.7     249.6     107.1     169.1
   Selling, general and administrative......................    48.8      67.5     105.4      44.5      67.7
   Distributor stock expense................................     --         --       2.0        --       9.0
                                                              ------    ------    ------    ------    ------
Operating income............................................    32.0      58.8     128.4      55.1      69.0
Other income (expense), net.................................     (.4)       .5       2.8        .6        .5
                                                              ------    ------    ------    ------    ------
Income before provision for income taxes....................    31.6      59.3     131.2      55.7      69.5
Provision for income taxes(1)...............................    10.0      19.1      49.5      20.6      25.7
                                                              ------    ------    ------    ------    ------
Net income..................................................   $21.6     $40.2     $81.7     $35.1     $43.8
                                                              ======    ======    ======    ======    ======
Unaudited supplemental data:(1)
   Net income before pro forma provision for income taxes...   $31.6     $59.3    $131.2     $55.7
   Pro forma provision for income taxes.....................    11.5      22.8      46.0      19.5
                                                              ------    ------    ------    ------
   Net income after pro forma provision for income taxes....   $20.1     $36.5     $85.2     $36.2
                                                              ======    ======    ======    ======



                                                                                            Six Months Ended
                                                                Year Ended December 31,         June 30,
                                                              --------------------------    ----------------
                                                               1994      1995      1996      1996      1997
                                                               ----      ----      ----      ----      ----
                                                                              (in millions)
Revenue.....................................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales...............................................   31.1      26.9      28.5      28.1      28.6
                                                              ------    ------    ------    ------    ------
Gross profit................................................   68.9      73.1      71.5      71.9      71.4
Operating expenses:
   Distributor incentives...................................   38.4      37.8      36.8      37.2      38.4
   Selling, general and administrative......................   18.4      18.8      15.5      15.5      15.4
   Distributor stock expense................................    --        --         .3       --        2.0
                                                              ------    ------    ------    ------    ------
Operating income............................................   12.1      16.5      18.9      19.2      15.6
Other income (expense), net.................................    (.1)       .1        .4        .2        .1
                                                              ------    ------    ------    ------    ------
Income before provision for income taxes....................   12.0      16.6      19.3      19.4      15.7
Provision for income taxes(1)...............................    3.8       5.3       7.3       7.2       5.8
                                                              ------    ------    ------    ------    ------
Net income..................................................    8.2%     11.3%     12.0%     12.2%      9.9%
                                                              ======    ======    ======    ======    ======
Unaudited supplemental data:(1)
   Net income before pro forma provision for income taxes...   12.0%     16.6%     19.3%     19.4%
   Pro forma provision for income taxes.....................    4.3       6.4       6.8       6.8
                                                              ------    ------    ------    ------
   Net income after pro forma provision for income taxes....    7.7%     10.2%     12.5%     12.6%
                                                              ======    ======    ======    ======

-----------

(1) Reflects adjustments for U.S. Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception. No adjustment is required for 1997 because the Company has been taxed as a C corporation for this period.

Six Months Ended June 30, 1997 compared to the six months ended June 30, 1996.

     Revenue increased 53% to $441.0 million for the six-month period ended June 30, 1997 from $287.7 million for the same period in 1996. This increase is primarily attributable to several factors. First, revenue in Japan increased by $94.9 million, or 57%, for the six-month period ended June 30, 1997, compared with the same period in 1996. This increase in revenue was primarily a result of continued growth of the IDN product line as well as increased sales following a distributor convention held in the first quarter of 1997. Second, revenue in Taiwan increased by $23.8 million, or 35%, for the six-month period ended June 30, 1997, compared with the same period in 1996, primarily as a result of growth in IDN sales following the late 1996 introduction of LifePak. Third, for the six months ended June 30, 1997, South Korea revenue increased $19.6 million, or 45%, due to the Company's February 1996 introduction into South Korea resulting in a shorter comparative period. Fourth, the opening of Thailand in the first quarter of 1997 resulted in an additional $13.4 million in revenue for the six-month period ended June 30, 1997. Fifth, revenue in Hong Kong increased by $1.6 million for the six-month period ended June 30, 1997, compared with the same period in 1996.

     Gross profit as a percentage of revenue was 71.4% and 71.9% for the six months ended June 30, 1997 and 1996, respectively. This decrease reflected the strengthening of the U.S. dollar and the commencement of operations in South Korea in 1996. The Company purchases goods in U.S. dollars and recognizes revenue in local currency and is consequently subjected to exchange rate risks in its gross margins. The full quarter of operations in South Korea in 1997 also impacted gross profit as a percentage of revenue due to South Korean regulations which result in higher prices on imported products as compared to other markets.

     Distributor incentives as a percentage of revenue increased to 38.4% for the six-month period ended June 30, 1997 from 37.2% for the same period in 1996. The primary reasons for this increase were a more developed distributor network in South Korea in 1997, where commissions are capped at 35% of revenue, along with the sales of a smaller percentage of non-commissionable items throughout the Company in 1997.

     Selling, general and administrative expenses as a percentage of revenue decreased to 15.4% for the six-month period ended June 30, 1997 from 15.5% for the same period in 1996. This decrease was primarily due to economies of scale gained as the Company's revenue increased and was offset somewhat by increased promotion expenses of approximately $2 million resulting from the first quarter distributor conventions.

     Distributor stock expense of $9.0 million for the six-month period ended June 30, 1997, reflects the one-time grant of the distributor stock options at an exercise price of 25% of the initial public offering price in connection with the Underwritten Offerings completed on November 27, 1996. This non-cash expense is non-recurring and will be recorded each quarter in 1997.

     Operating income increased 25% to $69.0 million from $55.1 million for the six-month period ended June 30, 1997, compared with the same period in 1996. This increase was caused primarily by an increase in revenue. Operating margin decreased to 15.6% for the six-month period ended June 30, 1997 from 19.2% for the same period in 1996. This margin decrease was caused primarily by the distributor stock expense and increased distributor incentives.

     Other income decreased by $0.1 million for the six-month period ended June 30, 1997, compared with the same period in 1996. The decrease was primarily caused by $0.9 million for the six-month period ended June 30, 1997, of unrealized exchange losses resulting from forward exchange contracts and $0.2 million for the six-month period ended June 30, 1997, of unrealized exchange losses resulting from an intercompany loan from Nu Skin Japan to Nu Skin Hong Kong.

     Provision for income taxes increased to $25.7 million from $20.6 million for the six-month period ended June 30, 1997, compared with the same period in 1996 due to increased income. The effective tax rate was 37.0% for the six-month periods ended June 30, 1997 and 1996.

     Net income increased by $8.7 million to $43.8 million from $35.1 million for the six-month period ended June 30, 1997, compared with the same period in 1996 due primarily to increased revenue. Net income as a percentage of revenue decreased to 9.9% for the six-month period ended June 30, 1997, compared to 12.2% for the same period in 1996 due primarily to the distributor stock expense and increased distributor incentives.

Year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenue was $678.6 million during 1996, an increase of 89.2% from revenue of $358.6 million recorded during 1995. This increase is primarily attributable to several factors. First, revenue in Japan increased by $148.5 million, or 64.1%. This increase in revenue was primarily a result of the continued success of nutritional, color cosmetics and HairFitness products, which were introduced in October 1995. Revenue growth in Japan was partially offset by the strengthening of the U.S. dollar relative to the Japanese yen during 1996. Second, revenue in Taiwan increased by $49.2 million, or 46.7%, primarily as a result of the introduction of color cosmetics and other products, including LifePak in October 1996, along with the opening of a new distribution and walk-in center in Nankan, Taiwan. Third, in February 1996, Nu Skin Korea commenced operations and generated revenue of $122.4 million for 1996. Finally, revenue in Hong Kong decreased by $0.1 million during 1996 as compared to 1995, due to several leading Hong Kong distributors continuing to focus on other Asian markets.

     Gross profit as a percentage of revenue was 71.5% and 73.1% during 1996 and 1995, respectively. This decline reflected the strengthening of the U.S. dollar, the introduction of nutritional products in Japan and the commencement of operations in South Korea in 1996. Nutritional products are generally subject to higher duties than other products marketed by the Company, which yields lower gross profit as a percentage of revenue. The commencement of operations in South Korea also impacted gross profit as a percentage of revenue due to South Korean regulations which result in higher prices on imported products than in other markets.

     Distributor incentives as a percentage of revenue declined from 37.8% for 1995 to 36.8% for 1996. The primary reason for this decline was increased revenue from South Korea where local regulations limit the incentives which can be paid to South Korean distributors.

     Selling, general and administrative expenses as a percentage of revenue declined from 18.8% during 1995 to 15.5% during 1996. This decrease was primarily due to economies of scale gained as the Company's revenue increased.

     Distributor stock expense of $2.0 million reflects the one-time grant of the distributor stock options at an exercise price of $5.75 per share. This non-cash expense is non-recurring and an estimated $4.5 million will be recorded each quarter in 1997.

     Operating income during 1996 increased to $128.4 million, an increase of 118.4% from the $58.8 million of operating income recorded during 1995. Operating income as a percentage of revenue increased from 16.5% to 18.9%. This increase was caused primarily by lower selling, general and administrative expenses as a percentage of revenue.

     Other income increased by $2.3 million during 1996 as compared to 1995. The increase was primarily caused by an increase in interest income generated through the short-term investment of cash.

     Pro forma provision for income taxes increased to $46.0 million during 1996 compared to $22.8 million during 1995. The effective tax rate decreased to 35.0% in 1996 as compared to 38.4% for 1995. The Company generated excess foreign tax credits in 1995 which did not continue in 1996.

     Net income after pro forma provision for income taxes increased by $48.7 million to $85.2 million during 1996 compared to $36.5 million during 1995. Pro forma net income as a percentage of revenue increased to 12.5% for 1996 as compared to 10.2% for 1995.

Year ended December 31, 1995 compared to the year ended December 31, 1994

     Revenue was $358.6 million during 1995, an increase of 35.6% from the $264.4 million of revenue recorded during 1994. This increase was due primarily to an increased number of active and executive level distributors in each market, which was the primary factor contributing to a $58.6 million increase in revenue in Japan, a $26.2 million increase in revenue in Taiwan and a $6.2 million increase in revenue in Hong Kong. Nutritional products, color cosmetics products and a new line of HairFitness products were introduced in Japan in the fourth quarter of 1995, accounting for $25.0 million of the $58.6 million increase. Additionally, the Company benefitted by the strengthening of the Japanese yen during 1995. Revenue in Taiwan and Hong Kong increased as a result of a higher volume of sales of color cosmetics, which were introduced in late 1994, and other personal care products. Additionally, certain new product introductions by NSI affiliates in Australia and New Zealand led to a $3.2 million increase in revenue from sales to affiliated entities.

     Gross profit as a percentage of revenue increased from 68.9% in 1994 to 73.1% in 1995. The increase in gross profit resulted from a reduction in product costs on purchases from NSI, the weakening of the U.S. dollar relative to the Japanese yen and other cost savings related to inventory shipping and handling.

     Distributor incentives as a percentage of revenue decreased from 38.4% in 1994 to 37.8% in 1995. This decline was primarily attributable to an increase in revenue in 1995 from non-commissionable sales materials and sales to NSI affiliates.

     Selling, general and administrative expenses as a percentage of revenue increased to 18.8% during 1995 from 18.4% during 1994. This increase was primarily due to a one-time cost incurred in February 1995 in connection with moving the Company's Japanese facilities into a larger, more accessible office and distributor center in Tokyo, Japan.

     Operating income increased to $58.8 million in 1995 from $32.0 million in 1994, an increase of 83.8%. Operating income as a percentage of revenue increased to 16.5% from 12.1%. The increase was primarily the result of the product cost reductions discussed above.

     Other income increased by approximately $0.9 million during 1995 as compared to 1994. This increase was primarily caused by the disposal of property and equipment related to a move to new facilities during 1994, and an increase in interest income generated through the short term investment of cash.

     Pro forma provision for income taxes increased to $22.8 million during 1995 as compared to $11.5 million for 1994. The effective tax rate was 38.4% in 1995 as compared to 36.4% in 1994.

     Net income after pro forma provision for income taxes increased by $16.4 million to $36.5 million during 1995 as compared to $20.1 million for 1994. Net income as a percentage of revenue increased to 10.2% during 1995 as compared to 7.7% for 1994.

Unaudited Pro Forma Consolidated Results of Operations

     As part of the Reorganization, several actions occurred which impacted the comparability of the historical financial results of the Company with the future results of the Company. Therefore, a pro forma presentation has been prepared to provide comparative data. The following adjustments reflect the Reorganization as if such event had occurred as of January 1, 1995, and are reflected in the unaudited pro forma consolidated financial information set forth below: (i) the amortization over a 20-year period of a $25.0 million payment, consisting of $5.0 million in cash and $20.0 million in notes, to NSI for the exclusive rights to distribute Nu Skin personal care and IDN products in Thailand, Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam; (ii) the recognition by the Company of additional charges of $4.0 million relating to certain support services provided to the Company by NSI and an NSI affiliate and certain other charges related to operating as a public company; (iii) estimated annual compensation expense of $1.2 million related to the employee stock bonus awards granted to employees of the Company; and (iv) adjustment for U.S. Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception. The unaudited pro forma combined financial information set forth below does not reflect the estimated non-cash compensation expense of $19.9 million in connection with the one-time grant of the Distributor Options at an exercise price of $5.75 per share. The Distributor Options include conditions related to the achievement of performance goals and will vest on December 31, 1997.

     The following table sets forth the percentage of revenue represented by the specific components of income and expense on a pro forma basis for the periods presented.

                                                                    Six Months
                                                 Year Ended           Ended
                                              December 31, 1996   June 30, 1996
                                              -----------------   -------------

Revenue....................................        100.0%             100.0%
Cost of sales..............................         28.5               28.1
                                                   -----              -----
Gross profit...............................         71.5               71.9
Operating expenses:
   Distributor incentives..................         36.8               37.2
   Selling, general and administrative.....         16.5               16.7
                                                   -----              -----
Operating income...........................         18.2               18.0
Other income (expense), net................           .5                 .3
                                                   -----              -----
Income before provision for income taxes...         18.7               18.3
Provision for income taxes.................          6.6                6.4
                                                   -----              -----
Net income.................................         12.1%              11.9%
                                                   =====              =====

     The Company is subject to taxation in the United States, where it is incorporated, at a statutory corporate federal tax rate of 35%. In addition, each Subsidiary is subject to taxation in the country in which it operates. The Company receives foreign tax credits for the amount of foreign taxes actually paid in a given period, which may be utilized to reduce taxes paid in the United States. In the event that the Company's operations in high tax jurisdictions such as Japan grow disproportionately to the rest of the Company's operations, the Company will be unable to fully utilize its foreign tax credits in the U.S. which could, accordingly, result in the Company paying a higher overall effective tax rate on its worldwide operations.

Liquidity and Capital Resources

     The Company underwent the Reorganization and the Underwritten Offerings in November 1996. During the Underwritten Offerings, the Company raised $98.8 million in net proceeds. As of the date of the Reorganization, the aggregate undistributed taxable S corporation earnings of the Subsidiaries were $86.5 million. The Subsidiaries' earned and undistributed S corporation earnings through the date of termination of the Subsidiaries' S corporation status were distributed in the form of the S Distribution Notes, promissory notes bearing interest at 6.0% per annum. From the proceeds of the Underwritten Offerings, $15.0 million was used to pay a portion of the S Distribution Notes and the remaining balance of $71.5 million was paid in April 1997.

     In November 1996, the Company purchased from NSI the distribution rights to seven new markets in the region. These markets include Thailand, where operations commenced in March 1997, and Indonesia, Malaysia, the Philippines, the PRC, Singapore and Vietnam, where operations have not yet commenced. These rights were purchased for $25.0 million, of which $5.0 million was paid from the proceeds of the Underwritten Offerings and an additional $10.0 million was paid in January 1997. At June 30, 1997, the Company had a $10.0 million short term obligation, due January 15, 1998, related to the purchase of these rights. Interest accrues at a rate of 6.0% per annum on amounts due under this obligation.

     The remaining $78.8 million in net proceeds from the Underwritten Offerings are to be used for new market development, introducing new products, enhancing the Company's technological infrastructure, establishing additional office and distribution centers and for other general corporate purposes. Management anticipates using the remaining proceeds of the Underwritten Offerings within the next three years.

     The Company generates significant cash flow from operations due to its significant growth, high margins and minimal capital requirements. Additionally, the Company does not extend credit to distributors, but requires payment prior to shipping products. This process eliminates the need for accounts receivable from distributors. During the six months ended June 30, 1997, the Company generated $28.2 million from operations compared to $31.8 million during the six months ended June 30, 1996. This decrease in cash flows from operations is primarily due to the buildup of inventories to support future market demands and the payment of income taxes during the first quarter of 1997.

     As of June 30, 1997, working capital was $108.0 million compared to $66.2 million as of December 31, 1996. Cash and cash equivalents at June 30, 1997 were $151.4 million compared to $207.1 million at December 31, 1996.

     Historically, the Company's principal need for funds has been for distributor incentives, working capital (principally inventory purchases), capital expenditures and the development of new markets. The Company has generally relied entirely on cash flow from operations to meet its business objectives without incurring long term debt to unrelated third parties.

     Capital expenditures, primarily for equipment, computer systems and software, office furniture and leasehold improvements, were $2.5 million and $2.9 million for the six months ended June 30, 1997 and 1996, respectively. In addition, the Company anticipates capital expenditures through 1998 of an additional $22.5 million to further enhance its infrastructure, including computer systems and software, warehousing facilities and walk-in distributor centers in order to accommodate future growth.

     As a part of the Company's and NSI's strategy to motivate distributors with equity incentives, the Company sold to NSI an option to purchase 1.6 million shares of the Company's Class A Common Stock. NSI purchased the option with a $13.1 million 10-year note payable to the Company bearing interest at 6.0% per annum. It is anticipated that the note will be repaid as distributors begin to exercise their options beginning in 1998.

     Under its operating agreements with NSI, the Company incurs related party payables. The Company had related party payables of $61.4 million and $46.3 million at June 30, 1997 and December 31, 1996, respectively. In addition, the Company had related party receivables of $5.8 million and $8.0 million, respectively, at those dates. Related party balances outstanding in excess of 60 days bear interest at a rate of 2% above the U.S. prime rate. As of June 30, 1997, no material related party payables or receivables had been outstanding for more than 60 days.

     Management considers the Company to be liquid and able to meet its obligations on both a short and long-term basis. Management believes existing cash balances together with future cash flows from operations will be adequate to fund cash needs relating to the implementation of the Company's strategic plans.

Seasonality and Cyclicality

     While neither seasonal nor cyclical variations have materially affected the Company's results of operations to date, the Company believes that its rapid growth may have overshadowed these factors. Accordingly, there can be no assurance that seasonal or cyclical variations will not materially adversely affect the Company's results of operations in the future.

     The direct selling industry is impacted by certain seasonal trends such as major cultural events and vacation patterns. For example, Japan, Taiwan, Hong Kong, South Korea and Thailand celebrate their respective local New Year in the Company's first quarter. Management believes that direct selling in Japan is also generally negatively impacted during August, when many individuals traditionally take vacations.

     Generally, the Company has experienced rapid revenue growth in each new market from the commencement of operations. In Japan, Taiwan and Hong Kong, the initial rapid growth was followed by a short period of stable or declining revenue followed by renewed growth fueled by new product introductions, an increase in the number of active distributors and increased distributor productivity. The Company believes that a similar pattern is currently occurring in its operations in South Korea, where the Company experienced a significant decline in its second quarter revenue from revenue in the first quarter of 1997 and anticipates an additional significant decline in the third quarter of 1997. See "--Outlook." In addition, the Company may experience variations on a quarterly basis in its results of operations, as new products are introduced and new markets are opened. No assurance can be given that the Company's revenue growth rate in Thailand, which commenced operations in March 1997, or in new markets where operations have not commenced, will follow this pattern.

Quarterly Results

     The following table sets forth certain unaudited quarterly data for the periods shown.


                                          1995                                      1996                             1997
                          -------------------------------------     ---------------------------------------   ------------------
                            1st       2nd       3rd       4th         1st         2nd       3rd       4th       1st        2nd
                          Quarter   Quarter   Quarter   Quarter(1)  Quarter(2)  Quarter   Quarter   Quarter   Quarter(3) Quarter
                          -------   -------   -------   -------     -------     -------   -------   -------   -------    -------
                                                (in millions, except per share amounts)

Revenue  ............      $77.7     $80.5     $83.2    $117.2      $124.2      $163.5    $183.6    $207.3    $211.0     $230.0
Gross profit.........       57.3      59.7      60.3      84.7        89.4       117.4     130.9     147.7     150.3      164.5
Operating income.....       13.5      15.0      12.8      17.5        23.2        31.9      37.5      35.8      30.8       38.2
Net income...........        9.3      10.3       8.1      12.5        14.8        20.3      25.2      21.4      20.5       23.3
Net income per share(4)      0.11      0.13      0.10      0.16        0.18        0.25      0.32      0.26      0.24       0.27


-----------

(1) LifePak, Nu Colour and HairFitness products were introduced in Japan during October 1995.

(2)  The Company commenced operations in South Korea in February 1996.

(3)  The Company commenced operations in Thailand in March 1997.

(4) Net income per share is computed based on 80,517,500 shares of Common Stock and Common Stock equivalents outstanding prior to the Reorganization and the Underwritten Offerings and 82,689,000 weighted average shares of Common Stock outstanding for the fourth quarter of 1996, 85,415,600 for the first quarter of 1997 and 85,426,470 for the second quarter of 1997.

Currency Fluctuation and Exchange Rate Information

     The Company's revenues and most of its expenses are recognized primarily outside of the United States. Each entity's local currency is considered the functional currency. All revenue and expenses are translated at weighted average exchange rates for the periods reported. Therefore, the Company's reported sales and earnings will be positively impacted by a weakening of the U.S. dollar and will be negatively impacted by a strengthening of the U.S.
dollar.

     The Company purchases inventory from NSI in U.S. dollars and assumes currency exchange rate risk with respect to such purchases. Local currency in Japan, Taiwan, Hong Kong, South Korea and Thailand is generally used to settle non-inventory transactions with NSI. Given the uncertainty of exchange rate fluctuations, the Company cannot estimate the effect of these fluctuations on its future business, product pricing, results of operations or financial condition. However, because nearly all of the Company's revenue is realized in local currencies and the majority of its cost of sales is denominated in U.S. dollars, the Company's gross profits will be positively affected by a weakening in the U.S. dollar and will be negatively affected by a strengthening in the U.S. dollar. The Company seeks to reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of foreign currency exchange contracts. The Company does not use such financial instruments for trading or speculative purposes. The Company regularly monitors its foreign currency risks and periodically takes measures to reduce the impact of foreign exchange fluctuations on the Company's operating results. The Company entered into significant hedging positions during the second quarter, which approximated $51.0 million of forward exchange contracts at June 30, 1997. These forward exchange contracts, along with the intercompany loan from Nu Skin Japan to Nu Skin Hong Kong of approximately $40.0 million, were valued at the quarter end exchange rate of 114.6 yen to the dollar.

     Following are the weighted average currency exchange rates of $1 into local currency for each of the Company's markets for the quarters listed:


                                     1995                                       1996                            1997
                   ---------------------------------------    ---------------------------------------    -----------------
                     1st        2nd       3rd        4th        1st        2nd       3rd        4th        1st       2nd
                   Quarter    Quarter   Quarter    Quarter    Quarter    Quarter   Quarter    Quarter    Quarter   Quarter
                   -------    -------   -------    -------    -------    -------   -------    -------    -------   -------
Japan(1).........    96.2       84.4      94.2      101.5      105.8     107.5      109.0      112.9     121.4      119.1
Taiwan...........    26.2       25.6      27.0       27.2       27.4      27.4       27.5       27.5      27.5       27.7
Hong Kong........     7.7        7.7       7.7        7.7        7.7       7.7        7.7        7.7       7.7        7.7
South Korea(1)...   786.9      763.1     765.6      769.1      782.6     786.5      815.5      829.4     863.9      889.6
Thailand.........    24.9       24.6      24.9       25.1       25.2      25.3       25.3       25.5      26.0       25.4

------------

(1) Between December 31, 1996 and July 15, 1997, the exchange rates of $1 into Japanese yen and South Korean won achieved highs of 127.13 yen and 899.0 won, respectively. Since January 1, 1992, the highest and lowest exchange rates for the Japanese yen have been 134.82 and 80.63, respectively, and for the South Korean won have been 899.0 and 755.8, respectively.

Outlook

     Management anticipates continued strong results overall, with particular strength in Japan. Historically, the Company has experienced modest growth in the third quarter due primarily to the vacation season. Planned product introductions later this year include an aloe vera drink, developed specifically for the Japanese market, and Overdrive, a leading Interior Design Sports Nutrition product, in Taiwan.

     During  the  third  quarter,   the  Company  expects  continued  sequential
softening in the South Korean market reflecting, in part, the market cycle experienced by the Company in other new markets where significant initial revenue is followed by market softening and declining revenue until strategic initiatives and product introductions generate renewed growth. However, this market cycle pattern has been exacerbated in South Korea by slowing economic growth and media and consumer campaigns against certain direct selling companies. Management currently anticipates that the market will resume sequential growth in the fourth quarter of 1997, depending largely on the success of the recent introduction of the Company's core nutritional product, LifePak.

     Gross margins are anticipated to improve following the price increases on sales to distributors ranging from 5% to 9% implemented during the second quarter. Additionally, lower revenue in South Korea, where the import values on the Company's products are higher than import values in other markets, will lead to gross margin improvement for the Company. Distributor incentives as a percentage of sales are expected to increase as South Korean revenue, where distributor incentives are capped at 35% of revenue, decreases. Selling, general and administrative expenses are anticipated to be slightly higher in the third quarter due to a large distributor event planned in Thailand as well as an additional significant expense planned for spending on the sponsorship of two promotional basketball games in Japan featuring National Basketball Association stars. Additionally, management currently anticipates that the distributor equity program may heighten distributor enthusiasm throughout 1997 and that the distributor stock expense of $18.0 million in 1997 will not continue thereafter.

     Other income will continue to vary based on the fluctuation in the Japanese yen as the Company currently has significant hedging positions. The Company's effective tax rate may continue to slightly increase as Japanese revenue, where statutory rates are the highest in the Company's markets, becomes a larger percentage of total revenue for the Company.

     Note Regarding Forward-Looking Statements. The statements made above in this section under the caption "Outlook" that are not historical facts are "forward-looking statements" as defined in the Reform Act. These forward-looking statements involve risks and uncertainties and are based on certain assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might cause such differences include, but are not limited to, risks and uncertainties associated with management of the Company's growth, the Company's dependence on independent distributors and the effects on distributors of the NSI distributor equity program, potential adverse effects of the Company's price increases on sales and distributor growth, economic conditions in the Company's markets, especially South Korea, the introduction and market acceptance in South Korea of LifePak, the Company's core IDN product, adverse publicity regarding the Company and other direct selling companies in South Korea, the Company's planned expansion into new markets and the introduction of new products in the Company's existing markets, regulatory action against the Company or its distributors in any of the Company's markets and particularly in South Korea, fluctuations in foreign currency values relative to the U.S. dollar, and risks inherent in the importation, regulation and sale of products in the Company's markets. See "Risk Factors."

                                    BUSINESS

General

     Nu Skin Asia Pacific is a rapidly growing network marketing company involved in the distribution and sale of premium quality, innovative personal care and nutritional products. The Company is the exclusive distribution vehicle for NSI in the countries of Japan, Taiwan, Hong Kong (including Macau), South Korea and Thailand, where the Company currently has operations, and in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam, where operations have not commenced.

     The Company believes it is one of the fastest growing network marketing companies in Asia. Revenue increased 53.3% to $441.0 million for the six months ended June 30, 1997 from $287.7 million for the same period in 1996. Net income increased 24.7% to $43.8 million for the six months ended June 30, 1997 from $35.1 million for the same period in 1996. Revenue increased 89.2% to $678.6 million for the year ended December 31, 1996 from $358.6 million in 1995. Operating expenses have increased with the growth of the Company's revenue. Net income increased 103.2% to $81.7 million for the year ended December 31, 1996 from $40.2 million in 1995. The Company's network of independent distributors has grown since the Company's inception in 1991 to more than 400,000 active distributors as of June 30, 1997. See "Risk Factors--Managing Growth."

     A great deal of the Company's success to date can be directly attributed to the growth of its Japanese business in recent years. Significant revenue was recognized from the outset of the Company's operations in Japan in 1993 due to the immediate attention given to the market by leading NSI distributors from around the world. Japan has continued to post strong financial results for the Company, with revenue increasing by approximately 64% in U.S. dollars and 90% in local currency for 1996 compared to 1995 and by approximately 57% in U.S. dollars and 77% in local currency for the six months ended June 30, 1997 compared to the same period in 1996. Given the size of the direct selling market in Japan and the growing Japanese demand for the Company's products, management believes that there is still significant opportunity for expansion of its share of this market.

     The Company's product philosophy is to combine the best of science and nature in developing premium quality, innovative personal care and nutritional products which are specifically designed for the network marketing distribution channel. The Company offers products in two distinct categories: personal care products, marketed under the trademark "Nu Skin," and nutritional products, marketed under the trademark "Interior Design Nutritionals" ("IDN"). The Nu Skin personal care product lines include facial care, body care, hair care and color cosmetics, as well as specialty products such as sun protection, oral hygiene and fragrances. The IDN product lines include nutritional supplements, nutritious and healthy snacks, sports and fitness nutritional products, and botanical supplements.

     In Japan, Taiwan and Hong Kong, the Company currently offers most of the Nu Skin personal care products and approximately one-third of the IDN products including LifePak, the core IDN nutritional supplement. In South Korea, the Company currently offers approximately one-half of the Nu Skin personal care products, including most of the Nu Skin core facial and hair care products, and LifePak. In Thailand, the Company currently offers one-third of the Nu Skin personal care products, including most of the core facial and hair care products, and none of the nutritional products. The Company believes that it can significantly grow its business and attract new customers by expanding its product offerings in each of its markets to include more of the existing Nu Skin personal care and IDN products. In addition to expanding its product offerings with existing Nu Skin personal care and IDN products, the Company intends to introduce new products tailored to specific markets.

Operating Strengths

     The Company believes that its success is due to its reputation and its commitment to provide a wide range of premium quality, innovative personal care and nutritional products and an appealing global business opportunity for persons interested in establishing a direct sales business. The Company has been able to achieve rapid, sustained and profitable growth by capitalizing on the following operating strengths:

     Premium Product Offerings. The Company is committed to continue building its brand name and distributor and customer loyalty by selling premium quality, innovative personal care and nutritional products that appeal to broad markets and the universal desire for health and beauty. This commitment is illustrated by the Company's personal care products slogan "All of the Good and None of the Bad" and its nutritional products slogan "Adding Life to Years." The Company offers products designed for the direct selling channel by focusing on innovative consumable products which build loyalty and lead to repeat purchases. Management believes that the Company's focus on innovative products supports its distributors' demonstrative and educational sales techniques.

     Global Distributor Compensation Plan. The Company believes that one of the strengths of the Global Compensation Plan is its seamless integration across all markets in which Nu Skin and IDN products are sold. By entering into international sponsoring agreements with NSI, distributors are authorized to sponsor new distributors in each country where NSI or the Company has operations. This allows distributors to receive commissions for sales in foreign countries at the same rate as for sales in their home country. This is a significant benefit to distributors because they are not required to establish new distributorships or requalify for higher levels of commissions within each new country in which they begin to operate. The seamless integration of the Global Compensation Plan means that distributor knowledge and experience can be used to rapidly build distributor leadership in new markets. See "Risk Factors--Reliance Upon Independent Distributors of NSI."

     High Level of Distributor Incentives. The Company believes that the Global Compensation Plan is among the most financially rewarding plans offered to distributors by network marketing companies and consequently tends to attract a high caliber of distributors. There are two fundamental ways in which distributors can earn money: (i) through retail markups, for which the Company recommends a range from 43% to 60%; and (ii) through a series of commissions on each product sale which can result in commissions to distributors aggregating up to 58% of such product's wholesale price. On a global basis, however, commissions have averaged 42% of revenue from commissionable sales over the last eight years. See "Risk Factors--Increase in Distributor Compensation Expense."

     New Market Development Program. The Company has developed a low cost, disciplined approach to opening new markets. Each market opening is preceded by a thorough analysis of economic and political conditions, regulatory standards and other business, tax and legal issues. Prior to a market opening, the Company's management team, in conjunction with NSI support personnel, local legal counsel and tax advisors, works to obtain all necessary regulatory approvals and establish facilities capable of meeting distributor needs. This market development approach, combined with the Global Compensation Plan, which motivates distributors to train and sponsor other distributors to sell products in new markets, has enabled the Company to quickly and successfully open new markets. See "Risk Factors--Entering New Markets."

     Distributor Support Programs. The Company is committed to providing a high level of support services tailored to the needs of its distributors in each market. The Company meets the needs and builds the loyalty of its distributors with personalized distributor service and a support staff that assists distributors as they build networks of downline distributors. The Company provides walk-in, telephonic and computerized product fulfillment and tracking services that result in user-friendly, timely product distribution. Distributors purchase directly from the Company, are not required to maintain inventories to supply down line distributors and are supported by a liberal product return policy. In addition, each walk-in center maintains meeting rooms which distributors may utilize in training and sponsoring activities.

     Relationship with NSI. NSI, founded in 1984 and based in Provo, Utah, is engaged in selling personal care and nutritional products and, together with its affiliates, comprises one of the largest network marketing organizations in the world. NSI has provided, and will continue to provide, a high level of support services to the Company, including product development, marketing and other managerial support services. Management believes that the Company's relationship with NSI has allowed the Company to increase revenue and net income at rates that otherwise may not have been possible. Since distributor agreements are entered into between NSI and distributors, all of the distributors who generate revenue for the Company are distributors of NSI. The Company primarily relies on NSI to enforce distributor policies and procedures. NSI's distributor network is licensed by NSI to the Subsidiaries. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest."

     Experienced Management Team. The Company's senior management team, members of which founded NSI, has been instrumental in successfully managing the growth in revenue and net income experienced by the Company to date. The Company has also attracted experienced local general managers or presidents to oversee local operations. The local general managers are frequently recognized as industry leaders and are experienced in dealing with governmental and regulatory agencies.

     Consideration of the Company's operating strengths should be made in connection with various risks, including risks associated with the Company's reliance on its independent distributors and the effect on the Company's operations of adverse publicity regarding the Company and actions of distributors, risks associated with product liability and government regulation of the Company's products, marketing plan and direct selling generally, the Company's reliance on NSI and on outside manufacturers, competition and the adverse impact on net income of an increase in distributor compensation expense. See "Risk Factors."

Growth Strategy

     The Company's primary objective is to capitalize on its operating strengths to become a leading distributor of premium quality consumer products in each of its markets. Specifically, the Company's strategy to increase revenue and net income is as follows:

     Introduce New Products. Because new products tend to increase sales by existing distributors and attract new distributors, the Company intends to continue introducing existing and new Nu Skin personal care and IDN products. The Company first introduced nutritional products, for example, in Japan in 1995 where they have grown to represent approximately 37% of revenue. In addition the Company introduced LifePak in Taiwan, Hong Kong and South Korea in October 1996, January 1997 and August 1997, respectively. The Company expects to launch a number of other IDN products in South Korea by the end of 1997, subject to regulatory approval. The Company also intends to introduce products tailored to specific demographic and geographic market segments and will consider introducing entirely new product categories in the future. See "Risk Factors--Government Regulation of Products and Marketing."

     Open New Markets. The Company will continue to pursue attractive new market opportunities. In March 1997, the Company commenced operations in Thailand. The Company has announced its intention to commence operations in the Philippines in 1998. The Company has conducted preliminary investigations on the feasibility of commencing operations in Indonesia, Malaysia, the PRC, Singapore and Vietnam. The Company believes that these countries may represent significant markets for the future expansion of its operations, provided that the Company can secure the required regulatory and business permits. See "--New Market Opportunities," "Risk Factors--Entering New Markets," "--Potential Negative Impact of Distributor Actions," "--Government Regulation of Direct Selling Activities" and "--Government Regulation of Products and Marketing."

     Attract New Distributors and Enhance Distributor Productivity. To date, the Company has enjoyed significant growth in the number of its executive distributors (defined as those active distributors whose group of downline distributors meet certain monthly qualification requirements). By leveraging its operating strengths, the Company intends to continue to create and maintain a business climate to promote the growth in the number of executive distributors and to increase distributor retention, motivation and productivity. In addition, the Company will pursue growth in the number of executive distributors by continuing to work with NSI to enhance the Global Compensation Plan, implementing an innovative distributor equity incentive program, opening two or more new distributor walk-in centers by the end of 1997 to provide a local presence in additional key cities, enhancing distributor training and recognition programs, and targeting inactive distributors via direct marketing who may still have an interest in the Company's business opportunity or products. See "Business--Distribution System."

     Increase Brand Awareness and Loyalty. The Company intends to increase brand awareness and loyalty, and sales to new and existing consumers, through (i) increasing marketing and promotional efforts focused on the Nu Skin and IDN brands, including the use of celebrity spokespersons such as Christie Brinkley, the 1995-1996 Miss Thailand and high profile Olympic and world class athletes,
(ii) increased use of respected professional product advisers to promote existing products and develop new product offerings, (iii) increasing the availability of sample packages, (iv) emphasizing product "systems," such as the HairFitness system of various shampoos and conditioners, which leads to the purchase of multiple products rather than a single product, and (v) implementing systems designed to promote repeat product purchases.

     Consideration of the Company's growth strategy should be made in connection with certain risks associated with such growth strategy including risks related to opening new markets and managing growth, conducting operations outside of the United States, managing currency risks and complying with import restrictions and government regulations regarding the Company's products, marketing plan, and direct selling generally. See "Risk Factors."

Forward-Looking Statements

     The statements in this section under the captions "Business--General," "--Operating Strengths" and "--Growth Strategy" that are not historical facts are "forward-looking statements" as defined in the Reform Act. These forward-looking statements involve risks and uncertainties and are based on certain assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might cause such differences include, but are not limited to, risks and uncertainties associated with management of the Company's growth, the Company's dependence on independent distributors and the effects on distributors of the NSI distributor equity program, potential adverse effects of the Company's price increases on sales and distributor growth, economic conditions in the Company's markets, especially South Korea, the introduction and market acceptance in South Korea of LifePak, the Company's core IDN product, adverse publicity regarding the Company and other direct selling companies in South Korea, the Company's planned expansion into new markets and the introduction of new products in the Company's existing markets, regulatory action against the Company or its distributors in any of the Company's markets and particularly in South Korea, fluctuations in foreign currency values relative to the U.S. dollar, and risks inherent in the importation, regulation and sale of products in the Company's markets. See "Risk Factors."

Industry Overview

     The distribution of products through the network marketing and other direct selling channels has grown significantly in recent years. The WFDSA reports that, since 1990, worldwide direct distribution of goods and services to consumers has increased 76%, resulting in the sale of nearly $80 billion of goods and services in 1996. According to the WFDSA, $35 billion of goods and services were sold by its members in 1996 through direct selling channels in the markets in which the Company currently operates, which represents 44% of the global volume of direct sales by its members. The Company believes that extended family relationships, the family culture and the extended social networks common in Asian countries are particularly well suited to the Company's network marketing methods. The Company also believes that a variety of recent social and economic changes which have occurred throughout Asia have had a positive impact on the Company's revenues and net income. Trends that have benefited the Company include the emergence of a greater interest on the part of some Asians in pursuing more independent entrepreneurial activities outside traditional business settings, an increase in the number of Asian women joining the work force and an increase in the number of Asians seeking supplemental income from alternative sources.

     The Asian retail market is generally characterized by fragmented distribution and numerous small retailers. In Japan, these problems are further exacerbated by the multi-tiered, traditional Japanese distribution system which has proven difficult for many foreign manufacturers to penetrate. Outside of Japan, the general lack of a developed distribution infrastructure throughout Asia has fostered and encouraged the growth of direct selling as a significant distribution channel. Given this environment, the Company believes that the high level of personal service provided by direct selling companies, including convenient in-home demonstrations, easy-access product ordering, timely delivery and generous product return policies, provides additional value to consumers. In addition, rapidly growing Asian economies and a growing demand in Asia for Western brand name products has fueled the growth and demand for high quality consumer products.

Country Profiles

     The following table sets forth the Company's revenue and the total number of active distributors for each of the countries in which the Company operated for the years ended December 31, 1995 and 1996 and for the three months ended June 30, 1996 and 1997. This table should be reviewed in connection with the information presented under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," which discusses the costs associated with generating the aggregate revenue presented.

                                   Year Ended              Six Months
Country                           December 31,           Ended June 30,
-------                       --------------------    --------------------
                                1995        1996        1996        1997
                                ----        ----        ----        ----
                                         (dollars in thousands)
Revenue:
    Japan...................  $231,540    $380,044    $166,513    $261,381
    Taiwan..................   105,415     154,564      67,561      91,327
    South Korea(1)..........        --     122,337      43,407      63,053
    Hong Kong...............    17,046      17,037       8,093       9,733
    Thailand(2).............        --          --          --      13,374
                              --------    --------    --------    --------
        Total(3)              $354,001    $673,982    $285,574    $438,868
                              ========    ========    ========    ========

Active Distributors:(4)(5)
    Japan...................   147,000     215,000     195,000     247,000
    Taiwan..................    75,000      91,000      93,000      85,000
    South Korea(1)..........        --      57,000      82,000      39,000
    Hong Kong...............    14,000      14,000      14,000      14,000
    Thailand(2).............        --          --          --      31,000
                              --------    --------    --------    --------
        Total...............   236,000     377,000     384,000     416,000
                              ========    ========    ========    ========
-----------
(1)  The Company commenced operations in South Korea in February 1996.
(2)  The Company commenced operations in Thailand in March 1997.
(3) Total revenue does not include sales of certain products to NSI affiliates in Australia and New Zealand of $4.6 million in 1995 and in 1996 and $2.1 million for the first six months of 1996 and for the same period in 1997. Operating expenses have increased with the growth of the Company's revenue.
(4) The term "Active Distributors" includes only those distributors who purchased products from the Company during the three months ended as of the date indicated.
(5)  Numbers are rounded to the nearest thousand.

     The following table sets forth certain estimated economic and demographic data in each of the Company's markets. Although the Company believes that the following table provides a useful basis for evaluating the relative size and growth of the economies and populations of the countries in which the Company operates, no assurance can be given that economic or population data in a particular country will indicate what the Company's results of operations will be in that country.

                                         1996 GDP       1996 GDP      Real GDP
                     1996 Population   (in billions    per capita      Growth
Country               (in millions)       of $)          (in $)     1996/1995(%)
-------              ---------------   ------------    ----------   ------------
Japan..........           125.5          $4,575.2       $36,456         3.6%
Taiwan.........            21.5             270.5        12,583         5.6
South Korea....            45.3             497.6        10,984         6.9
Hong Kong......             6.3             158.7        25,108         4.6
Thailand........           61.8             185.0         2,993         6.7

-----------
Source: World Information Services; Country Data Forecasts, March 1997.

     Japan. The Company, through its subsidiary Nu Skin Japan, commenced operations in Japan in April 1993. According to the WFDSA, the direct selling channel in Japan generated sales of approximately $30 billion of goods and services in 1996, making Japan the largest direct selling market in the world. Management believes that as many as six million people are involved in direct selling businesses in Japan. Direct selling is well-understood in Japan and is governed by detailed government regulation. See "Risk Factors--Government Regulation of Direct Selling Activities" and "--Government Regulation of Products and Marketing."

     A great deal of the Company's success to date can be directly attributed to the growth of its Japanese business in recent years. Significant revenue was recognized from the outset of the Company's operations in Japan due to the immediate attention given to the market by leading NSI distributors from around the world. Japan has continued to post strong financial results for the Company, with revenue increasing by approximately 64% in U.S. dollars and 90% in local currency for 1996 compared to 1995 and by approximately 57% in U.S. dollars and 77% in local currency for the six months ended June 30, 1997 compared to the same period in 1996. Management believes that the increase for the six months ended June 30, 1997 was primarily the result of a doubling of executive distributors in Japan during this period and the increasing demand for IDN products, which accounted for 37% of revenue for the period. Furthermore, given the size of the direct selling market in Japan and the growing Japanese demand for the Company's products, management believes that there is still significant opportunity for revenue growth in this market. As of June 30, 1997, Nu Skin Japan offered 67 of the 89 Nu Skin personal care products and 14 of the 36 IDN products, including LifePak, the core IDN product. Nu Skin Japan also offered 4 popular skin lightening products and 7 additional face care products designed specifically for Japanese consumers.

     In support of the Company's growth strategy, Nu Skin Japan intends to (i) focus on internal country development by opening offices in additional Japanese cities, thereby increasing consumer awareness and enhancing the Company's image,
(ii) expand development capacity to develop more products that are particularly suited to the Japanese market, (iii) continue to expand the current product offerings in Japan to include additional Nu Skin personal care and IDN products, and (iv) enhance corporate support of distributors by upgrading information technology resources.

     Taiwan. The Company, through its subsidiary Nu Skin Taiwan, commenced operations in Taiwan in January 1992. According to the WFDSA, the direct selling channel in Taiwan generated approximately $2 billion in sales of goods and services in 1995, of which 43% were nutritional products. Currently, two million people (approximately 10% of the population) are estimated to be involved in direct selling. Because a large percentage of its population is involved in direct selling activities, the Taiwanese government regulates direct selling activities to a significant extent. For example, the Taiwan government has enacted tax legislation aimed at ensuring proper tax payments by distributors on their transactions with end consumers. See "Risk Factors--Government Regulations of Direct Selling Activities" and "--Government Regulation of Products and Marketing."

     Revenue growth in Taiwan has averaged 47% per year since the commencement of operations in 1992. The Company believes that the recent increase in sales is primarily due to (i) the opening of walk-in centers in Kaohsiung and Taichung,
(ii) increased distributor training and recognition, and (iii) increased product offerings. Based on information provided by the Taiwan Direct Selling Association, as of 1995, Nu Skin Taiwan had captured approximately 31% and 1% of the market for personal care products and nutritional supplements, respectively, sold through the direct selling channel. The Company believes that Nu Skin Taiwan is now the largest direct selling company in Taiwan. As of June 30, 1997, Nu Skin Taiwan offered 62 of the 89 Nu Skin personal care products and 11 of the 36 IDN products.

     In support of the Company's growth strategy, Nu Skin Taiwan intends to (i) capitalize on the size of the nutritional supplements market by promoting the recently introduced LifePak and FibreNet products and expanding the current product offerings in Taiwan to include additional Nu Skin personal care and IDN products, (ii) focus more resources on product development specifically for the Taiwan market, and (iii) enhance corporate support of distributors by upgrading information technology resources.

     Hong Kong. The Company, through its subsidiary Nu Skin Hong Kong, commenced operations in Hong Kong in September 1991. According to the WFDSA, the direct selling channel in Hong King generated approximately $78 million in sales of goods and services in 1995. Hong Kong represents an important market in the structure of the Asian region because it serves as the location of the Company's regional office and is an important base of operations for many of the Company's most successful distributors, whose downline distributor networks extend into other Asian markets. As of June 30, 1997, Nu Skin Hong Kong offered 84 of the 89 Nu Skin personal care products and 16 of the 36 IDN products.

     Hong Kong became a Special Administrative Region (SAR) of the PRC effective July 1, 1997. The further integration of the Hong Kong economy and political system with the economy and political system of the PRC could have an impact on the Company's business in Hong Kong. See "Risk Factors--Possible Adverse Effect on the Company of the Change in the Status of Hong Kong."

     In February 1995, Macau, a Portuguese colony scheduled to become an SAR of the PRC in 1999, was opened as a new market. Revenue figures for Macau are combined with those of Hong Kong. Macau represents the smallest of the Company's markets in population with just under 500,000 residents. The Company's Macau office operates under the direction of Nu Skin Hong Kong.

     In support of the Company's growth  strategy,  Nu Skin Hong Kong intends to
(i) promote distributor growth, retention and leadership development through local initiatives, (ii) capitalize on the size of the nutritional supplements market by promoting the recently introduced LifePak product and expanding the current product offerings in Hong Kong to include additional Nu Skin personal care and IDN products, and (iii) stimulate purchases from inactive distributors through direct mail campaigns.

     South Korea. The Company, through its subsidiary Nu Skin Korea, commenced operations in South Korea in February 1996. According to the WFDSA, the direct selling channel in South Korea generated approximately $1.8 billion in sales of goods and services in 1996. South Korea's direct sales legislation, which went into effect in July 1995, requires companies to comply with numerous provisions, such as local registration, reporting of certain operating results and dissemination to distributors of certain information regarding the laws. See "Risk Factors--Government Regulations of Direct Selling Activities" and "--Government Regulation of Products and Marketing."

     The Company had sales in South Korea of approximately $122 million and $63 million for 1996 and the first six months of 1997, respectively, making the Company the second largest direct seller in the country. As of June 30, 1997, Nu Skin Korea offered 51 of the 89 Nu Skin personal care products and none of the IDN products. Additionally, Nu Skin Korea offered 3 shades of Nu Colour MoistureShade Liquid Finish designed specifically for Korean consumers. In August 1997, Nu Skin Korea introduced LifePak in South Korea. Nu Skin Korea was among the first foreign-owned firms to register and begin operations under the new direct selling legislation. Management believes that significant competition may soon enter the South Korean market. See "Risk Factors--Competition."

     The Company believes that revenue from its South Korean operations is following a pattern similar to that experienced by the Company in certain of its other markets, where initial rapid revenue growth has been followed by a short period of stable or declining revenue. The Company experienced a significant decline in its second quarter revenue in South Korea from revenue in the first quarter of 1997 and anticipates an additional significant decline in the third quarter of 1997.

     The Company believes that the anticipated revenue decline in South Korea is partially reflective of the typical business cycle experienced in new markets and partially the result of other factors specific to South Korea. These other factors include recent activities by the South Korean government and campaigns by a coalition of consumer protection and trade organizations against producers of luxury and foreign goods, in general, and certain network marketing companies, in particular, that have drawn negative media attention. Although the Company has not been the focus of these campaigns, management believes that the media attention has negatively impacted the business environment generally. See "--Potential Effects of Adverse Publicity." An additional factor which the Company believes has contributed to the revenue decline in South Korea is the focus of key distributors on other recently-opened markets, including Thailand.

     In support of the Company's growth strategy, Nu Skin Korea intends to (i) continue the strategic introduction of Nu Skin personal care and IDN products
(ii) engage in targeted promotional and public relations activities designed to address concerns regarding the current business environment for direct selling companies, (iii) promote the development of local distributor leadership, including focused training efforts, compensation plan modifications and the introduction of distributor productivity programs, (iv) engage in the local manufacturing of certain products to partially alleviate concerns about the high level of goods being imported into South Korea by the Company, and (v) build the local distributor support infrastructure.

     Thailand. The Company, through its subsidiary, Nu Skin Thailand, commenced operations in Thailand on March 13, 1997. According to the WFDSA, direct sales in 1996 totaled $800 million in Thailand, making it the fourteenth largest direct selling market worldwide. The Company's opening in Thailand was supported by more than 200 of NSI's highest ranking distributors, many of whom are from Taiwan and other Asian markets. As of June 30, 1997, Nu Skin Thailand offered 26 of the 89 Nu Skin personal care products and none of the IDN products.

     In Thailand, the Company intends to (i) systematically introduce additional Nu Skin personal care products throughout the remainder of 1997, (ii) promote the Company's brand image through public relations efforts, including the endorsement of Nu Skin personal care products by the 1995-1996 Miss Thailand,
(iii) train new distributors in the most effective methods of marketing the Company's products and in becoming effective leaders within the Global Compensation Plan framework, and (iv) build the Company's infrastructure to support growth in the market by adding an additional walk-in center in a major city.

New Market Opportunities

     The Company has developed a low cost, disciplined approach to opening new markets. Each market opening is preceded by a thorough analysis of economic and political conditions, regulatory standards and other business, tax and legal issues. Prior to a market opening, the Company's management team, in conjunction with NSI support personnel, local legal counsel and tax advisors, works to obtain all necessary regulatory approvals and establish facilities capable of meeting distributor needs. This approach, combined with NSI's global distributor compensation plan (the "Global Compensation Plan"), which motivates distributors to sponsor and train other distributors to sell products in new markets, has enabled the Company to quickly and successfully open new markets.

     The Company has the right to be the exclusive distributor of NSI products in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam. The Company believes that these countries collectively represent significant markets for future expansion. Generally, the Company, as a matter of policy, does not announce the timing of its opening of new markets. However, the Company has announced its intention to commence operations in the Philippines in 1998.

     There are, however, significant risks and uncertainties associated with the Company's expansion into these countries. The regulatory and political climate in these potential markets is such that a replication of the Company's current operating structure cannot be guaranteed. For example, Malaysia has governmental guidelines that have the effect of limiting foreign ownership of direct selling companies operating in Malaysia to no more than 30%. In addition, because the Company's personal care and nutritional product lines are positioned as premium product lines, the market potential for the Company's product lines in relatively less developed countries, such as the PRC and Vietnam, remains to be determined. Modifications to each product line may be needed to accommodate the market conditions in each country, while maintaining the integrity of the Company's products. No assurance can be given that the Company will be able to obtain necessary regulatory approvals to commence operations in these new markets, or that, once such approvals are obtained, the Company and NSI, upon which the Company is largely dependent for product development assistance, will be able to successfully reformulate Nu Skin personal care and IDN product lines in any of the Company's new markets to attract local consumers. Given existing regulatory environments and economic conditions, the Company's entrance into Singapore and Vietnam is not anticipated in the short to mid-term. See "Risk Factors--Entering New Markets" and "--Government Regulation of Products and Marketing; Import Restrictions."

     Furthermore, the PRC has proven to be a particularly difficult market for foreign corporations due to its extensive government regulation and the historical political tenets of the PRC government. In order to enter the market in the PRC, the Company may be required to enter into a joint venture enterprise with a Chinese entity and to establish a local manufacturing presence, which will entail a significant investment on the Company's part. The Company believes that the PRC national regulatory agency responsible for direct selling periodically reviews the regulation of multi-level marketing. These reviews may lead to changes in applicable regulations. Therefore, it is not known when or whether the Company will be able to implement its business model in a manner consistent with the implementation of its business model in other markets. The Company will likely have to apply for licenses on a province by province basis, and the repatriation of the Company's profits will be subject to restrictions on currency conversion and the fluctuations of the government controlled exchange rate. In addition, because distribution systems in the PRC are greatly fragmented, the Company may be forced to use business models significantly different from those used by the Company in more developed countries. The lack of a comprehensive legal system and the uncertainties of enforcement of existing legislation and laws could also have an adverse effect on the Company's proposed business in the PRC. See "Risk Factors--Entering New Markets."

     The following table sets forth certain estimated economic and demographic data in each of the countries for which the Company has an exclusive license but in which the Company has not commenced operations. Although the Company believes that the following table provides a useful basis for evaluating the relative size and growth of the economies and populations of the countries in which the Company intends to operate, no assurance can be given that economic or population data in a particular country will indicate what the Company's results of operations will be in that country.

                                         1996 GDP       1996 GDP      Real GDP
                     1996 Population   (in billions    per capita      Growth
Country               (in millions)       of $)          (in $)     1996/1995(%)
-------              ---------------   ------------    ----------   ------------
Indonesia........         197.4           $224.5         $1,137          7.8%
Malaysia.........          20.5             97.2          4,751          8.2
PRC..............       1,236.0            808.2            654          9.7
Philippines......          72.0             83.2          1,156          5.5
Singapore........           3.0             93.2         30,771          7.0
Vietnam..........          76.3             26.1            342          9.3

-----------------
Source:  World Information Services; Country Data Forecasts, March 1997.

     Indonesia. Although historically not open to foreign investment opportunities, Indonesia has experienced a recent update emphasis on deregulation and private enterprise and an average annual growth in GDP of 6% from 1985 to 1994. The Indonesian Direct Selling Association reports that there are 750,000 participants in direct selling in the country. Management believes that the combination of the above factors creates an attractive opportunity for expansion.

     Malaysia. According to the WFDSA, more than $760 million in goods and services were sold through the direct selling channel in Malaysia in 1996. There are currently numerous direct selling companies operating in Malaysia. In October 1995, the Company's business permit applications were denied by the Malaysian government as the result of activities by certain NSI distributors before required government approvals could be secured. See "Risk Factors--Potential Negative Impact of Distributor Actions" and "--Potential Effects of Adverse Publicity." Management is reevaluating the time frame in which it will reapproach the Malaysian market.

     PRC. With the PRC's large population and the Company's success in the neighboring and Chinese-speaking countries of Hong Kong and Taiwan, management believes that the PRC will be an attractive market for the Company. The Company believes that the PRC national regulatory agency responsible for direct selling periodically reviews the regulation of multi-level marketing. These reviews may lead to changes in applicable regulations. The Company is actively researching this and other issues including potential manufacturing alternatives related to the commencement of operations in the PRC. It is not known when or whether the Company will be able to implement its business model in a manner consistent with the implementation of its business model in other markets. See "--Government Regulation--Regulation of Products and Marketing; Import Restrictions" and "--New Market Opportunities."

     Philippines. Even though the per capita GDP in the Philippines is low, the Company believes that there is demand for premium personal care and nutrition products, especially near Manila, the capital city, which, in 1996, had a population of 10 million. Management believes that nearly $500 million of goods and services are sold annually through the direct selling channel and that more than 20 international direct selling companies currently operating in the Philippines. The Company has announced its intention to commence operations in the Philippines in 1998.

     Singapore. In Singapore, relatively high levels of GDP per capita indicate that the country enjoys strong consumer buying power and a dynamic market structure similar to, yet smaller than, Hong Kong. Although direct selling activities are permitted, currently network marketing is not allowed in Singapore. Accordingly, the Company's entrance into Singapore is not anticipated in the short to mid-term. See "--Government Regulation--Regulation of Products and Marketing; Import Restrictions."



     Vietnam. The Company believes that there is little or no direct selling activity in Vietnam. However, the country is moving towards a market-based economy and has recently adopted a freely convertible currency. The Company anticipates that the increase in free enterprise will help to develop the direct selling channel. However, given existing regulatory, environmental and economic conditions, the Company's entrance into Vietnam is not anticipated in the short to mid-term.

Distribution System

     Overview of Distribution System. The foundation of the Company's sales philosophy and distribution system is network marketing. Under most network marketing systems, distributors purchase products for retail sale and personal consumption. Pursuant to the Global Compensation Plan, products are sold exclusively to or through independent distributors who are not employees of the Company or NSI. Distributors contract directly with NSI, and NSI makes such distributors available to the Company through Licensing and Sales Agreements. See "--Relationship with NSI" and "Certain Relationships and Related Transactions."



     Network marketing is an effective vehicle to distribute the Company's products because (i) a consumer can be educated about a product in person by a distributor, which is more direct than the use of television and print advertisements; (ii) direct sales allow for actual product testing by a potential consumer; (iii) the impact of distributor and consumer testimonials is enhanced; and (iv) as compared to other distribution methods, distributors can give customers higher levels of service and attention, by, among other things, delivering products directly to a consumer and following up on sales to ensure proper product usage and customer satisfaction, and to encourage repeat purchases. Under most network marketing systems, independent distributors purchase products for resale and for personal consumption.

     Direct selling as a distribution channel has been enhanced in the past decade due to advancements in communications, including telecommunications, and the proliferation of the use of videos and fax machines. Direct selling companies can now produce high quality videos for use in product education, demonstrations and sponsoring sessions that project a desired image for the Company and the product line. Management believes that high quality sales aids play an important role in the success of distributor efforts. For this reason, NSI maintains an in-house staff of video production personnel and video and audio cassette duplication equipment for timely and cost-effective production of sales materials. These facilities and expertise are available for the Company's use. Management is committed to fully utilizing current and future technological advances to continue enhancing the effectiveness of direct selling.

     NSI's network marketing program differs from many other network marketing programs in several respects. First, the Global Compensation Plan allows NSI distributors to develop a seamless global network of downline distributors. Second, NSI's order and fulfillment systems eliminate the need for distributors to carry significant levels of inventory. Third, the Global Compensation Plan is among the most financially rewarding plans offered to distributors by network marketing companies, and can result in commissions to distributors aggregating up to 58% of a product's wholesale price. On a global basis, commissions have averaged 42% of revenue from commissionable sales over the last eight years. Because the Company licenses the right to use the Global Compensation Plan from NSI, the structure of the plan, including commission rates, is largely under the control of NSI. See "Risk Factors--Increase in Distributor Compensation Expense."

     The Company's revenue is directly dependent upon the efforts of distributors. Growth in sales volume requires an increase in the productivity of distributors and/or growth in the total number of distributors. Because the distributors have contracted directly with NSI, the Company primarily relies on NSI to enforce distributor policies and procedures. There can be no assurance that the productivity or number of distributors will be sustained at current levels or increased in the future. See "Risk Factors--Reliance Upon Independent Distributors of NSI." Furthermore, the Company estimates that, as of June 30, 1997, approximately 340 distributorships worldwide comprised NSI's Hawaiian Blue Diamond and Blue Diamond executive distributor levels, which are NSI's two highest executive distributor levels and, together with their extensive downline networks, account for substantially all of the Company's revenue. Consequently, the loss of such a high-level distributor or another key distributor, together with a group of leading distributors in such distributor's downline network, or the loss of a significant number of distributors for any reason, could adversely affect the Company's results of operations. See "Risk Factors--Reliance on Certain Distributors; Potential Divergence of Interests between Distributors and the Company."

     Sponsoring. The Company relies solely on NSI distributors to sponsor new distributors. While the Company provides, at cost, product samples, brochures, magazines and other sales materials, distributors are primarily responsible for educating new distributors with respect to products, the Global Compensation Plan, and how to build a successful distributorship.

     The sponsoring of new distributors creates multiple levels in the network marketing structure. Persons whom a distributor sponsors are referred to as "downline" or "sponsored" distributors. If downline distributors also sponsor, they create additional levels in the structure, but their downline distributors remain part of the same downline network as their original sponsoring distributor. See "Risk Factors--Reliance on Certain Distributors; Potential Divergence of Interests between Distributors and the Company."

     Sponsoring activities are not required of distributors. However, because of the financial incentives provided to those who succeed in building a distributor network, the Company believes that most of its distributors attempt, with varying degrees of effort and success, to sponsor additional distributors. Generally, distributors invite friends, family members and acquaintances to sales meetings where Company products are presented and where the Global
Compensation Plan is explained. People are often attracted to become distributors after using Company products and becoming regular retail customers. Once a person becomes a distributor, he or she is able to purchase products directly from the Company at wholesale prices for resale to consumers or for personal consumption. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users.

     A potential distributor must enter into a standard distributor agreement with NSI which obligates the distributor to abide by NSI's policies and procedures. Additionally, in all countries except Japan, a new distributor is required to enter into a product purchase agreement with the Company's local subsidiary, which governs product purchases. In Japan, Taiwan and Hong Kong, distributors are also required to purchase a starter kit, which includes NSI's policies and procedures, for between $55 and $85, which essentially represents the cost of producing the starter kit. In South Korea and Thailand, distributors are not required to purchase a starter kit.

     Global Compensation Plan. Management believes that one of the Company's key competitive advantages is the Global Compensation Plan, which it licenses from NSI. Distributors receive higher levels of commissions as they advance under the Global Compensation Plan. The Global Compensation Plan is seamlessly integrated across all markets in which Nu Skin personal care and IDN products are sold, which allows distributors to receive commissions for global product sales, rather than merely local product sales. This seamless integration means that the Company's distributor base has global reach and that the knowledge and experience resident in current distributors can be used to build distributor leadership in new markets. Outside of the Company's markets, NSI currently has affiliated operations in the U.S., the United Kingdom, Puerto Rico, Canada, Australia, New Zealand, Ireland, Germany, France, the Netherlands, Belgium, Italy, Spain, Mexico and Guatemala. Allowing distributors to receive commissions at the same rate for sales in foreign countries as for sales in their home country is a significant benefit to distributors because they are not required to establish new distributorships or requalify for higher levels of commissions within each new country in which they begin to operate, which is frequently the case under the compensation plans of the Company's major competitors. Under the Global Compensation Plan, a distributor is paid consolidated monthly commissions in the distributor's home country, in local currency, for product sales in that distributor's global downline distributor network. Current and future distributor lists have been licensed by NSI to the Company pursuant to Licensing and Sales Agreements. See "--Relationship with NSI" and "Certain Relationships and Related Transactions."

     The Global Compensation Plan allows an individual the opportunity to develop a business, the success of which is based upon that individual's level of commitment, time, enthusiasm, personal skills, contacts, and motivation. For many, a distributorship is a very small business, in which products may be purchased primarily for personal consumption and for resale to relatively few customers. For others, a distributorship becomes a full-time occupation.

     High Level of Distributor Incentives. Based upon its knowledge of network marketing distributor compensation plans, the Company believes that the Global Compensation Plan is among the most financially rewarding plans offered to distributors by network marketing companies. There are two fundamental ways in which distributors can earn money: (i) through retail markups, for which the Company recommends a range from 43% to 60%; and (ii) through a series of commissions on product sales, which can result in commissions to distributors aggregating up to 58% of such product's wholesale price. On a global basis, however, commissions have averaged 42% of revenue from commissionable sales over the last eight years. See "Risk Factors--Increase in Distributor Compensation Expense."

     Each product carries a specified number of sales volume points. Commissions are based on total personal and group sales volume points per month. Sales volume points are essentially based upon a product's wholesale cost, net of any point of sale taxes. As a distributor's retail business expands and as he or she successfully sponsors other distributors into the business who in turn expand their own businesses, he or she receives a higher percentage of commissions.

     Once a distributor becomes an executive, the distributor can begin to take full advantage of the benefits of commission payments on personal and group sales volume. To achieve executive status, a distributor must submit a qualifying letter of intent and achieve specified personal and group sales volumes for a four-month period of time. To maintain executive status, a distributor must generally also maintain specified personal and group sales volumes each month. An executive's commissions increase substantially as multiple downline distributors achieve executive status. In determining commissions, the number of levels of downline distributors that can be included in an executive's group increases as the number of executive distributorships directly below the executive increases.

     As of the dates indicated below, the Company had the following number of executive distributors:

                     Total Number of Executive Distributors

                             As of December 31,                   As of June 30,
                  -----------------------------------------     ----------------
Country           1992    1993     1994     1995      1996       1996      1997
-------           ----    ----     ----     ----      ----       ----      ----
Japan...........    --    2,459    3,613    4,017    10,169      7,422    13,678
Taiwan..........   551    1,170    2,093    3,014     5,098      3,685     5,008
South Korea.....    --       --       --       --     4,675        832     3,244
Thailand........    --       --       --       --        --         --        --
Hong Kong.......   164      275      377      519       541        507       590
                   ---    -----    -----    -----    ------     ------    ------
     Total......   715    3,904    6,083    7,550    20,483     12,446    22,520
                   ===    =====    =====    =====    ======     ======    ======

     On a monthly basis, the Company and NSI evaluate requests for exceptions to the Global Compensation Plan. While the general policy is to discourage exceptions, management believes that the flexibility to grant such exceptions is critical in retaining distributor loyalty and dedication. In each market, distributor services personnel evaluate each such instance and appropriate recommendations are made to NSI.

     Distributor Support. The Company is committed to providing a high level of support services tailored to the needs of its distributors in each market. The Company meets the needs and builds the loyalty of its distributors with personalized distributor service, a support staff that assists distributors as they build networks of downline distributors, and a liberal product return policy. Because many distributors have only a limited number of hours each week to concentrate on their Nu Skin business, management believes that maximizing a distributor's efforts through effective support of each distributor has been and will continue to be important to the success of the Company.

     Through training meetings, annual conventions, distributor focus groups, regular telephone conference calls and personal contacts with distributors, the Company seeks to understand and satisfy the needs of each distributor. The Company provides walk-in, telephonic and computerized product fulfillment and tracking services that result in user-friendly, timely product distribution. In addition, the Company is committed to evaluating new ideas in technology and services, such as automatic product reordering, that the Company can provide to distributors. The Company currently utilizes voicemail, teleconferencing and fax services. Global Internet access (including Company and product information, ordering abilities and group and personal sales volume inquiries) is anticipated to be provided to distributors in the future. Each walk-in center maintains meeting rooms which distributors may utilize in training and sponsoring activities.

     Rules Affecting Distributors. NSI's standard distributor agreement, policies and procedures, and compensation plan contained in every starter and/or introductory kit outline the scope of permissible distributor marketing activities. The Company's distributor rules and guidelines are designed to provide distributors with maximum flexibility and opportunity within the bounds of governmental regulations regarding network marketing. Distributors are independent contractors and are thus prohibited from representing themselves as agents or employees of NSI or the Company. Distributors are obligated to present the Company's products and business opportunity ethically and professionally. Distributors agree that the presentation of the Company's business opportunity must be consistent with, and limited to, the product claims and representations made in literature distributed by the Company. No medical claims may be made regarding the products, nor may distributors prescribe any particular product as suitable for any specific ailment. Even though sponsoring activities can be conducted in many countries, distributors are prohibited from conducting marketing activities outside of countries in which NSI and the Company conduct business and are not allowed to export products from one country to another. See "Risk Factors--Potential Negative Impact of Distributor Actions."

     Distributors must represent that the receipt of commissions is based on substantial efforts. Exhibiting commission statements or checks is prohibited. Sales aids such as videotapes, promotional clothing, pens, stationary and other miscellaneous items must be produced or pre-approved by the Company or NSI.

     Distributors may not use any form of media advertising to promote products. Products may be promoted only by personal contact or by literature produced or approved by the Company. Generic business opportunity advertisements (without using either the Company or the NSI names) may be placed in accordance with certain guidelines in some countries. NSI logos and names may not be permanently displayed on physical premises. Distributors may not use NSI trademarks or other intellectual property of NSI without NSI's consent.

     Products may not be sold, and the business opportunity may not be promoted, in traditional retail environments such as food markets, pharmacies and drugstores. Nor may business be conducted at conventions, trade shows, flea markets, swap meets, and similar events. Distributors who own or are employed by a service-related business such as a doctor's office, hair salon, or health club, may make products available to regular customers as long as products are not displayed visibly to the general public in such a way as to attract the general public into the establishment to purchase products.

     Generally, distributors can receive commission bonuses only if, on a monthly basis (i) the distributor achieves at least 100 points (approximately U.S. $100) in personal sales volume, (ii) the distributor documents retail sales to at least five retail customers, (iii) the distributor sells and/or consumes at least 80% of personal sales volume, and (iv) the distributor is not in default of any material policies or procedures.

     NSI systematically reviews alleged reports of distributor misbehavior. If NSI determines that a distributor has violated any of the distributor policies or procedures, it may either terminate the distributor's rights completely or impose sanctions such as warnings, probation, withdrawal or denial of an award, suspension of privileges of a distributorship, fines or penalties, withholding commissions until specified conditions are satisfied, or other appropriate injunctive relief. Distributor terminations based on violations of NSI's policies and procedures have aggregated less than 1% of the Company's distributor force since inception. Distributors may voluntarily terminate their distributorship at any time.

     Payment. Distributors generally pay for products prior to shipment. Accordingly, the Company carries no accounts receivable from distributors. Distributors pay for products in one of several ways. Cash, which represents a large portion of all payments, is received by order takers in the distribution center when orders are personally picked up by a distributor. In addition, in Japan cash is sent through the mail using a postal cash envelope. The Company also accepts payment through the use of credit cards. This method of payment is very popular in Hong Kong and Taiwan and is expected to increase in popularity in South Korea. Another form of payment utilized in Japan is a Tososhin card, which is essentially a distributor credit card utilized to place orders. Bank wire transfers are also popular throughout Asia, particularly in Japan.

Product Summary

     The Company offers products in two distinct categories: personal care products, marketed under the trademark "Nu Skin," and nutritional products, marketed under the trademark "Interior Design Nutritionals" (IDN). The Company is entitled to distribute NSI products in specified Asian countries pursuant to a Regional Distribution Agreement. See "--Relationship with NSI" and "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest." NSI markets 89 different personal care and 36 different nutritional products, of which 84 and 19, respectively, were available in at least one of the Company's markets as of June 30, 1997. Nearly all products sold by the Company are purchased from NSI, with the exception of a line of 11 personal care products which are produced locally in Japan. In addition to products, the Company offers a variety of sales aids, including items such as starter kits, introductory kits, brochures, product catalogs, videotape and personal care accessories. See "Risk Factors--Product Liability."

     The following chart indicates how many of the Nu Skin personal care and IDN products were available as of June 30, 1997 in each of the Company's current markets.


                 Nu Skin Personal Care and IDN Product Offerings

                                                                       Products Offered By the Company
                                                Total       ----------------------------------------------------
                                               Products                            Hong       South
Product Categories/Product Lines               Offered      Japan      Taiwan      Kong       Korea     Thailand
--------------------------------               --------     ------     ------     ------      ------    --------
Nu Skin Personal Care:
   Facial Care...............................     20          14(1)      13         18          13          9
   Body Care.................................     12          10          9         12           9          7
   Hair Care.................................     14          13         13         13          12         10
   Color Cosmetics...........................     13          13         10         13           8(2)       0
   Speciality................................     30          17         17         28           9          0
                                                ------      ------     ------     ------      ------     ------
                                                  89          67         62         84          51         26
         Total...............................   ======      ======     ======     ======      ======     ======

IDN:
   Nutritional Supplements...................     16           6          4          3          --         --
   Nutritious and Healthy Snacks.............      8           3          4          5          --         --
   Sports and Fitness Nutritional Products...      4           1         --         --          --         --
   Botanical Supplements.....................      8           4          3          8          --         --
                                                ------      ------     ------     ------      ------     ------
         Total...............................     36          14         11         16          --         --
                                                ======      ======     ======     ======      ======     ======

-----------

(1)  In Japan, the Company also sells 11 locally sourced personal care products.
(2) In South Korea, the Company also sells one locally sourced color cosmetic product.

     Presented below are the dollar amount and percentage of revenue of each of the two product categories and other sales aid revenue for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997.


                           Revenue by Product Category

                                    Year Ended              Year Ended            Six Months Ended
                                December 31, 1995       December 31, 1996          June 30, 1997
                               -------------------     -------------------      --------------------
Product Category                   $          %            $           %            $           %
----------------               --------     ------     --------      ------     --------      ------
                                                      (dollars in thousands)

Nu Skin personal care....      $303,387      84.6%     $493,609       72.8%     $282,645       64.1%
IDN......................        23,959       6.7       138,593       20.4       132,399       30.0
Sales aids...............        31,263       8.7        46,394        6.8        25,966        5.9
                               --------     ------     --------      ------     --------      ------
        Total............      $358,609     100.0%     $678,596      100.0%     $441,010      100.0%
                               ========     ======     ========      ======     ========      ======


Nu Skin Personal Care Products

     The Company's current Nu Skin personal care products category is divided into the following lines: facial care, body care, hair care and color cosmetics, as well as specialty products, such as sun protection, oral hygiene and fragrances. Each of the Subsidiaries markets a variety of the 89 personal care products currently offered by NSI. The Company also offers product sets that include a variety of products in each product line as well as small, sample-size packages to facilitate product sampling by potential consumers. The product sets are especially popular during the opening phase of a new country, where distributors and consumers are anxious to purchase a variety of products, and during holiday and gift giving seasons in each market. The Company anticipates the introduction of additional personal care products into each market, based on the likelihood of the particular product's success in the market as well as applicable regulatory approvals. See "Risk Factors--Government Regulation of Products and Marketing."

     The Nu Skin personal care products offered in Taiwan and Hong Kong are substantially the same formulations of the products offered by NSI in the U.S. In Japan and South Korea, however, most of the products have been reformulated to satisfy certain regulatory requirements with respect to product ingredients and preservatives and to meet the preferences of Japanese and South Korean consumers.

     The following is a brief description of each line within the Nu Skin personal care product category offered by the Company as of June 30, 1997:

     Facial Care. The goal of the facial care line is to allow users to cleanse thoroughly without causing dryness and to moisturize with effective humectants that allow the skin to attract and retain vital water. The Company's facial care line currently consists of 20 different products: Cleansing Lotion, Facial Scrub, Exfoliant Scrub, Facial Cleansing Bar, Clay Pack, pH Balance Facial Toner, NaPCA Moisturizer, Rejuvenating Cream, Celltrex (called Hylatrex in Japan and South Korea), Intensive Eye Complex, HPX Hydrating Gel, Face Lift and
Activator (two formulas for sensitive and normal skin), Jungamals Lip Balm, Clarifex Cleansing Scrub, Clarifex Mud, Alpha Extra Face, Nu Colour Eye Makeup Remover, MHA Revitalizing Lotion, MHA Revitalizing Lotion with SPF 15 and Interim MHA Diminishing Gel. In addition, Nu Skin Japan also offers a line of four popular skin lightening products and seven additional facial care products designed particularly for Japanese consumers.

     Body Care. The Company's line of body care products relies on premium quality ingredients to cleanse and condition skin. The cleansers are uniquely formulated without soap, and the moisturizers contain light but effective humectants and emollients. The Company's body care line currently consists of 12 products: Antibacterial Body Cleansing Gel, Liquid Body Lufra, Body Smoother, Hand Lotion, NaPCA Moisture Mist, Body Bar, Body Cleansing Gel, Enhancer, Jungamals Crazy Crocodile Cleaner, Alpha Extra Body, MHA Revitalizing Body Lotion and Dermatic Effects Body Contouring Lotion.

     Hair Care. The Company's hair care line, HairFitness, is designed to meet the needs of people with all types of hair and hair problems. Focusing on the condition of the scalp and its impact on hair quality, the Company's hair care products use water-soluble conditioners like panthenol to reduce build-up on the scalp and to promote healthy hair. HairFitness includes 12 products featuring ceregen, a revolutionary wheat hydrocolloid complex of conditioning molecules that have been shown to have dramatic hair repair and moisture control aspects:
3 in 1 Shampoo, Moisturizing Shampoo, Balancing Shampoo, Vital Shampoo, Deep Clarifying Shampoo, Glacial Therapy, Weightless Conditioner, Luxurious Conditioner, Conditioning Detangler Spray, Styling Gel, Holding Spray and Mousse (Styling Foam). The Company also carries Dermanator Shampoo and Jungamals Tiger Tangle Tamer Shampoo.

     Color Cosmetics. In the latter part of 1995, the Company introduced Nu Colour, a new line of color cosmetics, in Hong Kong, Taiwan and Japan. The Nu Colour line consists of 13 products with 106 SKU's including MoistureShade Liquid Finish (10), MoistureShade Pressed Powder (8), Blush (9), Eye Shadow
(10), Mascara (2), Eyeliner (7), Lip Liner (11), Lipstick (32), DraMATTEics Lip Pencils (6), Lip Gloss, Creme Concealer (5), Finishing Powder and Brow Pencil
(4).

     Specialty Products. The Company recently introduced a product line labeled Epoch, a unique line of ethnobotanical personal care products created in cooperation with well known ethnobotanists. These products, which unite natural compounds used by indigenous cultures with advanced scientific ingredients, include Glacial Marine Mud, Deodorant with Citrisomes, Polishing Bar, LeafClean Hand Wash, Everglide Foaming Shave Gel, Desert Breeze Aftershave, Post Shave Lotion for Women, Infusions Herbal Bath, Emulsions and Firewalker Moisturizing Foot Cream. Epoch was launched in August 1996 in Hong Kong, in October 1996 in Taiwan and in February 1997 in Japan. Glacial Marine Mud is exclusively licensed to NSI for sale in the direct selling channel.

     Nutriol, a line of products exclusively licensed to NSI for sale in the direct selling channel and manufactured in Europe, consists of five products:
Nutriol Hair Fitness Preparation, Nutriol Shampoo, Nutriol Mascara, Nutriol Nail and Nutriol Eyelash. Nutriol represents a product designed to replenish the hair's vital minerals and elements. Each Nutriol product uses mucopolysaccharide, a patented ingredient.

     The Company's line of Sunright products is designed to provide a variety of sun screen protection with non-irritating and non-greasy products. The sun protection line includes a sun preparation product that prepares the skin for the drying impact of the sun, five sun screen alternatives with various levels of SPF, and a sun screen lip balm. In the Asian market, the Company's sun care line is currently available in Hong Kong and Japan. At present, Sunright Prime Pre & Post Sun Moisturizer and Sunright Lip Balm are not available in Japan.

     AP-24, a line of oral health care products which incorporates anti-plaque technology designed to help prevent plaque build-up 24 hours a day, is exclusively licensed to the Company, together with the associated trademark, for sale in the direct selling channel under the trademark AP-24. This product line includes AP-24 Anti-Plaque Toothpaste, AP-24 Anti-Plaque Mouthwash, AP-24 Triple Action Dental Floss and AP-24 Anti-Plaque Breath Spray. These products are currently available in Hong Kong and Taiwan. The AP-24 oral health care products for kids offers products designed to make oral care fun for children, including Jungamal's Tough Tusk Toothpaste and Jungamal's Fluffy Flamingo Floss.

     The Company offers a men's and a women's fragrance under the Nu Skin trademark Safiro. The Company also offers a Nail Care Kit.

     Product Sets. The Company currently offers product sets that include a sampling of products from a given product line. These package configurations are intended to encourage increased product trials.

Interior Design Nutritionals

     The IDN product category is comprised of 36 products in the following lines: nutritional supplements, nutritious and healthy snacks, sports and fitness nutritional products and botanical supplements. IDN is designed to promote healthy, active lifestyles and general well-being through proper diet, exercise and nutrition. Although less developed in the Asian market than the Nu Skin personal care category, each of the Subsidiaries, except Nu Skin Thailand, markets a variety of the IDN products offered by NSI. Nu Skin Korea currently offers only one IDN product, LifePak. In the United States, the IDN division is an official licensee of the U.S. Olympic Committee.

     The Company believes that the nutritional supplement market is expanding in Asia because of changing dietary patterns, a health-conscious population and recent reports supporting the benefits of using vitamin and mineral nutritional supplements. This product line is particularly well suited to network marketing because the average consumer is often uneducated regarding nutritional products. The Company believes that network marketing is a more efficient method than traditional retailing channels in educating consumers regarding the benefits of nutritional products. Because of the numerous over-the-counter vitamin and mineral supplements in Asia, the Company is confident that individual attention and testimonials by distributors will provide information and comfort to a potential consumer.

     IDN products generally require reformulation to satisfy the strict regulatory requirements of each Asian market. While each product's concept and positioning are generally the same, regulatory differences between U.S. and Asian markets result in some product ingredient differences. See "Risk Factors--Government Regulation of Products and Marketing." In addition, Asian preferences and regulations favor tablets instead of gel caps, which are typically used in the U.S.

     The following is a brief description of each of the IDN product lines:

     Nutritional Supplements. LifePak and LifePak Trim, the core IDN nutritional supplements, are designed to provide an optimum mix of nutrients including vitamins, minerals, antioxidants and phytonutrients (natural chemical extracts from plants). The introduction of LifePak in Japan in October 1995 resulted in a significant increase in revenue and currently represents approximately 20% of the Company's revenue in Japan. LifePak was launched in Taiwan, Hong Kong and South Korea in October 1996, January 1997 and August 1997, respectively.

     Additional nutritional supplements include: Vitox, which incorporates beta carotene and other important vitamins for overall health; Metabotrim, which provides B vitamins and chromium chelate; Optimum Omega, a pure source of omega 3 fatty acids; Image HNS, an all-around vitamin and antioxidant supplement; and Optigar Q, a blend of co-enzyme Q10 and deodorized garlic. The Company also offers FibreNet, FibreNet Plus and Diene-O-Lean as a part of its nutritional supplements offerings. The IDN Masters Wellness Supplement provides nutrition specifically for an aging generation. Jungamals Children's Chewables combine natural flavors and colors and contain a unique blend of antioxidants, chelated minerals, and vitamins specifically tailored for children. NutriFi contains four grams of soluble and insoluble fibers per serving in a powder that can be added to liquids and foods to supplement the recommended daily amounts of fiber.

     As an enhancement to the core IDN nutritional supplements, LifePak and LifePak Trim, NSI recently introduced LifePak Women and LifePak Prime. These products address the more specific nutritional needs of women and the aging generation. Also recently launched by NSI were Life Essentials, a lower cost, more general nutritional supplement, and Nightime Complex with Melatonin, a sleep aid. The Company is currently evaluating the feasibility of introducing these products into its markets.

     Nutritious and Healthy Snacks. As part of the Company's mission to promote a healthy lifestyle and long-term wellness, IDN includes Fiberry Fat-Free Snack Bars and Appeal Lite, a nutritional drink containing chelated minerals and vitamins. The Company also offers Breakbars and Pocket Fuel, nutritious snacks which provide carbohydrates, protein and fiber. In addition, the Company offers a number of other nutritional drinks. Hot & Healthy, unlike traditional hot drinks, is 100% caffeine-free and contains beneficial ingredients such as Korean Panax Ginseng and grape seed extract. Splash C with juice crystals is a healthy beverage providing significant doses of vitamins C and E as well as calcium in each serving. Real fruit juice crystals are added to create orange or lemon flavor.

     Sports and Fitness Nutritional Products. To cater to health conscious individuals with active lifestyles, the IDN Sports Nutrition System offers a comprehensive, flexible program for individuals who desire to optimize performance on an individual basis. The system includes LifePak, OverDrive, a sports supplement licensed by the U.S. Olympic Committee that features antioxidants, B vitamins and chromium chelate, GlycoBar energy bars, and SportaLyte performance drink to help supply the necessary carbohydrates, electrolytes and chelated minerals to optimize performance. AminoBuild is a low fat high protein drink mix that is designed to replace nutrients before and after workouts.

     Botanical Supplements. Botanical supplements are designed for those who seek the benefits of natural herb and plant extracts. These supplements include Botanagar, Botanavox, Botanaflor, Botanazyme, BotanaEase, BotanaGuard, Botanavive and Botaname. Each supplement addresses a range of issues, including: alertness, digestive maintenance, dietary health support, regular sleep habits, weight management and antioxidant support.

Sales Aids

     The Company provides an assortment of sales aids to facilitate the sales of its products. Sales aids include videotapes, promotional clothing, pens, stationery, business cards, brushes, combs, cotton pads, tissues, and other miscellaneous items to help create consumer awareness of the Company and its products. Sales aids are priced at the Company's approximate cost and are not commissionable items (i.e., distributors do not receive commissions on purchases of sales aids).

Product Guarantees

     The Company believes that it is among the most consumer protective companies in the direct selling industry. For 30 days from the date of purchase, the Company's product return policy allows a retail purchaser to return any product to the distributor through whom the product was purchased for a full refund. After 30 days from the date of purchase, the return privilege is at the discretion of the distributor. Because distributors may return unused and resalable products to the Company for a refund of 90% of the purchase price for one year, they are encouraged to provide consumer refunds beyond 30 days. In addition, the product return policy is a material aspect of the success of distributors in developing a retail customer base. The Company's experience with actual product returns has averaged less than 3% of revenue through June 30, 1997.

Product Development and Production

     Product Development Philosophy. The Company is committed to building its brand name and distributor and customer loyalty by selling premium quality, innovative personal care and nutritional products that appeal to broad markets. This commitment is illustrated by the Company's personal care products slogan "All of the Good and None of the Bad" and its nutritional products slogan "Adding Life to Years." The Company's product philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients. For example, Nu Skin personal care products do not contain soaps and other harsh cleansers that can dry and irritate skin, undesirable oils such as lanolin, elements known to be irritating and pore clogging, volatile alcohols such as ethyl alcohol, and conditioning agents that leave heavy residues. This philosophy has led to the Company being one of the only personal care companies in Japan to disclose every ingredient to consumers. This philosophy has also led to the Company's commitment to avoid any ingredients in nutritional supplements that are reported to have any long-term addictive or harmful effects, even if short-term effects may be desirable. Independent distributors need to have confidence that they are distributing the best products available in order to have a sense of pride in their association with the Company and to have products that are distinguishable from "off the shelf" products. NSI and the Company are committed to developing and providing quality products that can be sold at an attractive retail price and allow the Company to maintain reasonable profit margins.

     NSI is also committed to constantly improving its evolving product formulations to incorporate innovative and proven ingredients into its product line. Whereas many consumer product companies develop a formula and stay with that formula for years, and sometimes decades, NSI believes that it must stay current with product and ingredient evolution to maintain its reputation for innovation to retain distributor and consumer attention and enthusiasm. For this reason, NSI continuously evaluates its entire line of products for possible enhancements and improvements.

     In addition, the Company believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels. Distributors become enthusiastic about new products and are generally excited to share new products with their customer base. An expanding product line helps to attract new distributors and generate additional revenues.

     NSI maintains a laboratory and a staff of approximately 90 individuals involved in product development. NSI also relies on an advisory board comprised of recognized authorities in various disciplines. In addition, NSI and the Company evaluate a significant number of product ideas that are presented by distributors and other outside sources. NSI believes that strategic relationships with certain vendors also provide important access to innovative product concepts. The Company will continue to develop products tailored to appeal to the particular needs of the Company's markets.

     Historically, one of the reasons for the success of the Nu Skin personal care product lines has been their gender neutral positioning. This product positioning substantially expands the size of the traditional skin and hair care market. NSI's IDN product lines have historically been positioned to be age neutral. However, with a substantial distributor and user base established, the Company believes that it can further increase its market share in both the personal care and the nutritional products categories by introducing age and gender specific products, additional vitamin products targeted to seniors, and personal care products targeted to either men or women.

     Production. Although the Company is investigating the possibility of manufacturing certain products within specific markets, virtually all the Company's products are currently sourced through NSI and are produced by manufacturers unaffiliated with NSI. The Company currently has little or no direct contact with these manufacturers. The Company's profit margins and its ability to deliver its existing products on a timely basis are dependent upon the ability of NSI's outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, the Company's ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufacturers.

     The Company currently acquires products or ingredients from sole suppliers or suppliers that are considered by the Company to be the superior suppliers of such ingredients. The Company believes that, in the event it is unable to source any products or ingredients from its current suppliers, the Company could produce such products or replace such products or substitute ingredients without great difficulty or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of such a supplier would not have a material adverse effect on the Company's business and results of operations.

     With respect to products purchased by the Company from NSI, NSI currently relies on two unaffiliated manufacturers to produce approximately 70% and 80% of its personal care and nutritional products, respectively. NSI has a written contract with the primary supplier of the Company's personal care products that expires at the end of 1997. An extension to such contract is currently being negotiated. NSI does not currently have a written contract with the primary supplier of the Company's nutritional products. The Company believes that in the event that NSI's relationship with any of its key manufacturers is terminated, NSI will be able to find suitable replacement manufacturers. However, there can be no assurance that the loss of either manufacturer would not have a material adverse effect on the Company's business and results of operations. See "Risk Factors--Reliance on and Concentration of Outside Manufacturers."

Relationship With NSI

     Upon consummation of the Rule 415 Offerings, approximately 98.2% of the combined voting power of the outstanding shares of Common Stock will be held by the shareholders of NSI and their affiliates. As a result, when acting as stockholders of the Company, these shareholders of NSI and their affiliates will consider the short-term and long-term impact of all stockholder decisions on the consolidated financial results of NSI and the Company. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of
Interest." In addition, the Company has entered into distribution, trademark/tradename license, licensing and sales, and management services agreements (the "Operating Agreements") with NSI and with Nu Skin International Management Group, Inc. ("NSIMG"), a Delaware corporation also controlled by the shareholders of NSI, summary descriptions of which are set forth below. Such summaries are qualified in their entirety by reference to the Operating Agreements in effect and as they may be amended from time to time. In the future the Company may enter into amendments to the Operating Agreements or additional agreements with NSI or NSIMG. The Company intends to seek the approval of a majority of its independent directors for any amendment to the Operating Agreements and any new agreement which the Company believes to be of material importance to the Company and as to which the Company and NSI or NSIMG have conflicting interests. The Company is almost completely dependent on the Operating Agreements to conduct its business, and in the event NSI is unable or unwilling to perform its obligations under the Operating Agreements, or terminates the Operating Agreements as provided therein, the Company's business and results of operations will be adversely affected. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest."

     Distribution Agreements. The Company has entered into a regional distribution agreement (the "Regional Distribution Agreement") with NSI, through Nu Skin Hong Kong, pursuant to which NSI has granted to the Company the exclusive right to sell and distribute Nu Skin personal care and IDN products and sales aids in the Company's markets. Nu Skin Japan, Nu Skin Taiwan, Nu Skin Korea and Nu Skin Thailand have each entered into wholesale distribution agreements (the "Wholesale Distribution Agreements") with Nu Skin Hong Kong, pursuant to which each such Subsidiary has been granted the right to sell and distribute Nu Skin personal care and IDN products in its respective country. The following discussion summarizes the terms of the Regional Distribution Agreement and the Wholesale Distribution Agreements for each of the Subsidiaries, other than the Wholesale Distribution Agreement for Nu Skin Korea, which is discussed below.

     The Company has the right to purchase any Nu Skin personal care or IDN products, subject to unavailability due to local regulatory requirements. See "--Government Regulation." Purchases are made by submission of a purchase order to NSI, which NSI must accept unless it has insufficient inventory to fill the order. In determining whether it has sufficient inventory to fill a given order, NSI is required to treat the Company on a parity basis with its other affiliates.

     The prices for products are governed by a price schedule which is subject to change by NSI from time to time upon at least 30 days advance notice. NSI pays ordinary freight and the Company pays handling, excise taxes and customs duties on the products the Company orders. In order to assist NSI in planning its inventory and pricing, the Company is required to provide NSI with certain business plans and reports of its sales and prices to independent distributors.

     The Company, through its subsidiary Nu Skin Hong Kong, purchases virtually all of its products from NSI. Nu Skin Hong Kong pays for its purchases from NSI under the Regional Distribution Agreement in U.S. dollars, while the other Subsidiaries pay for their purchases from Nu Skin Hong Kong under the Wholesale Distribution Agreements in their local currency. Nu Skin Hong Kong therefore bears significant currency exchange risk as a result of purchases from NSI on behalf of the other Subsidiaries. See "Risk Factors--Currency Risks."

     The Company is responsible for paying for and obtaining government approvals and registrations necessary for importation of Nu Skin personal care and IDN products into its markets. In addition, the Company is responsible for obtaining any government approvals, including any filings and notifications, necessary for the effectiveness of the Regional Distribution Agreement and the Wholesale Distribution Agreements or for the parties performance thereunder. See "Risk Factors--Government Regulation of Products and Marketing; Import Restrictions."

     NSI is generally responsible for paying for the research, development and testing of the products sold to the Company, including any product reformulations needed to comply with local regulatory requirements. NSI warrants as to the merchantability of, and its title to, such products. NSI has further indemnified the Company from losses and liability relating to claims arising out of alleged or actual defects in the design, manufacture or content of its products. NSI is required to maintain insurance covering claims arising from the use of its products and to cause each Subsidiary to be a named insured on such insurance policy. See "Risk Factors--Product Liability."

     The Company is prohibited from selling Nu Skin personal care and IDN products outside of the countries for which it has an exclusive distribution license, except that the Company may sell certain Nu Skin personal care and IDN products to NSI affiliates in Australia and New Zealand. In addition, the Company is prohibited from selling products which directly or indirectly compete with Nu Skin personal care and IDN products in any country without NSI's prior consent, which consent will not be unreasonably withheld or delayed. The Company may sell non-competing products without restriction.

     The Company may manufacture products which do not compete with Nu Skin personal care and IDN products without restriction but may not manufacture products which compete directly or indirectly with Nu Skin personal care and IDN products without NSI's prior consent, which consent will not be unreasonably withheld or delayed. Any products manufactured by the Company carrying an NSI trademark will be subject to the Trademark/Tradename License Agreements with NSI described below and will require the payment to NSI of certain royalties as set forth therein. If NSI discontinues a product that the Company would like to continue to sell, the Company may elect to manufacture the product itself or through a third party manufacturer unless NSI has a competing product. In this event, NSI has agreed to license the product formulation and any associated trademarks and tradenames to the Company pursuant to the Trademark/Tradename License Agreements described below.

     When the Company determines to commence operations in Indonesia, Malaysia, the Philippines, the PRC, Singapore or Vietnam, NSI has agreed under the Regional Distribution Agreement to enter into new Trademark/Tradename License Agreements and Licensing and Sales Agreements and to cause NSIMG to enter into new Management Services Agreements, in each case substantially similar to those described below, with the Company or subsidiaries operating in such countries. See "Risk Factors--Entering New Markets."

     Trademark/Tradename License Agreements. The following discussion summarizes the terms of the Trademark/Tradename License Agreements for each of the Subsidiaries, other than the Trademark/Tradename License Agreement for Nu Skin Korea, which is discussed below. Pursuant to the Trademark/Tradename License Agreements, NSI has granted to each Subsidiary an exclusive license to use in its market the Nu Skin and IDN trademarks, the individual product trademarks used on Nu Skin personal care and IDN products and any NSI tradenames. Each of the Subsidiaries may thus use the licensed trademarks and tradenames on products and commercial materials not purchased from NSI, including locally sourced products and commercial materials and products and commercial materials manufactured by such Subsidiary and may grant a sub-license, with the consent of NSI, for the licensed trademarks and tradenames in its market. In addition, each Subsidiary has the right to export such products and commercial materials into other Company markets with NSI's consent, which consent shall not be unreasonably withheld or delayed.

     The Company pays a royalty to NSI for use of the licensed trademarks and tradenames on products, starter and introductory kits and commercial materials not purchased from NSI, including locally sourced products and commercial materials and products and commercial materials manufactured by the Company. The royalty is paid monthly and is equal to 5% of the Company's revenues from such products and commercial materials for such month generally and a total of 8% where NSI owns the formula or has exclusive rights in the subject market for such products or commercial materials.

     NSI is responsible for securing and maintaining trademark registrations in the territory covered by each Trademark/Tradename Agreement. NSI has agreed to take such actions as the Company may reasonably request to protect its and the Company's rights to the licensed trademarks from infringement and related claims and has indemnified the Company from losses and liability resulting from such claims.

     Licensing and Sales Agreements. Currently, all distributor agreements are entered into between the distributor and NSI rather than with the Company. Therefore, the Company does not own the distributor lists or the distribution system, the Global Compensation Plan, copyrights and related intangibles. Consequently, each of the Subsidiaries has entered into a Licensing and Sales Agreement with NSI. The following discussion summarizes the terms of the Licensing and Sales Agreement for each of the Subsidiaries, other than the Licensing and Sales Agreement for Nu Skin Korea, which is discussed below.

     The Licensing and Sales Agreements include a license to the Company to use the distributor lists, the Global Compensation Plan, know how, distributor system and related intellectual property exclusively in its markets. The Company pays a license fee to NSI of 4% of the Company's revenue from product sales (excluding starter and introductory kits) to NSI distributors for the use of such licensed property. The Company may not grant a sublicense for the licensed property.

     The Company is required to use the Global Compensation Plan to distribute any products, except as NSI may agree to modify the plan in accordance with local requirements. The Company must comply with all policies implemented by NSI under the Global Compensation Plan. This is necessary to ensure global consistency in NSI's operations. The Company must also employ all NSI policies relating to commissions payable to, and other relationships with, NSI distributors.

     The Company and the Subsidiaries are contractually obligated to pay a distributor commission expense of 42% of commissionable product sales. The Licensing and Sales Agreements provide that the Company is to satisfy this obligation by paying commissions owed to local distributors. In the event that these commissions exceed 42% of commissionable product sales, the Company is entitled to receive the difference from NSI. In the event that the commissions paid are lower than 42%, the Company must pay the difference to NSI. Under this formulation, the Company's total commission expense is fixed at 42% of commissionable product sales in each country. The 42% figure has been set on the basis of NSI's experience over the past eight years which indicates that actual commissions paid in a given year together with the cost of administering the Global Compensation Plan average approximately 42% of commissionable product sales for such year. In the event that actual commissions payable to distributors from sales in the Company's markets vary from these historical results, whether as a result of changes in distributor behavior or changes to the Global Compensation Plan or in the event that NSI's cost of administering the Global Compensation Plan increases or decreases, the Licensing and Sales Agreements provide that the settlement of distributor commission expense between the Company and NSI may be modified to more accurately reflect actual results. See "Risk Factors--Potential Increase in Distributor Compensation Expense."

     In addition to payments to local distributors, the Company is generally responsible for distributor support and relations within Japan, Taiwan, Hong Kong and Thailand. The Company has agreed to use its best efforts to support the development of NSI's distributor network in its markets by purchasing starter or introductory kits from NSI and selling them to potential NSI distributors.

     NSI has agreed to take such actions as the Company may reasonably request to protect its and the Company's rights to the property licensed under the Licensing and Sales Agreements from infringement and related claims and has indemnified the Company from losses and liability resulting from such claims. Both NSI and the Company are required to maintain insurance coverage adequate to insure their assets and financial stability. NSI is responsible for ensuring that the property licensed under the Licensing and Sales Agreements complies with local laws and regulations, including direct selling laws. See "Risk Factors--Government Regulation of Direct Selling Activities."

     Management Services Agreements. The following discussion summarizes the terms of the Management Services Agreements which each of the Subsidiaries have entered into with NSIMG. Pursuant to the Management Services Agreements, NSIMG has agreed to provide a variety of management and support services to each Subsidiary. These services include management, legal, financial, marketing and distributor support/training, public relations, international expansion, human resources, strategic planning, product development and operations administration services. Most of NSI's senior management personnel and most employees who deal with international issues are employees of NSIMG.

     Generally, the management and support services are provided by employees of NSI and NSIMG acting through NSIMG either (i) on a temporary basis in a specific consulting role or (ii) on a full-time basis in a management position in the country in which the services are required. The Management Services Agreements do not cover the services of many of the Company's executive officers. See "Management--Executive Compensation."

     General Provisions. The Operating Agreements (other than the Korean Operating Agreements discussed below) are each for a term ending on December 31, 2016, and, after December 31, 2001, will be subject to renegotiation in the event that members of the families of, or trusts or foundations established by or for the benefit of the Existing Stockholders on a combined basis no longer beneficially own a majority of the combined voting power of the outstanding shares of common stock of the Company or of NSI. Each Operating Agreement is subject to termination by either party in the event of: (i) a material breach by the other party which remains uncured for a period of 60 days after notice thereof; (ii) the bankruptcy or insolvency of the other party; or (iii) entry of a judgment by a court of competent jurisdiction against the other party in excess of $25,000,000. Each Operating Agreement to which NSI is a party and each Operating Agreement to which NSIMG is a party is further subject to termination by NSI or NSIMG, respectively, upon 30 days notice in the event of a change of control of the Subsidiary party thereto and by such Subsidiary upon 30 days notice in the event of a change of control of NSI or NSIMG, respectively. Each Operating Agreement provides that neither party may assign its rights thereunder without the consent of the other party. Each Operating Agreement is governed by Utah law. Any dispute arising under an Operating Agreement is to be settled by arbitration conducted in Utah in accordance with the applicable rules of the American Arbitration Association, as supplemented by the commercial arbitration procedures for international commercial arbitration.

     Korean Operating Agreements. In addition to the Management Services Agreement with NSIMG described above, Nu Skin Korea has entered into a Wholesale Distribution Agreement with Nu Skin Hong Kong and a Trademark/Tradename License Agreement and a Licensing and Sales Agreement with NSI (the "Korean Operating Agreements").

     Wholesale Distribution Agreement. Pursuant to its Wholesale Distribution Agreement with Nu Skin Hong Kong, Nu Skin Korea has been granted the right to sell and distribute Nu Skin personal care and IDN products in South Korea. Under the Wholesale Distribution Agreement, Nu Skin Korea has the right to purchase any Nu Skin personal care or IDN products that have been made available for the South Korean market. Purchases are made by submission of purchase orders to NSI through Nu Skin Hong Kong, which purchase orders must be accepted if there is sufficient inventory to fill such order. Nu Skin Korea pays handling, excise taxes and customs duties on the products it orders.

     Nu Skin Korea is responsible for paying for and obtaining government approvals and registrations necessary for importation of Nu Skin personal care and IDN products into South Korea and the effectiveness of the Wholesale Distribution Agreement. See "Risk Factors--Government Regulation of Products and Marketing; Import Restrictions."

     Nu Skin Korea's Wholesale Distribution Agreement prohibits it from selling Nu Skin personal care and IDN products outside of South Korea. In addition, Nu Skin Korea is prohibited from selling or manufacturing products which directly or indirectly compete with Nu Skin personal care or IDN products without NSI's prior consent.

     The term of Nu Skin Korea's Wholesale Distribution Agreement is continuous unless terminated by either party. The Wholesale Distribution Agreement is subject to termination by either party: (i) upon 90 days written notice without cause; (ii) in the event of the default in the performance of a material obligation under the agreement by the other party which remains uncured for a period of 60 days after notice thereof; (iii) upon the entry of a judgment against Nu Skin Korea or placement of a lien, security interest or encumbrance on the assets of Nu Skin Korea or NSI; (iv) in the event of a substantial change in ownership or control of Nu Skin Korea; or (v) in the event of a violation by either party of any provision of the Wholesale Distribution Agreement. The Wholesale Distribution Agreement is subject to termination by Nu Skin Hong Kong upon the bankruptcy or insolvency of Nu Skin Korea. Nu Skin Korea may not assign its rights under the Wholesale Distribution Agreement without the consent of Nu Skin Hong Kong. The Wholesale Distribution Agreement is governed by Utah law, and any dispute arising thereunder is to be settled by arbitration conducted in Utah in accordance with the applicable rules of the American Arbitration Association, as supplemented by the commercial arbitration procedures for international commercial arbitration.

     Trademark/Tradename License Agreement. Pursuant to its Trademark/Tradename License Agreement with NSI, NSI has granted to Nu Skin Korea an exclusive license to use in its market the Nu Skin personal care and IDN trademarks, the individual product trademarks used on Nu Skin personal care and IDN products and any NSI tradenames. Nu Skin Korea may not grant a sub-license for the licensed trademarks and tradenames in its market.

     Nu Skin Korea pays a royalty to NSI for use of the licensed trademarks and tradenames on products, starter and introductory kits and commercial materials not purchased from NSI, including locally sourced products and commercial materials and products and commercial materials manufactured by Nu Skin Korea. The royalty is paid monthly and is equal to 5% of Nu Skin Korea's revenues from such products and commercial materials for such month generally and 8% of such revenues where NSI owns the formula or has exclusive rights in the subject market for such products or commercial materials.

     Nu Skin Korea is responsible for obtaining any government approvals, including any filings and notifications, necessary for the effectiveness of the Trademark/Tradename License Agreement or for the parties performance thereunder. Nu Skin Korea has agreed to cooperate with NSI as reasonably requested to protect NSI's rights in the licensed trademarks and tradenames. Nu Skin Korea's liability in any infringement and related actions is limited to the amount of license fees due to NSI under its Trademark/Tradename License Agreement.

     Nu Skin Korea's Trademark/Tradename License Agreement is for an initial term ending in February 2001, subject to automatic renewal for additional 5-year terms unless terminated by either party. The Trademark/Tradename License Agreement is subject to termination by either party in the event of a material breach by the other party which remains uncured for a period of 90 days after notice thereof, including: (i) the bankruptcy or insolvency of the other party;
(ii) entry of a judgment against Nu Skin Korea or placement of a lien, security interest or encumbrance on the assets of Nu Skin Korea or NSI; (iii) a substantial change in ownership or control of Nu Skin Korea; or (iv) a violation by either party of any provision of the Trademark/Tradename License Agreement. The Trademark/Tradename License Agreement is further subject to termination by NSI upon the government expropriation of any assets of Nu Skin Korea or NSI relating to Nu Skin Korea's activities under the agreement. Nu Skin Korea may not assign its rights under the Trademark/Tradename License Agreement without the consent of NSI. The Trademark/Tradename License Agreement is governed by Utah law, and any dispute arising under the Trademark/Tradename License Agreement is to be settled by arbitration conducted in Utah in accordance with the applicable rules of the American Arbitration Association, as supplemented by the commercial arbitration procedures for international commercial arbitration.

     Licensing and Sales Agreement. Nu Skin Korea has entered into a Licensing and Sales Agreement with NSI which includes a license to Nu Skin Korea to use the distributor lists, the Global Compensation Plan, know how, distributor system and related intellectual property exclusively in its markets. Nu Skin Korea pays a license fee to NSI of 4% of its revenue from product sales (excluding introductory kits) to NSI distributors for the use of such licensed property. Nu Skin Korea may not grant a sublicense for the licensed property.

     Pursuant to its Licensing and Sales Agreement with NSI, Nu Skin Korea is obligated to pay commissions to local distributors, using a formula based upon a maximum payout of 35% of commissionable product sales. In addition to payments of local commissions, Nu Skin Korea is generally responsible for distributor support and relations within South Korea. Nu Skin Korea has agreed to use its best efforts to support the development of NSI's distributor network in South Korea by purchasing starter or introductory kits from NSI and selling them to potential NSI distributors.

     NSI has warranted to its title to the property licensed under the Licensing and Sales Agreements and that Nu Skin Korea's use of such property will not constitute an infringement of the right of any third party, and has indemnified the Company from losses and liability relating to any breach of such warranties.

     The provisions of Nu Skin Korea's Licensing and Sales Agreement with respect to term, termination, assignment, governing law and arbitration are substantially the same as for its Trademark/Tradename License Agreement.

     Mutual Indemnification Agreement. The Company and NSI have entered into a mutual indemnification agreement pursuant to which NSI has agreed to indemnify the Company for certain claims, losses and liabilities relating to the operations of the Subsidiaries prior to the Reorganization and the Company has agreed to indemnify NSI for certain claims, losses and liabilities relating to the operations of the Subsidiaries after the Reorganization.

Competition

     Personal Care and Nutritional Products. The markets for personal care and nutritional products are large and intensely competitive. The Company competes directly with companies that manufacture and market personal care and nutritional products in each of the Company's product categories and product lines. The Company competes with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of the Company's products and the convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings in each product category are also relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that the Company's business and results of operations will not be affected materially by market conditions and competition in the future.

     Network Marketing Companies. The Company also competes with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition and financial resources. The leading network marketing company in the Company's markets is Amway Corporation and its affiliates. The Company competes for new distributors on the basis of the Global Compensation Plan and its premium quality products. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. The Company has been advised that certain large, well-financed corporations are planning to launch direct selling enterprises which will compete with the Company in certain of its product lines. There can be no assurance that the Company will be able to successfully meet the challenges posed by this increased competition. See "Risk Factors--Competition."

Government Regulation

     Direct Selling Activities. Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. In Japan, the Company's distribution system is regulated under the "Door-to-Door" Sales Law, which requires the submission of specific information concerning the Company's business and products and which provides certain cancellation and cooling-off rights for consumers and new distributors. In Taiwan, the Fair Trade Law (and the Enforcement Rules and Supervisory Regulations of Multi-Level Sales) requires the Company to comply with registration procedures and also provides distributors with certain rights regarding cooling-off periods and product returns. The Company also complies with South Korea's strict Door-to-Door Sales Act, which requires, among other things, the regular reporting of revenue, the registration of distributors together with the issuance of a registration card, and the maintaining of a current distributor registry. This law also limits the amount of sponsoring bonuses that a registered multi-level marketing company can pay to its distributors to 35% of revenue in a given month. In Thailand, currently there are no laws (other than general fair trade laws) directly regulating direct selling or multi-level marketing activities. See "Risk Factors--Potential Effects of Adverse Publicity" and "--Government Regulation of Direct Selling Activities."

     Based on research conducted in opening its existing markets (including assistance from local counsel), the nature and scope of inquiries from government regulatory authorities and the Company and NSI's history of operations in such markets to date, the Company and NSI believe that their method of distribution is in compliance in all material respects with the laws and regulations relating to direct selling activities of the countries in which the Company and NSI currently operate. Even though management believes that laws governing direct selling are generally becoming more permissive in certain Asian countries, many countries, including Singapore, one of the Company's potential markets, currently have laws in place that would prohibit the Company and NSI from conducting business in such markets. There can be no assurance that the Company will be allowed to conduct business in each of the new markets or continue to conduct business in each of its existing markets licensed from NSI. See "Risk Factors--Entering New Markets."

     Regulation of Products and Marketing. The Company and NSI are subject to or affected by extensive governmental regulations not specifically addressed to network marketing. Such regulations govern, among other things, (i) product formulation, labeling, packaging and importation, (ii) product claims and advertising, whether made by the Company, NSI or NSI distributors, (iii) fair trade and distributor practices, (iv) taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties, and (v) regulations governing foreign companies generally.

     The Japanese MOHW requires the Company to possess an import business license and to register each personal care product imported into Japan. Packaging and labeling requirements are also specified. The Company has had to reformulate many products to satisfy MOHW regulations. In Japan, nutritional foods, drugs and quasi-drugs are all strictly regulated. The chief concern involves the types of claims and representations that can be made regarding the efficacy of nutritional products. The Company's successful introduction of IDN products in Japan was achieved by utilizing the combined efforts of NSI's technical staff as well as external consultants.

     In Taiwan,  all "medicated"  cosmetic and  pharmaceutical  products require
registration.   Non-medicated  cosmetic  products,  such  as  shampoo  and  hair conditioner, require no registration.

     In Hong Kong, cosmetic products not classified as "drugs" nor as "pharmaceutical products" are not subject to statutory registrations, packaging and labeling requirements apart from the Trade Descriptions Ordinance. In Macau, "pharmaceutical" products are strictly regulated; general products are not subject to registration requirements.

     In South Korea, the Company is subject to and has obtained the mandatory certificate of confirmation as a qualified importer of cosmetics under the Pharmaceutical Affairs Law as well as additional product approvals for each of the 45 categories of cosmetic products which it imports. Each new cosmetic product undergoes a 60-day post-customs inspection where, in addition to compliance with ingredient requirements, each product is inspected for compliance with South Korean labeling requirements.

     In Thailand, personal care products are regulated by the Food and Drug Association, and all of the initial NSI personal care products to be introduced in Thailand have qualified for simplified registration procedures under Thai law.

     Regulation of Potential Markets. Each of the proposed new markets will present additional unique difficulties and challenges. The PRC, for example, has proven to be a particularly difficult market for foreign corporations due to its extensive government regulation and the historical political tenets of the PRC government. In order to enter the market in the PRC, the Company may be required to enter into a joint venture enterprise with a Chinese entity and to establish a local manufacturing presence, which will entail a significant investment on the Company's part. The Company believes that the PRC national regulatory agency responsible for direct selling periodically reviews the regulation of multi-level marketing. These reviews may lead to changes in applicable regulations. Therefore, it is not known when or whether the Company will be able to implement business models consistent with those used by the Company in other markets. The Company will likely have to apply for licenses on a province by province basis, and the repatriation of the Company's profits will be subject to restrictions on currency conversion and the fluctuations of the government controlled exchange rate. The extensive fragmentation of distribution systems in the PRC may also force the Company to significantly change its business models. The lack of a comprehensive legal system and the uncertain and sporadic enforcement of existing legislation and laws could also have an adverse effect on the Company's proposed business in the PRC.

     The other potential new markets also present significant regulatory, political and economic obstacles to the Company. In Singapore, for example, network marketing is currently illegal and is not permitted under any circumstances. Although the Company believes that this restriction will eventually be relaxed or repealed, no assurance can be given that such regulation will not remain in place and that the Company will not be permanently prevented from initiating sales in Singapore. In addition, Malaysia has governmental guidelines that have the effect of limiting foreign ownership of direct selling companies operating in Malaysia to no more than 30%. There can be no assurance that the Company will be able to properly structure Malaysian operations to comply with this policy. In October of 1995, the Company's business permit applications were denied by the Malaysian government as a result of activities by certain NSI distributors. Therefore, the Company believes that although significant opportunities exist to expand its operations into new markets, there can be no assurance that these or other difficulties will not prevent the Company from realizing the benefits of this opportunity.

     Other Regulatory Issues. As a U.S. entity operating through subsidiaries in foreign jurisdictions, the Company is subject to foreign exchange control and transfer pricing laws that regulate the flow of funds between the Subsidiaries and the Company as well as the flow of funds to NSI for product purchases, management services, and contractual obligations such as the payment of distributor commissions. In South Korea, in particular, the Company has come under the scrutiny of regulators because of the manner in which the Company and Nu Skin Korea implement the Global Compensation Plan. Pursuant to the Global Compensation Plan, Nu Skin Korea currently pays commissions to distributors in South Korea on both their local and foreign product sales. Similarly, commissions on product sales in South Korea by other distributors are paid by their local NSI affiliate. The Company believes that it operates in compliance with all applicable foreign exchange control and transfer pricing laws. However, there can be no assurance that the Company will continue to be found to be operating in compliance with foreign exchange control and transfer pricing laws, or that such laws will not be modified, which, as a result, may require changes in the Company's operating procedures.

     As is the case with most companies which operate in the Company's product segment, NSI and the Company have from time to time received inquiries from various government regulatory authorities regarding the nature of their businesses and other issues such as compliance with local direct selling, customs, taxation, foreign exchange control, securities and other laws. Although to date none of these inquiries has resulted in a finding materially adverse to the Company or NSI, adverse publicity resulting from inquiries into NSI's operations by certain government agencies in the early 1990's, stemming in part out of inappropriate product and earnings claims by distributors, materially adversely affected NSI's business and results of operations. There can be no assurance that the Company or NSI will not face similar inquiries in the future, which, either as a result of findings adverse to the Company or NSI or as a result of adverse publicity resulting from the instigation of such inquiries, could have a material adverse effect on the Company's business and results of operations. See "Risk Factors--Potential Effects of Adverse Publicity."

     The Subsidiaries are periodically subject to reviews and audits by various governmental agencies, particularly in new markets, where the Company has experienced high rates of growth. Recently, the South Korean Ministry of Trade, Industry and Energy commenced an examination of the largest foreign and domestic owned network marketing companies in South Korea, including Nu Skin Korea. The purposes of the examination were stated to be to monitor how companies are operating and to audit current business practices. In addition, Nu Skin Korea has been subject to an audit by the South Korean Customs Service. Management believes that this audit was precipitated largely as a result of Nu Skin Korea's rapid growth and its position as the largest importer of cosmetics and personal care products in South Korea as well as by recent South Korean trade imbalances. The Customs Service has reviewed a broad range of issues relating to the operations of Nu Skin Korea, with a focus on reviewing customs valuation issues and intercompany payments. Recently, the Customs Service has resolved certain issues related to its audit without imposing sanctions. The intercompany payment issue was referred to various other government agencies, which are currently reviewing this issue. The import valuation issues, which management considers to be routine in light of the Company's extensive import and export activities, were referred to the valuation division of the Customs Service. The Company continues to believe that its actions have been in compliance in all material respects with relevant regulations. Although the potential sanctions related to the investigations include warnings, fines, foreign exchange restrictions or potential criminal prosecution of managers, the Company believes that none of the sanctions would have a material adverse impact on operations. However, the investigations and any related sanctions could result in negative publicity that could have a material adverse impact on the Company and its operations. The Company is not aware of any negative publicity to date in South Korea regarding these developments. The Company intends to continue to vigorously contest these matters. See "Risk Factors--Potential Negative Impact of Distributor Actions." Management believes that other major importers of cosmetic products are also the focus of regulatory reviews by South Korean authorities.

     Businesses which are more than 50% owned by non-citizens are not permitted to operate in Thailand unless they have an Alien Business Permit, which is frequently difficult to obtain. The Company is currently operating under the Treaty of Amity and Economic Relations between Thailand and the United States (the "Treaty of Amity"). Under the Treaty of Amity, an Alien Business Permit is not required if a Thailand business is owned by an entity organized in the United States, a majority of whose owners are U.S. citizens or entities. From time to time, it has been reported that certain Thailand government officials have considered supporting the termination of the Treaty of Amity. The Company could face particular difficulties in continuing operations in Thailand if the Treaty of Amity were terminated and the Company were forced to obtain an Alien Business Permit.

     Based  on the  Company's  and  NSI's  experience  and  research  (including assistance from counsel) and the nature and scope of inquiries from government regulatory authorities, the Company and NSI believe that they are in material compliance with all regulations applicable to them. Despite this belief, either the Company or NSI could be found not to be in material compliance with existing regulations as a result of, among other things, the considerable interpretative and enforcement discretion given to regulators or misconduct by independent distributors. In 1994, NSI and three of its distributors entered into a consent decree with the Federal Trade Commission (the "FTC") with respect to its investigation of certain product claims and distributor practices, pursuant to which NSI paid approximately $1 million to settle the FTC investigation. In August 1997, NSI reached a settlement with the FTC with respect to certain product claims and its compliance with the 1994 consent decree, pursuant to which settlement NSI paid $1.5 million to the FTC. NSI also recently voluntarily agreed to recall and rewrite virtually all of its sales and marketing materials to address FTC concerns. Even though neither the Company nor the Subsidiaries have encountered similar regulatory concerns, there can be no assurances that the Company and the Subsidiaries will not be subject to similar inquiries and regulatory investigations or disputes and the effects of any adverse publicity resulting therefrom. Any assertion or determination that either the Company, NSI or any NSI distributors are not in compliance with existing laws or regulations could have a material adverse effect on the Company's business and results of operations. In addition, in any country or jurisdiction, the adoption of new laws or regulations or changes in the interpretation of existing laws or regulations could generate negative publicity and/or have a material adverse effect on the Company's business and results of operations. The Company cannot determine the effect, if any, that future governmental regulations or administrative orders may have on the Company's business and results of operations. Moreover, governmental regulations in countries where the Company plans to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to the Company or NSI, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on the Company's sales and earnings. See "Risk Factors--Potential Effects of Adverse Publicity" and "--Entering New Markets."

Employees

     As of July 15, 1997, the Company had approximately 950 full-time and part-time employees. None of the employees is represented by a union or other collective bargaining group. The Company believes its relationship with its employees is good, and does not currently foresee a shortage in qualified personnel needed to operate the business. Each Subsidiary is directed by an experienced manager.

Properties

     In each of its current markets, the Company has established a central office for the local administrative staff directed by a general manager. These offices also have a training room for distributor and employee use and an adjoining distribution center where distributors can place, pay for and pick up orders. In Japan, Taiwan, and South Korea, additional pick up centers have been added to provide better service to distributors and meet the increasing demand for product. In Hong Kong, the Company maintains a distributor business center where established distributors can use office space for training and sponsoring activities at cost.

     In addition to the Company's corporate headquarters in Provo, Utah, the following table summarizes, as of May 31, 1997, the Company's leased office and distribution facilities in each country where the Company currently has operations.


             Location                       Function                            Approximate Square Feet

Tokyo, Japan................   Central office/distribution center                       35,000
Osaka, Japan................   Distribution center/office                               13,400
Taipei, Taiwan..............   Central office/distribution center                       22,000
Kaohsiung, Taiwan...........   Distribution center/office                                9,500
Taichung, Taiwan............   Distribution center/office                               17,000
Nankan, Taiwan..............   Warehouse/distribution center                            36,000
Causeway Bay, Hong Kong.....   Central office/distribution center/distributor
                                 business center/regional office                        19,000
Tsing Yi, Hong Kong.........   Warehouse                                                10,000
Macau.......................   Distribution center/office                                2,000
Seoul, South Korea..........   Central office/distribution center                       30,000
Seoul, South Korea..........   Distribution center                                       7,000
Kyungki-Do, South Korea.....   Warehouse                                                16,000
Pusan, South Korea..........   Distribution center                                      10,000
Bangkok, Thailand...........   Central office/distribution center                        8,200
Bangkok, Thailand...........   Distribution center                                       1,700


Legal Proceedings

     The Company is not a party to any litigation or other legal proceedings which are expected to have a material adverse effect on its financial condition or results of operations, nor are any such proceedings known to be contemplated. See "--Government Regulation--Other Regulatory Issues" and "Risk Factors--Other Regulatory Issues," for a discussion of certain regulatory matters.

                                   MANAGEMENT

Directors and Executive Officers

     As of July 15, 1997, the directors and executive officers of the Company and key managers of the Subsidiaries were as follows:

Name                 Age  Position
----                 ---  --------
Blake M. Roney       39   Chairman of the Board
Steven J. Lund       43   President, Chief Executive Officer and Director
Renn M. Patch        46   Chief Operating Officer
Corey B. Lindley     32   Chief Financial Officer
Michael D. Smith     51   Vice President of Operations
M. Truman Hunt       38   Vice President of Legal Affairs and Investor Relations
Keith R. Halls       39   Secretary and Director
Takashi Bamba        61   President, Nu Skin Japan Company, Limited
John Chou            51   President, Nu Skin Taiwan, Inc.
S.T. Han             54   President, Nu Skin Korea, Inc.
Sandra N. Tillotson  40   Director
Brooke B. Roney      35   Director
Max L. Pinegar       65   Director
E.J. "Jake" Garn     64   Director
Paula Hawkins        70   Director
Daniel W. Campbell   42   Director

     A brief biographical summary of each of the Company's directors and executive officers and the key managers of the Subsidiaries follows:

     Blake M. Roney has served as the Chairman of the Board since the Company's inception and is a founder of Nu Skin International Inc., an affiliate of the Company ("NSI"). He has also served as President, Chief Executive Officer and Chairman of the Board of NSI and certain of its affiliated entities since their respective inceptions. He received a B.S. degree from Brigham Young University. He is the brother of Brooke B. Roney.

     Steven J. Lund has been the President, Chief Executive Officer and a Director of the Company since its inception. Mr. Lund has also served as Executive Vice President and a Director of NSI since 1985 and as Vice President and Secretary of certain NSI affiliated entities since their respective inceptions. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

     Renn M. Patch has been the Chief Operating Officer of the Company since its inception. Since 1992 he has been Vice President of Global Operations and Assistant General Manager of NSI. From 1991 to 1992, he served as Director of Government Affairs of NSI. Prior to joining NSI in 1991, Mr. Patch was associated with the Washington, D.C. consulting firm of Parry and Romani Associates. Mr. Patch earned a B.A. degree from the University of Minnesota, a J.D. degree from Hamline University School of Law and an L.L.M. degree from Georgetown University.

     Corey B. Lindley has been the Chief Financial Officer of the Company since its inception. From 1993 to 1996, he served as Managing Director, International of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994 and lived in Hong Kong and Japan during that time. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte and Touche. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

     Michael D. Smith has been the Vice President of Operations for the Company since its inception. He has also served as Vice President of Asian Operations of NSI since February 1996. Prior to that time, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

     M. Truman Hunt has served as the Vice President of Legal Affairs and Investor Relations since the Company's inception. He has also served as Counsel to the President of NSI since 1994. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

     Keith R. Halls has served as the Secretary and a Director of the Company since its inception. He has also served as General Vice President and a Director of NSI since 1992. He served as Director of Finance of NSI from 1986 to 1992. Mr. Halls is a Certified Public Accountant. Mr. Halls received a B.A. degree from Stephen F. Austin State University and a B.S. degree from Brigham Young University.

     Takashi Bamba has served as the President and/or General Manager of Nu Skin Japan since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba served five years as President and CEO of Avon Products Co., Ltd., the publicly traded Japanese subsidiary of Avon Products, Inc. Prior to working at Avon Products Co., Ltd., he spent 17 years at Avon Products, Inc. He received a B.A. degree from Yokohama National University.

     John Chou has served as the President and/or General Manager of Nu Skin Taiwan since 1991. Prior to joining Nu Skin Taiwan in 1991, he spent twenty-one years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan and Universal PR Co. Mr. Chou is a standing director of the Taiwan ROC Direct Selling Association. He is also a member of the Kiwanis International, and the Taiwan American Chamber of Commerce. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.

     S.T. Han has served as the President and/or General Manager of Nu Skin Korea since 1995. Prior to joining Nu Skin Korea in 1995, Mr. Han spent four years as the Executive Managing Director of Woosung Film Co., the exclusive distributor of Konica film in South Korea. He also worked for Amway Korea, Ltd. during that Company's start-up phase of operations in 1991. Mr. Han graduated with a B.A. degree from ChungAng University.

     Sandra N. Tillotson has served as a Director of the Company since its inception. She was a founder of NSI and has also served as General Vice President of NSI since 1992 and a Director of NSI since its inception and as a Director and an executive officer of certain of NSI's affiliated entities since their respective inceptions. She served as Vice President of Corporate Services of NSI from 1984 to 1992. She earned a B.S. degree from Brigham Young University.

     Brooke B. Roney has served as a Director of the Company since its inception. He was a founder of NSI and has also served as General Vice President and a Director of NSI since 1992 and as a Director and an executive officer of certain of NSI's affiliated entities since their respective inceptions. He served as Vice President of Distribution of NSI from 1984 to 1992. He is the brother of Blake M. Roney.

     Max L. Pinegar has served as a Director of the Company since September 1996. He has also served as General Manager of NSI since 1989 and as Vice President of NSI since 1992. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

     E.J. "Jake" Garn has served as a Director of the Company since March 1997. Senator Garn has been Vice Chairman of Huntsman Corporation, one of the largest privately-held companies in the U.S., since 1993. He currently serves as a director for Dean Witter Funds, John Alden Life Insurance Company and Franklin Quest & Co., Inc. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous senate committees. He received a B.A. degree from the University of Utah.

     Paula Hawkins has served as a Director of the Company since March 1997. Senator Hawkins has been a principal of Paula Hawkins & Associates, Inc., a management consulting company, since its inception. From 1980 to 1986, Senator Hawkins was a member of the United States Senate and served on numerous senate committees.

     Daniel W. Campbell has served as a Director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd. since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation and prior to that was a Partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Compensation of Directors

     Directors who do not receive compensation as officers or employees of the Company, NSI or its affiliates are paid an annual fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof that they attend. The Company is considering implementing various equity incentive programs for Directors.

Compensation Committee Interlocks and Insider Participation

     The Compensation committee members are Keith R. Halls, Max L. Pinegar, Paula Hawkins and Daniel W. Campbell. Mr. Halls is the Chairman of the Compensation Committee. Mr. Halls is currently the Secretary of the Company. Mr. Halls has entered into a Stockholders' Agreement with the Company and certain other of its stockholders. See "Certain Relationships and Related Transactions--Stockholders Agreement." Mr. Halls is also a stockholder of NSI and Mr. Pinegar is an executive officer of NSI, which provides the Company with substantially all of its products, its distributor network and other support services. See "Certain Relationships and Related Transactions--Operating
Agreements; Relationship with NSI." Several members of the Company's Board of Directors are also directors of NSI and have set or will set compensation for certain executive officers of the Company who have been or may in the future be executive officers of NSI.

Executive Compensation

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company for the fiscal years ended December 31, 1995 and 1996. Except for the employee stock bonus awards referenced elsewhere herein, no options or long-term incentive plan awards were granted or made to the referenced executive officers during the referenced periods, except as provided below.

     The Company was formed in September 1996, and consequently paid no compensation to the executive officers named in the table below during the fiscal year ended December 31, 1995 and during the first eight months of the fiscal year ended December 31, 1996. However, salary, bonus and other compensation is presented in the table below for 1995 and 1996 based on payments by NSI and the Subsidiaries and, for the last quarter of 1996, by the Company to the named executive officers as if the Company had been in existence during all of 1995 and 1996. During 1995 and 1996, Messrs. Bamba and Chou were, and continue to be, employed full time as the General Managers and/or Presidents of Nu Skin Japan and Nu Skin Taiwan, respectively, and received all of their compensation from the Company through these Subsidiaries. During 1995 and 1996, Messrs. Lund, Smith and Patch were, and Messrs. Lund and Patch continue to be, executive officers of NSI. The compensation presented in the table below reflects an allocation of the time spent by Messrs. Lund and Patch providing services to the Company and the Subsidiaries during 1995 and 1996 and by Mr. Smith providing such services during 1996. These salaries and bonuses are in addition to any amounts received by these officers from NSI in return for their services to NSI.


                           Summary Compensation Table

                                                                                         Long-Term
                                                   Annual Compensation                  Compensation
                                      ---------------------------------------------     ------------
                                                                       Other Annual      Restricted        All Other
   Name and Principal Position        Year      Salary       Bonus     Compensation     Stock Awards     Compensation
   ---------------------------        ----      ------       -----     ------------     ------------     ------------
Steven J. Lund....................    1996     $259,973   $89,345(1)   $     --         $     --         $      --
      President and Chief             1995      236,364    82,529(1)         --               --                --
        Executive Officer

Takashi Bamba.....................    1996      364,138   174,557(2)    195,401(3)       401,375(4)          3,297(5)
      President, Nu Skin Japan        1995      361,028   105,563(2)     98,063(3)            --             3,297(5)

John Chou.........................    1996      211,000    56,232(2)     77,897(6)       401,375(4)             --
      President, Nu Skin Taiwan       1995      185,370    75,786(2)     63,730(6)            --                --

Michael D. Smith..................    1996      157,812    13,090(1)     25,676(7)       401,375(4)         24,390(8)
      Vice President of               1995           --        --            --               --                --
        Operations

Renn M. Patch.....................    1996       98,638    20,437(1)     13,800(7)       401,375(4)          5,542(8)
      Chief Operating Officer         1995       97,175   104,765(9)     18,750(10)           --                --

-----------

(1) Cash bonus paid to the recipient not pursuant to a formal bonus plan.
(2) Cash bonus paid during the year reported pursuant to a cash bonus long term incentive plan for the Presidents of the Subsidiaries.
(3) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long term incentive plan for the Presidents of the Subsidiaries and annual lease payments for an automobile.
(4) Employee stock bonus awards for 13,000 shares of Class A Common Stock each were granted in 1996 to Messrs. Bamba, Chou and Smith by the Company pursuant to the 1996 Stock Incentive Plan and to Mr. Patch by NSI pursuant to its own stock incentive plan. The awards vest 25% per year beginning in November 1997. Dividends will be paid only on shares actually issued pursuant to employee stock bonus awards and only as, when and if declared by the Company's Board of Directors. Employee stock bonus awards have been valued for purposes of this Summary Compensation Table using the closing market price of the Company's Class A Common Stock on December 31, 1996 ($307/8) multiplied by the number of shares underlying the awards.
(5) Annual premium for pension insurance policy.
(6) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long term incentive plan for the Presidents of the Subsidiaries and annual payments for an automobile and club dues.
(7) Includes deferred portion of a bonus accrued during the year reported not pursuant to a formal bonus plan.
(8) Includes compensation in the form of the cash value of the use of certain NSI-owned property and other perquisites.
(9) Noncash bonus paid to Mr. Patch, not pursuant to a formal bonus plan.
(10)Includes  $16,500 of  accrued  deferred  compensation  and $2,250 of vested
    deferred   compensation   awarded  to  Mr.   Patch  under  NSI's   deferred
    compensation plan.

Employment Agreements

     Messrs. Bamba, Chou and Han have entered into employment agreements with Nu Skin Japan, Nu Skin Taiwan and Nu Skin Korea, respectively. Under these agreements, these individuals are paid an annual salary and receive various other benefits. These individuals are also entitled to participate in a cash bonus long-term incentive plan.

     Mr. Bamba is employed as the President of Nu Skin Japan at a 1997 annual salary of approximately $394,000. This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan, and participation in any retirement plan offered by Nu Skin Japan. Mr. Bamba also has the right under his employment agreement to have Nu Skin Japan purchase a country club membership and pay related dues, although he has not exercised this right. Mr. Bamba is also provided with a private insurance plan paid for by Nu Skin Japan provided the premium for such private insurance plan does not exceed (Y)300,000 per year. Under his employment agreement, Mr. Bamba has agreed to certain confidentiality obligations. The term of Mr. Bamba's employment is indefinite, subject to termination by Mr. Bamba or Nu Skin Japan upon three months' notice.

     Mr. Chou is employed as the President of Nu Skin Taiwan at a 1997 annual salary of approximately $230,000. Under the terms of his employment agreement, Mr. Chou is entitled to health insurance paid for in part by Nu Skin Taiwan. Nu Skin Taiwan also provides Mr. Chou with a monthly car allowance. The term of Mr. Chou's employment agreement currently extends until June 1997. Under his employment agreement, Mr. Chou has agreed to certain confidentiality obligations.

     Mr. Han is employed as the President of Nu Skin Korea at a 1997 annual salary of approximately $140,000. Under the terms of his employment agreement, Mr. Han is entitled to the use of an automobile and driver provided by Nu Skin Korea, as well as medical insurance and pension benefits. Mr. Han's employment is for a three year term ending January 1, 1999, subject to the right of Nu Skin Korea or Mr. Han to terminate the agreement on 60 days' advance notice. Once Mr. Han had been employed by Nu Skin Korea for 12 months, he became entitled to receive, upon termination, severance pay equal to two months' salary for each consecutive year of service. Under his employment agreement, Mr. Han has agreed to certain confidentiality and noncompetition obligations.

1996 Stock Incentive Plan

     Prior to the Underwritten Offerings, the Board of Directors of the Company adopted the Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan, as amended (the "1996 Stock Incentive Plan"). The stockholders approved the 1996 Stock Incentive Plan in the Company's May 15, 1997 Annual Meeting. The purpose of the 1996 Stock Incentive Plan is to attract and retain executives, other employees, independent consultants and directors who are important to the success and growth of the Company and to ensure that their interests are aligned with the interests of the stockholders of the Company.

     Administration. The 1996 Stock Incentive Plan is administered by the 1996 Stock Incentive Plan Committee (the "Plan Committee"). The Plan Committee consists of the members of the Compensation Committee of the Board of Directors. The Plan Committee will determine, from time to time, the individuals to whom awards shall be made, the type of awards, and the amount, size and terms of each award. The Plan Committee will make all other determinations necessary or advisable for the administration of the 1996 Stock Incentive Plan.

     Awards. Awards under the 1996 Stock Incentive Plan may be in the form of options (both nonqualified stock options ("NQSOs") and incentive stock options ("ISOs")), contingent stock, restricted stock, and stock appreciation rights ("SARs"), or such other forms as the Plan Committee in its discretion may deem appropriate. The maximum number of awards that may be issued to any one person during the life of the 1996 Stock Incentive Plan shall be limited to 10% of the shares reserved for issuance under the 1996 Stock Incentive Plan. The number of shares which may be issued under the 1996 Stock Incentive Plan as well as the terms of any outstanding awards may be equitably adjusted by the Plan Committee in the event of a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar events. In general, any shares subject to an option or right which for any reason expires or is terminated unexercised shall again be available under the 1996 Stock Incentive Plan. No awards may be granted more than ten years after the effective date of the 1996 Stock Incentive Plan.

     Number of Shares. A total of 4,000,000 shares of the Class A Common Stock have been authorized to be issued pursuant to the 1996 Stock Incentive Plan. The Company issued stock bonus awards from these shares to executive officers of the Company following the Underwritten Offerings. Messrs. Corey B. Lindley, Michael
D. Smith, Takashi Bamba and John Chou received stock bonus awards of 13,000 shares of Class A Common Stock each, and Mr. S.T. Han received a stock bonus award of 1,800 shares of Class A Common Stock. These awards vest ratably over four years beginning in November 1997, provided the executive officer remains in the employment of the Company. In addition, Renn M. Patch received a stock bonus award from NSI of 13,000 shares of Class A Common Stock, which award vests on terms substantially similar to those described above in relation to the stock bonus awards made by the Company.

     Plan Amendment. The Board of Directors may amend the 1996 Stock Incentive Plan, without stockholder approval, anytime in any respect unless stockholder approval of the amendment in question is required under Delaware law, the Code, certain exemptions from Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), any national securities exchange system on which the shares are then listed or reported, by any regulatory body having jurisdiction with respect to the 1996 Stock Incentive Plan, or other applicable laws, rules or regulations. No amendment to the 1996 Stock Incentive Plan may alter or impair any award granted under the 1996 Stock Incentive Plan without the consent of the holders thereof. The 1996 Stock Incentive Plan may be terminated at any time by the Board of Directors.

     Options. The 1996 Stock Incentive Plan provides for the grant of ISOs to employees and NQSOs to employees and independent consultants. In the case of ISOs, the exercise price of an option may not be less than 100% of the fair market value of a share of Class A Common Stock at the time of grant (or 110% of such fair market value if the optionee owns more than 10% of the total voting power of all classes of Company stock outstanding at the time of grant). In the case of NQSOs, the exercise price of an option may not be less than 85% of the fair market value of a share of Class A Common Stock at the time of grant. The Plan Committee may provide for a reduction in the exercise price of a NQSO by dividends paid on a share of Class A Common Stock while the NQSO is outstanding. Options will be exercisable for a term determined by the Plan Committee provided such exercise shall occur not earlier than six months and not later than ten years (five years if the optionee owns more than ten percent of the total voting power of all classes of Company Stock outstanding at the time of grant) after the grant of the option. The aggregate fair market value of ISO's (determined at the time of grant) granted to an employee which may become first exercisable in any one calendar year shall not exceed $100,000. If any option is not granted, exercised, or held pursuant to the provisions applicable to an ISO, it will be considered to be an NQSO to the extent that any or all of the grant is in conflict with such provisions. The Plan Committee has the power to permit acceleration of previously determined exercise terms under certain circumstances and upon such terms and conditions as the Plan Committee deems appropriate. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."

     Contingent Stock. The Plan Committee will determine the amount of contingent stock to be granted to a participant based on the past or expected impact the participant has had or can have on the financial well being of the Company and other factors determined by the Plan Committee to be appropriate. A participant receiving an award of contingent stock will receive the stock upon the satisfaction of certain objectives. Contingent stock awards made pursuant to the 1996 Stock Incentive Plan will be subject to such terms, conditions and restrictions, including obtainment of performance objectives, for such period or periods as may be determined by the Plan Committee at the time of grant. The Plan Committee in its discretion may permit acceleration of the expiration of the applicable restriction period with respect to part or all of the award to any participant. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."

     Restricted Stock. The Plan Committee will determine the amount of restricted stock to be granted to a participant based on the past or expected impact the participant has had or can have on the financial well being of the Company and other factors deemed by the Plan Committee to be appropriate. Restricted stock is issued to the participant subject to forfeiture if certain objectives are not met. Restricted stock awards made pursuant to the 1996 Stock Incentive Plan shall be subject to the terms, conditions and restrictions, including the payment of performance objectives, and for such period or periods as will be determined by the Plan Committee at the time of grant. The Plan Committee in its discretion may permit acceleration of the expiration of the applicable restriction period with respect to part or all of the award to any participant. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions." Shares of restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period provided in the participant's award agreement.

     SARs. SARs are rights to receive cash or shares of Company stock, or a combination thereof, as the Plan Committee may determine in an amount equal to the excess of (i) the fair market value of the stock with respect to which the SAR is exercised, or (ii) 100% of the fair market value of such stock at the time the SAR was granted, less any dividends paid on such shares while the SAR was outstanding. No cash consideration will be received by the Company for the grant of any SAR. No SAR may be granted for a period of less than one year or greater than ten years. SARs may be exercised at such time and subject to such terms and conditions as are prescribed by the Plan Committee at the time of grant, subject to certain limitations (including that no SAR shall be exercisable within one year after the date of grant).

     Federal Income Tax Consequences. The participant recognizes no taxable gain or loss when an incentive stock option is granted or exercised. If the shares acquired upon the exercise of an incentive stock option are held for at least one year after exercise and two years after grant (the "Holding Period"), the participant recognizes any gain or loss recognized upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the shares are not held for the Holding Period, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of the Class A Common Stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, the Company is entitled to a deduction equal to the amount of any ordinary income recognized by the participant.

     The participant recognizes no taxable income and the Company receives no deduction when a nonqualified stock option is granted. Upon exercise of a nonqualified stock option, the participant recognizes ordinary income and the Company is entitled to a deduction equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

     A participant granted restricted stock or contingent stock is not required to include the value of such shares in income until the first time such participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Code Section 83(b) to be taxed on the receipt of the shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares. The Company is entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

     Upon the grant of an SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes ordinary income and the Company is entitled to a deduction at the time of exercise equal to the cash and the fair market value of shares payable upon such exercise.

     Under certain circumstances, an accelerated vesting or cash out of stock options, or accelerated lapse of restrictions on other awards, in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Code Section 280G. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Code Section 162(m) limits to $1,000,000 per year the federal income tax deduction available to a public company for compensation paid to any of its chief executive officer and four other highest paid executive officers. However,
Section 162(m) provides an exception from its limitation for certain "performance based" compensation if various requirements are satisfied. The 1996 Stock Incentive Plan contains provisions which are intended to satisfy these requirements for awards made at the time the Company is considered a public company and which otherwise are "performance based" compensation.

Bonus Incentive Plan

     The Company has adopted a bonus incentive plan for the Presidents of the Subsidiaries. This bonus incentive plan is patterned after a similar plan under which Messrs. Bamba, Chou and Han were compensated prior to the Underwritten Offerings. Under the new bonus incentive plan, Messrs. Bamba, Chou and Han are entitled to receive an annual cash bonus based upon the prior year's operating results of the Subsidiary for which they are responsible. Participants in this bonus incentive plan are able to receive a bonus equal to 100% of their respective salaries, conditioned on meeting certain performance criteria and subject to cash availability and approval of the Executive Committee Board of Directors of the Company. One half of this bonus is payable by February 15 of the year following the year in which the bonus is earned and the remaining one half is deferred and vests ratably over 10 years or at age 65, whichever occurs first.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

S Corporation Distribution

     Prior to the Reorganization, each Subsidiary elected to be treated as an "S" corporation under Subchapter S of the Code and comparable state tax laws. On November 19, 1996, the Subsidiaries' S corporation status was terminated (the "S Termination Date"). Prior to the S Termination Date, the Company declared a distribution to the Existing Stockholders that included all of the Subsidiaries' previously earned and undistributed S corporation earnings through the S Termination Date (the "S Corporation Distribution"). As of the date of the Reorganization, the Subsidiaries' aggregate undistributed taxable S corporation earnings were $86.5 million. The S Corporation Distribution was distributed in the form of promissory notes bearing interest at 6% per annum. On April 4, 1997, the Company paid the outstanding S Distribution Note balance of $71.5 million together with the related interest expense due. The Existing Stockholders, which include Messrs. Blake M. Roney, Steven J. Lund and Keith R. Halls, who serve as officers of the Company, were the holders of the S Distribution Notes.

Control By Existing Stockholders

     After consummation of the Rule 415 Offerings, approximately 98.2% of the combined voting power of the outstanding shares of Common Stock will be held by the Existing Stockholders and certain of their affiliates. Consequently, the Existing Stockholders and certain of their affiliates will have the ability, acting in concert, to elect all directors of the Company and approve any action requiring approval by a majority of the stockholders of the Company. Certain of the Existing Stockholders, including Messrs. Blake M. Roney, Steven J. Lund and Keith R. Halls, also own 100% of the outstanding shares of NSI. As a result of this ownership, these stockholders will consider the short-term and the long-term impact of all stockholder decisions on the consolidated financial results of NSI and the Company. The interests of NSI, on the one hand, and of the Company, on the other hand, may differ from time to time. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest" and "--Control by Existing Stockholders; Anti-Takeover Effect of Dual Classes of Common Stock."

Operating Agreements; Relationship with NSI

     NSI has licensed to the Company, through the Subsidiaries, rights to distribute NSI products and to use certain NSI property in the Company's markets, and NSIMG, an NSI affiliate, provides management support services to the Company and the Subsidiaries, pursuant to the Operating Agreements with the Subsidiaries, which include distribution, trademark/tradename license, licensing and sales, and management services agreements. Virtually all of the products sold by the Company are purchased from NSI pursuant to distribution agreements. The Company also manufactures itself, or through third-party manufacturers, certain products and commercial materials which it then sells using NSI trademarks or tradenames licensed under trademark/tradename license agreements. In addition, the Company does not have its own sales or distribution network but licenses the right to use NSI's distribution network and the Global Compensation Plan pursuant to licensing and sales agreements. NSIMG also provides a broad range of management, administrative and technical support to the Company pursuant to management services agreements. See "Business--Relationship with NSI."

     During the year ended December 31, 1996, NSI and NSIMG charged the Company approximately $185.5 million and $4.2 million, respectively, for goods and services provided to the Company under the Operating Agreements. During the six months ended June 30, 1997, NSI and NSIMG charged the Company approximately $125.7 million and $3.2 million, respectively, for goods and services provided to the Company under the Operating Agreements. See Consolidated Financial Statements and the related notes thereto.

     The Operating Agreements were approved by the Board of Directors of the Company, which was, except with respect to the approval of the Operating Agreements for Nu Skin Thailand, composed entirely of officers and shareholders of NSI at the time of each such approval. In addition, two of the executive officers of the Company, including the Chief Executive Officer, are also executive officers of NSI. It is expected that they will continue to spend a portion of their time on the affairs of NSI, for which they will continue to receive compensation from NSI in addition to amounts received from the Company for services to the Company. See "Risk Factors--Relationship with and Reliance on NSI; Potential Conflicts of Interest" and "Business--Relationship with NSI."

     During 1996, Nu Skin Japan paid NSI a royalty of 8% of the revenue from sales of products manufactured by a third party manufacturer under a license agreement between Nu Skin Japan and NSI. In the six months ended June 30, 1997, Nu Skin Japan paid NSI $1.6 million in royalties under this agreement.

     Pursuant to wholesale distribution agreements, Nu Skin Hong Kong distributes certain NSI products to Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc., affiliates of NSI. Pursuant to these agreements, Nu Skin Hong Kong was paid approximately $2.1 million during the six months ended June 30, 1997 by Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc.

     Concurrently with the Underwritten Offerings, the Company purchased from NSI for $25.0 million the exclusive rights to distribute NSI products in Thailand, Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam. As of June 30, 1997, the Company had paid $15.0 million of this amount. In addition, the Company and NSI have entered into a mutual indemnification agreement pursuant to which NSI has agreed to indemnify the Company for certain claims, losses and liabilities relating to the operations of the Subsidiaries prior to the Reorganization, and the Company has agreed to indemnify NSI for certain claims, losses and liabilities relating to the operations of the Subsidiaries after the Reorganization. Messrs. Blake M. Roney, Steven J. Lund and Keith R. Halls, who serve as officers of the Company, are stockholders of NSI. See "Business--Relationship with NSI."

Stockholders' Partnership

     Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been NSI distributors since 1984. Messrs. Bryson and Tillotson are partners in an entity (the "Partnership") which receives substantial commissions from NSI, including commissions on sales generated within the Company's markets. For the year ended December 31, 1996, total commissions paid to the Partnership on sales originating in the Company's then open markets (Japan, Taiwan, Hong Kong and South Korea) were approximately $1.2 million. By agreement, NSI pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson the flexibility of using their expertise and reputations in network marketing circles to sponsor, motivate and train distributors to benefit NSI's distributor force generally, without having to focus solely on their own organizations.

Stockholders' Agreement

     The Existing Stockholders and certain of their affiliates have entered into a stockholders' agreement with the Company (the "Stockholders' Agreement"). The Existing Stockholders and certain of their affiliates beneficially own shares having approximately 98.4% of the combined voting power of the outstanding shares of Common Stock. In order to ensure the qualification of the Reorganization under Section 351 of the Code, the Existing Stockholders and certain of their affiliates have agreed not to transfer any shares they own through November 28, 1997 without the consent of the Company except for certain transfers relating to the funding of the Distributor Options and the grant of the employee stock bonus awards. See "Shares Eligible for Future Sale." The Company has consented to the Rule 415 Offerings. After November 28, 1997, and subject to any volume limitations imposed by Rule 144, no such stockholder is permitted to transfer in any one-year period a number of shares equal to the greater of (i) 10% of the total number of shares of Common Stock originally issued to such stockholder in connection with the Reorganization, or (ii) 1.25% of the total Common Stock issued and outstanding at the time of such proposed transfer. The Existing Stockholders and certain of their affiliates have been granted registration rights by the Company permitting each such stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such stockholder has sold a specified value of shares of Class A Common Stock. See "Description of Capital Stock--Registration Rights."

Agreements and Arrangements with Management

     Prior to the Underwritten Offerings, the Company entered into indemnification agreements with its officers and directors indemnifying them against liability incurred by them in the course of their service to the Company. Pursuant to the 1996 Stock Incentive Plan, as of the date of this Prospectus, the Company had granted stock bonus awards to certain executive officers of the Company for an aggregate of 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients. The shares of Class A Common Stock underlying each of these stock bonus awards will be issued to the recipient of the award at a rate of 25% per year commencing in November 1997, subject to certain restrictions. See "Management--1996 Stock Incentive Plan--Number of Shares." Prior to the Reorganization, NSI stockholders agreed to grant M. Truman Hunt an option, which became immediately exercisable upon consummation of the Reorganization, to purchase 267,500 shares of Class A Common Stock. As of the date of this Prospectus, Mr. Hunt had exercised a portion of this option and purchased 16,675 shares of Class A Common Stock, which he then sold in the Underwritten Offerings. The Company has employment agreements with certain of its executive officers. See "Management--Employment Agreements."

Distributor Options

     Prior to the Rule 415 Offerings, the Existing Stockholders converted 1,605,000 shares of Class B Common Stock into Class A Common Stock and contributed such shares to the Company for use in implementing an NSI distributor equity incentive program, and the Company granted to NSI the Distributor Options to acquire such 1,605,000 shares of Class A Common Stock. NSI is offering the Distributor Options to qualifying distributors of NSI in connection with the Rule 415 Offerings. The Distributor Options are subject to certain conditions related to distributor performance and will vest on December 31, 1997. The Company will record distributor stock expense for the Distributor Options. See "Shares Eligible for Future Sale."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 30, 1997, certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock prior to and after the Rule 415 Offerings (assuming the exercise of all 1,605,000 Distributor Options and the vesting of all 163,546 stock bonus awards offered hereby by the Company to certain of its employees) by (a) each person known by the Company to own beneficially more than 5% of either the outstanding shares of Class A Common Stock or Class B Common Stock; (b) each of the Company's directors; (c) each of the executive officers whose names appear in the summary compensation table; and (d) all directors and executive officers as a group. The business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601.

                                                                                                                    Total
                                                                                              Class B            Common
                                                   Class A Common Stock(1)                Common Stock(1)        Stock
                                         -----------------------------------------     --------------------    ---------
                                           Owned       To Be                                                     Voting
                                           Prior      Sold in                                                    Power
                                          to the        the          To Be Owned        Owned Prior to and     After the
                                         Rule 415     Rule 415      After the Rule        After the Rule        Rule 415
                                         Offerings   Offerings      415 Offerings          415 Offerings       Offerings
Directors, Executive Officers,           ---------   ---------     ---------------      ------------------     ---------
5% Stockholders                           Number       Number       Number     %         Number       %            %
------------------------------           ---------   ---------     --------  -----     -----------  ------     ---------

Blake M. Roney(2)......................       --           --           --      --      20,629,049    28.8        28.2
Nedra D. Roney(3)......................       --           --           --      --      14,213,895    19.8        19.5
Sandra N. Tillotson(4).................       --           --           --      --       8,559,510    11.9        11.7
Craig S. Tillotson(5)..................       --           --           --      --       4,411,058     6.2         6.0
R. Craig Bryson(6).....................       --           --           --      --       4,925,736     6.9         6.7
Steven J. Lund(7)......................       --           --           --      --       4,244,652     5.9         5.8
Brooke B. Roney(8).....................       --           --           --      --       3,496,751     4.9         4.8
Keith R. Halls(9)......................       --           --           --      --       1,208,891     1.7         1.7
Max L. Pinegar(10).....................   14,000           --       14,000       *              --     --           *
Daniel W. Campbell.....................       --           --           --      --              --     --          --
E.J. "Jake" Garn.......................       --           --           --      --              --     --          --
Paula Hawkins..........................       --           --           --      --              --     --          --
Renn M. Patch(11)......................   14,000           --       14,000       *              --     --           *
Michael D. Smith(12)...................   14,000           --       14,000       *              --     --           *
Takashi Bamba(13)......................   13,000           --       13,000       *              --     --           *
John Chou(14)..........................   13,215           --       13,215       *              --     --           *
BNASIA, Ltd.(15).......................       --           --           --      --      20,052,884    28.0        27.5
RCKASIA, Ltd.(16)......................       --           --           --      --       4,775,736     6.7         6.5
All directors and officers as a group
    (16 persons)(17)...................   334,840          --      334,840       *      38,138,854    53.2        52.2

----------------
*    Less than 1%

(1) Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a Permitted Transferee, as defined in the Stockholders Agreement entered into by the Existing Stockholders and the Company. See "Certain Relationships and Related Transactions."

(2) Includes shares beneficially owned or deemed to be owned beneficially by Blake M. Roney prior to the Rule 415 Offerings as follows: 20,052,884 shares of Class B Common Stock as general partner of BNASIA, Ltd., a limited partnership, and with respect to which he shares voting and investment power with his wife Nancy L. Roney as set forth in footnote (15) below; 400,000 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with Nancy L. Roney; and 176,165 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power. Blake M. Roney is the Chairman of the Board of Directors of the Company, and Chairman of the Board of Directors, an executive officer and a shareholder of NSI.

(3) Includes shares beneficially owned or deemed to be owned beneficially by Nedra D. Roney prior to the Rule 415 Offerings as follows: 13,913,895 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and 300,000 shares of Class B Common Stock as co-trustee and with respect to which she shares voting and investment power. Nedra D. Roney is a Director and shareholder of NSI.

(4) Includes shares beneficially owned or deemed to be owned beneficially by Sandra N. Tillotson prior to the Rule 415 Offerings as follows: 7,584,743 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; 424,767 shares of Class B Common Stock as trustee and with respect to which she has sole voting and investment power; 50,000 shares of Class B Common Stock as co-trustee and with respect to which she shares voting and investment power; and 500,000 shares of Class B Common Stock as manager of a limited liability company and with respect to which she has sole voting and investment power. Sandra N. Tillotson is a Director of the Company, and a Director, executive officer and shareholder of NSI.

(5) Includes shares beneficially owned or deemed to be owned beneficially by Craig S. Tillotson prior to the Rule 415 Offerings as follows: 2,962,912 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 112,500 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; 335,646 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock as manager of a limited liability company and with respect to which he has sole voting and investment power. Craig S. Tillotson is a shareholder of NSI.

(6) Includes shares beneficially owned or deemed to be owned beneficially by R. Craig Bryson prior to the Rule 415 Offerings as follows: 4,775,736 shares of Class B Common Stock as general partner of RCKASIA, Ltd., a limited partnership, and with respect to which he shares voting and investment power with his wife Kathleen D. Bryson as reported in footnote (16) below; and 150,000 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with Kathleen D. Bryson. R. Craig Bryson is a shareholder of NSI.

(7)  Includes shares  beneficially owned or deemed to be owned beneficially by Steven J. Lund prior to the Rule 415 Offerings as follows: 3,144,751 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Kalleen Lund; 897,901 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 202,000 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with Kalleen Lund. Steven J. Lund is a Director, President and Chief Executive Officer of the Company, and a Director, executive officer and shareholder of NSI.

(8) Includes shares beneficially owned or deemed to be owned beneficially by Brooke B. Roney prior to the Rule 415 Offerings as follows: 3,426,951 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Denice R. Roney; and 69,800 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with Denice R. Roney. Brooke B. Roney is a Director of the Company, and a Director, executive officer and shareholder of NSI.

(9) Includes shares beneficially owned or deemed to be owned beneficially by Keith R. Halls prior to the Rule 415 Offerings as follows: 563,258 shares of Class B Common Stock as general partner of a limited partnership and with respect to which he shares voting and investment power with his wife Anna Lisa Massaro Halls; 50,000 shares of Class B Common Stock as the manager of a limited liability company and with respect to which he has sole voting and investment power; 552,633 shares of Class B Common Stock as trustee and with respect to which he has sole voting and investment power; and 43,000 shares of Class B Common Stock as co-trustee and with respect to which he shares voting and investment power with Anna Lisa Massaro Halls. Keith R. Halls is a Director and Secretary of the Company, and a Director, executive officer and shareholder of NSI.

(10) Includes shares beneficially owned or deemed to be owned beneficially by Max L. Pinegar prior to the Rule 415 Offerings as follows: 1,000 shares of Class A Common stock directly and with respect to which he has sole voting and investment power; and 13,000 shares of Class A Common Stock issuable to Mr. Pinegar as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award. Max L. Pinegar is a Director of the Company, and an executive officer of NSI.

(11) Includes shares beneficially owned or deemed to be owned beneficially by Renn M. Patch prior to the Rule 415 Offerings as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 13,000 shares of Class A Common Stock issuable to Mr. Patch as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award. Renn M. Patch is Chief Operating Officer of the Company, and an executive officer of NSI.

(12) Includes shares beneficially owned or deemed to be owned beneficially by Michael D. Smith prior to the Rule 415 Offerings as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 13,000 shares of Class A Common Stock issuable to Mr. Smith as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award. Michael D. Smith is Vice President of Operations of the Company.

(13) Includes shares beneficially owned or deemed to be owned beneficially by Takashi Bamba prior to the Rule 415 Offerings as follows: 13,000 shares of Class A Common Stock issuable to Mr. Bamba as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award. Takashi Bamba is President of Nu Skin Japan.

(14) Includes shares beneficially owned or deemed to be owned beneficially by John Chou prior to the Rule 415 Offerings as follows: 215 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and 13,000 shares of Class A Common Stock issuable to Mr. Chou as an employee stock bonus award which will vest ratably, according to its terms, over four years following the date of the award. John Chou is President of Nu Skin Taiwan.

(15) Includes 20,052,884 shares of Class B Common Stock owned by BNASIA, Ltd., a limited partnership of which Blake M. Roney and his wife Nancy L. Roney are the general partners and who share voting and investment power.

(16) Includes 4,775,736 shares of Class B Common Stock owned by RCKASIA, Ltd., a limited partnership of which R. Craig Bryson and his wife Kathleen D. Bryson are the general partners and who share voting and investment power.

(17) Class A Common Stock owned prior to the Rule 415 Offerings includes 250,825 shares of Class A Common Stock subject to a stock option which has been granted to an executive officer of the Company and which is exercisable within 60 days of the Rule 415 Offerings.


                          RULE 415 SELLING STOCKHOLDERS

Distributor Options

     Prior to the date of this Prospectus, the Existing Stockholders contributed to the Company 1,605,000 shares of the Company's Class A Common Stock for use in implementing an NSI distributor equity incentive program. Also prior to the date of this Prospectus, the Company granted to NSI an option to acquire such 1,605,000 shares of Class A Common Stock (the "Distributor Options"). Each Distributor Option entitles the holder to purchase one share of Class A Common Stock. Upon vesting, Distributor Options will be exercisable at $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings (the "Exercise Price").

     Distributor Option Allocation. From January 1, 1997 until August 31, 1997 (the "Qualification Period"), existing and new distributors in each country where NSI conducts business and where local laws may permit the issuance of options hereunder had the opportunity to qualify for an allocation of the Distributor Options from NSI by achieving executive distributor levels ("Executive Pin Levels") of Gold or higher under the Global Compensation Plan as of August 31, 1997 and by submitting a representation letter to NSI as provided in the NSI 1996 Distributor Stock Option Plan, as amended (the "NSI Stock Option Plan") (qualifying distributors are hereinafter referred to as "Eligible Distributors"). Pursuant to NSI's policies and procedures, that portion of sales volume for September 1997 which would be attributed to sales volume for August 1997 will be included for purposes of determining commissions paid during the Qualification Period, as well as whether a distributor qualifies as an Eligible Distributor. Each allocation of Distributor Options made to an Eligible
Distributor that is an entity (such as a partnership or corporation) shall be made by NSI solely to the entity, not to the owners of the entity individually. NSI will notify Eligible Distributors of the results of the allocation of the Distributor Options by October 31, 1997. Each Eligible Distributor shall have the right to decline his or her Distributor Options by notice to NSI no later than November 15, 1997. Each Eligible Distributor who has not declined his or her Distributor Options on or before November 15, 1997 will be granted a number of Distributor Options determined in accordance with the formula set forth below. Because there is a fixed number of Distributor Options available for this program, the allocation formula and explanations are rather complex.


               S   x  (X/Y) = number of Distributor Options to be
                              allocated to an Eligible Distributor;
    where
               S   =  fixed number of Distributor Options
                      available = 1,605,000
               X   =  C x (P+G) = Weighted Individual Compensation
               C   =  net commissions paid to the Eligible Distributor on
                      sales volume during the Qualification Period
               P   =  Executive Pin Level Weighting Factor
               G   =  Business Growth Weighting Factor
               Y   =  Sum of Weighted Individual Compensation paid to
                      all Eligible Distributors during the Qualification
                      Period = Weighted Total Compensation

     Thus, the number of Distributor Options to be allocated to an Eligible Distributor will be determined by multiplying the total number of Distributor Options available ("S" in the formula above) by the quotient obtained by dividing the Eligible Distributor's Weighted Individual Compensation ("X" in the formula above, and as defined below) under the Global Compensation Plan during the Qualification Period by the sum of the Weighted Individual Compensation paid to all Eligible Distributors under the Global Compensation Plan on sales volume during the Qualification Period (the "Weighted Total Compensation," and "Y" in the formula above). An Eligible Distributor's Weighted Individual Compensation is equal to total commissions, net of any withholdings, fines, penalties, or the like, paid to such Eligible Distributor on sales volume during the Qualification Period ("C" in the formula above) multiplied by the sum of his or her Executive Pin Level Weighting Factor ("P" in the formula above, and as defined below) and his or her Business Growth Weighting Factor ("G" in the formula above, and as defined below).

     Executive Pin Level Weighting Factor. An Eligible Distributor's Executive Pin Level Weighting Factor is the percentage set forth in the table below opposite the actual Executive Pin Level achieved by such Eligible Distributor as of August 31, 1997. Allocations of Distributor Options shall generally be based on the Executive Pin Level at which Eligible Distributors receive commissions, giving consideration to any temporary exceptions which may be granted by NSI from time to time.

                                                               Executive
   Executive Pin Level                                         Pin Level
   as of August 31, 1997                                   Weighting Factor
   ---------------------                                   ----------------
   Hawaiian Blue Diamond................................          100%
   Blue Diamond.........................................           94%
   Diamond..............................................           86%
   Emerald..............................................           82%
   Ruby.................................................           78%
   Lapis................................................           74%
   Gold.................................................           72%

     Business Growth Weighting Factor. An Eligible Distributor's Business Growth Weighting Factor is based on the increase in his or her average monthly net commissions paid on sales volume during the Qualification Period. An Eligible Distributor's Business Growth Weighting Factor is equal to one-third (1/3) of 1%, up to a maximum of 100%, for each 1% increase in average monthly net commissions paid during the Qualification Period that is greater than actual net commission paid during September 1996 (the "Base Month"). The Base Month for a distributor qualifying as an Eligible Distributor after September 1996 is deemed to be his or her first month as an Eligible Distributor.

     Illustrations. For purposes of illustration, for the eight-month period ended on August 31, 1996 (the "Illustrative Qualification Period"), the Weighted Total Compensation (Y) will be assumed to have been $200,000,000. An Emerald level distributor who was paid net commissions (C) of $40,000 (or average monthly net commissions of $5,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $1,000 during such distributor's Base Month would apply a weighting factor of 182% to such net commissions (computed using the 82% Executive Pin Level Weighting Factor (P) for an Emerald level distributor plus a 100% Business Growth Weighting Factor (G) based on the 400% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month), resulting in Weighted Individual Compensation (X) of $72,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $72,800) divided by the Weighted Total Compensation (Y = $200,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 584 Distributor Options.

     To illustrate another example, the Weighted Total Compensation (Y) for the Illustrative Qualification Period will be assumed to have been $300,000,000. A Blue Diamond level distributor who was paid net commissions (C) of $520,000 (or average monthly net commissions of $65,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $50,000 during such distributor's Base Month would apply a weighting factor of 104% to such net commissions (computed using the 94% Executive Pin Level Weighting Factor (P) for a Blue Diamond level distributor plus a 10% Business Growth Weighting Factor (G) based on the 30% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month) resulting in Weighted Individual Compensation (X) of $540,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $540,800) divided by the Weighted Total Compensation (Y = $300,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 2,893 Distributor Options.

     Vesting. For Distributor Options to vest, an Eligible Distributor will generally be required to maintain, during the period from September 1, 1997 through December 31, 1997 (the "Vesting Period"), the Executive Pin Level he or she achieved by the end of the Qualification Period (the "Qualifying Executive Pin Level"). If an Eligible Distributor fails to maintain the Qualifying Executive Pin Level for any month during the Vesting Period, the number of Distributor Options vested in such Eligible Distributor will be recalculated at the end of the Vesting Period to be that number of Distributor Options such Eligible Distributor would have been allocated had he or she achieved, at the end of the Qualification Period, the lowest Executive Pin Level held by him or her during the Vesting Period (the "Recalculated Distributor Options"). For example, if an Eligible Distributor ends the Qualification Period as a Diamond level distributor with an Executive Pin Level Weighting Factor of 86% and a Business Growth Weighting Factor of 15%, resulting in a combined weighting factor for Weighted Individual Compensation of 101%, but during the Vesting Period the lowest actual Executive Pin Level to which the distributor falls is Ruby level, which carries an Executive Pin Level Weighting Factor of 78% (the Business Growth Weighting Factor would remain unchanged), the combined weighting factor for Weighted Individual Compensation would be reduced to 93%. The difference between the number of Distributor Options allocated to an Eligible Distributor at the end of the Qualification Period and the Recalculated Distributor Options, if the amount of Recalculated Distributor Options is lower, will be forfeited by such Eligible Distributor. If an Eligible Distributor falls below the Gold Executive Pin Level at any time during the Vesting Period, all Distributor Options held by such Eligible Distributor will be immediately forfeited. Forfeited or declined options will not vest but will revert to NSI.

     Exercisability. Distributor Options vested in an Eligible Distributor will become exercisable upon receipt of written notice from NSI of the number of Distributor Options vested in such Eligible Distributor which is currently estimated to be by January 31, 1998, and will remain exercisable for a four-year period following December 31, 1997, provided the Eligible Distributor maintains an Executive Pin Level of Gold or higher until the date of exercise. No Distributor Options will be exercisable after December 31, 2001. By exercising any portion of the Distributor Options, each Eligible Distributor who is granted more than 3,000 Distributor Options agrees not to resell in any given six-month period more than 33% of the shares of Class A Common Stock issuable upon exercise of the Distributor Options originally granted to such Eligible Distributor. Upon vesting, Distributor Options will be exercisable at the Exercise Price of $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings.

     Certain Factors Impacting Program. The allocation examples presented above are for illustrative purposes only. There can be no assurance that the number of Eligible Distributors will remain constant during the Qualification Period. Given the fixed number of Distributor Options available, the number of Distributor Options allocable to an Eligible Distributor will decrease as the total number of Eligible Distributors increases and conversely will increase as the total number of Eligible Distributors decreases. NSI has historically experienced periods of significant fluctuations in its total number of executive distributors and may experience such fluctuations in the future. An increase in the total number of Eligible Distributors during the Qualification Period could result in a material reduction in the number of Distributor Options allocable to an individual Eligible Distributor. The number of Distributor Options allocable to an Eligible Distributor will also decrease as the number of Eligible Distributors at higher Executive Pin Levels increases as a proportion of all Eligible Distributors and conversely will increase as the number of Eligible Distributors at higher Executive Pin Levels decreases as a proportion of all Eligible Distributors. There can be no assurance that the proportion of Eligible Distributors at each Executive Pin Level will remain constant during the Qualification Period. In addition, the number of Distributor Options allocable to an Eligible Distributor will decrease as such Eligible Distributor's compensation decreases as a proportion of total compensation paid to all Eligible Distributors and conversely will increase as such Eligible Distributor's compensation increases as a proportion of total compensation paid to all Eligible Distributors. There can be no assurance that an Eligible Distributor's compensation will remain constant as a percentage of total Eligible Distributor compensation during the Qualification Period. Further, there can be no assurance that an Eligible Distributor will be able to earn particular compensation amounts during the Qualification Period. In certain countries, including Japan, the formula used in determining allocations among distributors may be modified to comply with local regulations, which will impact the number of Distributor Options allocated to all Eligible Distributors. The Distributor Option program is not intended to be an Eligible Distributor's primary source of income. An Eligible Distributor's primary income source, i.e., product sales and commissions, will continue to be based on the efforts of the Eligible Distributor and his or her downline organization.

     Regulatory Requirements. The availability of the Distributor Options in each country in which NSI distributors reside is entirely dependent upon and subject to NSI's ability to secure any necessary regulatory approvals, qualifications or exemptions in each such country. The necessary regulatory approvals or qualifications have not been secured in each country, and it is anticipated that in certain countries where regulatory approvals or qualifications have been obtained the exercisability of the Distributor Options may be suspended until further regulatory approvals are secured. In addition, it is possible that NSI may not be able to secure the necessary regulatory approvals or qualifications in certain countries. As of the date of this Prospectus, NSI has been unable to secure the necessary legal approvals to implement the NSI Stock Option Plan in Italy, South Korea and the United Kingdom. In Japan, as required by law, the terms "commission" or "compensation" for purposes of calculating Weighted Individual Compensation and Weighted Total Compensation in the formula used to determine allocations of distributor options, shall not include rebates paid on personal sales efforts or commissions paid on personal sales volume as part of the executive fountain bonus. Due to local legal and other requirements, the NSI Stock Option Plan as implemented in the Netherlands and Hong Kong has been changed to provide that vested distributor options will be exercisable for 90 days following December 31, 1997, provided a Netherlands or Hong Kong distributor holding such options maintains an Executive Pin Level of Gold or higher until the date of exercise. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the NSI Stock Option Plan. In Canada, information regarding the NSI Stock Option Plan is permitted to be provided only to distributors with an Executive Pin Level of Gold or higher. In the event the NSI Stock Option Plan was not implemented until after commencement of the Qualification Period, or is suspended after commencement of such period in a given country (a "Deferred Qualification Country"), the formulas referenced above will be modified as follows. For purposes of calculating Weighted Individual Compensation and Weighted Total Compensation, a distributor resident in a Deferred Qualification Country shall be deemed to have been paid during each month during the Qualification Period for which the NSI Stock Option Plan was not implemented or was suspended, net commissions equal to the average monthly net commissions actually paid to such distributor during the portion of the Qualification Period during which the NSI Stock Option Plan was implemented in such Deferred Qualification Country.

     Product Returns. By receiving an allocation of Distributor Options at the end of the Qualification Period, each Eligible Distributor confirms his or her agreement to continue to resell or personally consume at least 80% of all products purchased by such Eligible Distributor per month. In addition, product returns during the Qualification or Vesting Periods will reduce commission levels and may affect distributor pin levels, consequently impacting the number of Distributor Options received by an Eligible Distributor. In the event of product returns occurring after the Qualification or Vesting Periods which would have affected distributor pin levels or qualification for or vesting of Distributor Options had such product returns been made during the Qualification or Vesting Periods, NSI reserves the right to use any mechanism available to it under the NSI distributor policies and procedures, as may be amended from time to time, to recoup the value of the Distributor Options received by an Eligible Distributor on the Vesting Date in excess of the value of Distributor Options which would have vested had such returns been made prior to the Vesting Date.

Employee Stock Bonus Awards

     Prior to the date of this Prospectus, the Existing Stockholders also contributed an aggregate of 1,250,000 shares of Class A Common Stock to NSI and its affiliates (other than the Company) for use in connection with the employee stock bonus awards to be made by NSI and its affiliates (other than the Company) to their respective employees in connection with the Rule 415 Offerings. The shares of Class A Common Stock underlying each such employee stock bonus award will be issued to the employee recipient at a rate of 25% per year commencing one year following the date of the award, unless otherwise specified, provided the employee recipient is still employed by NSI or one of its affiliates (other than the Company). As of August 21, 1997, NSI and its affiliates (other than the Company) had made stock bonus awards for 480,960 shares of Class A Common Stock, of which awards for 19,096 shares had lapsed in connection with the termination of the employee recipients. The Company will also issue 163,546 shares of Class A Common Stock in connection with stock bonus awards to be made to its employees pursuant to the 1996 Stock Incentive Plan on terms substantially similar to those described above in relation to the employee stock bonus awards to be made by NSI and its affiliates (other than the Company). The Company has made stock bonus awards for 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients.

Rule 415 Selling Stockholders

     The following table sets forth the names of the Rule 415 Selling Stockholders for whom Distributor Options and shares of Class A Common Stock have been registered pursuant to Rule 415 under the 1933 Act, the number of Distributor Options owned prior to and to be offered in the Rule 415 Offerings, the number of shares of Class A Common Stock owned to be offered in Rule 415 Offering and the total voting power of such Rule 415 Selling Stockholders after the Rule 415 Offerings.

                                                                                              Class A
                                                                                            Common Stock
                                                                                   ----------------------------
                                                                                    Owned and
                                                                                      To Be        To Be Owned
                                                 Distributor      Distributor        Sold in        After the
                                                   Options         Options to      the Rule 415     Rule 415
                                                Owned Prior to     be Offered      Offerings(3)     Offerings
                                                 the Rule 415   in the Rule 415    ------------    ------------
   Rule 415 Selling Stockholders(1)               Offering(2)      Offerings(2)       Number       Number    %
   --------------------------------             --------------  ---------------     ---------      ------   ---
Nu Skin International, Inc...............         1,605,000         1,605,000       1,136,524        --      --
Nu Skin Personal Care Australia, Inc.....                --                --          25,148        --      --
Nu Skin New Zealand, Inc.................                --                --           5,110        --      --
Nu Skin Mexico, Inc......................                --                --          13,483        --      --
Nu Skin Guatemala, Inc. .................                --                --           1,500        --      --
Nu Skin Canada, Inc. ....................                --                --          33,775        --      --
Nu Skin Netherlands, B.V. ...............                --                --           3,398        --      --
Nu Skin U.K., Inc. ......................                --                --           5,755        --      --
Nu Skin Germany, Inc. ...................                --                --           4,236        --      --
Nu Skin Belgium, Inc. ...................                --                --           3,400        --      --
Nu Skin France, Inc. ....................                --                --           6,193        --      --
Nu Skin Italy, Inc. .....................                --                --           4,157        --      --
Nu Skin Spain, Inc. .....................                --                --           4,894        --      --
Nu Skin Puerto Rico, Inc. ...............                --                --           2,427        --      --

-----------
(1) Each of the Rule 415 Selling Stockholders is an affiliate of the Company in that each Rule 415 Selling Stockholder is owned by the same individuals who owned at least 99% of the Common Stock following consummation of the Reorganization and prior to the Underwritten Offerings.
(2) Consists of options that have been granted by the Company to NSI to purchase 1,605,000 shares of Class A Common Stock.
(3) Includes 1,250,000 shares of Class A Common Stock to be awarded by the Rule 415 Selling Stockholders in connection with employee stock bonus awards.

Regulatory and Tax Issues

     Certain U.S. Tax Consequences to Recipients of Distributor Options and Employee Stock Bonus Awards. For purposes of the Internal Revenue Code of 1986 as amended, (the "Code"), the Distributor Options will be considered non-qualified stock options. A recipient (an "Option Recipient") of a non-qualified stock option recognizes no taxable income and NSI and its affiliates, other than the Company (the "Option Grantors"), receive no-deduction when a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, the Option Recipient recognizes ordinary income and the Option Grantor is entitled to a deduction equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Option Recipient recognizes as capital gain or loss any subsequent profit or loss recognized on the sale or exchange of any shares disposed of or sold. A recipient (an "Employee Stock Bonus Award Recipient") of restricted stock or contingent stock is not required to include the value of such shares in income until the first time such shares in income until the first time such Employee Stock Bonus Award Recipient's Recipient's rights in the shares are transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. In the case of restricted stock or contingent stock, the amount of such ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount (if any) paid for the shares. The Company and NSI and its affiliates, other than the Company (the "Employee Stock Bonus Award Grantors"), are entitled to a deduction, in the amount of the ordinary income recognized by the Employee Stock Bonus Award Recipient, for the tax year in which the Employee Stock Bonus Award Recipient recognizes such income. Recipients of Distributor Options and employee stock bonus awards should consult their own tax advisers regarding the U.S. tax consequences of being awarded a Distributor Option or an employee stock bonus award. Non-U.S. recipients of Distributor Options and employee stock bonus awards should consult with their tax advisers regarding the application of the tax laws of their respective countries to the Distributor Options and employee stock bonus awards.

     Non-U.S. Regulatory and Tax Considerations. The Company and its affiliates anticipate that the Distributor Options, the shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards will be qualified in some form pursuant to the securities laws of each jurisdiction in which the Company and its affiliates operate. There can be no assurance, however, that NSI will be able to qualify the Distributor Options and the employee stock bonus awards in each jurisdiction or that, if qualified, the governmental authorities in such jurisdictions will not suspend such qualifications or require material modifications to the terms of the programs as they are currently contemplated to be implemented. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the NSI Stock Option Plan. No assurances can be given as to the timing of any governmental approvals received in connection with the Distributor Options. In addition, there can be no assurance that the laws and relevant regulations and judicial and administrative interpretations in such jurisdictions will not change in a manner that has a material impact on the ability of NSI to adopt or maintain such programs in such jurisdictions.

     Receipt of the Distributor Options, exercise of such options and sale of the shares of Class A Common Stock underlying such Distributor Options, and receipt of employee stock bonus awards and the sale of the shares of Class A Common Stock underlying such stock bonus awards, will have certain material income tax and capital gains tax implications for the distributors of NSI and the employees of the Company and NSI. Although this prospectus and related documentation contains certain tax information relevant to distributors of NSI and employees of the Company and NSI and its affiliates (other than the Company), such information is only intended to be a summary of certain relevant provisions and does not address all aspects of tax law that may be relevant to each distributor and employee based on the individual circumstances of such
distributor   and  employee  in  each   jurisdiction   in  which  they  operate.
Distributors and employees are urged to consult their own tax advisors with respect to the particular tax consequences to them of the exercise of the Distributor Options and the purchase, ownership and disposition of the Class A Common Stock, including the applicability of any federal, state, provincial or foreign tax laws to which they may be subject as well as with respect to the possible effects of changes in tax laws in each jurisdiction, including changes which may be applied retroactively in a manner that could adversely affect holders of the Class A Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


     General. Upon completion of the Rule 415 Offerings, assuming the exercise by distributors of all the 1,605,000 Distributor Options and vesting of all 163,546 stock bonus awards offered by the Company, the Company will have 13,429,000 shares of Class A Common Stock issued and outstanding. This number includes (i) 10,465,000 shares of Class A Common Stock issued and sold in the Underwritten Offerings, (ii) 3,018,546 shares of Class A Common Stock issued and sold in the Rule 415 Offerings and (iii) 8,011 shares of Class A Common Stock issued and sold by the Company pursuant to Regulation S under the 1933 Act, and excludes (a) 3,836,454 shares of Class A Common Stock reserved for issuance pursuant to the 1996 Stock Incentive Plan and (b) 250,825 shares of Class A Common Stock subject to a stock option which was granted to an executive officer of the Company. In addition, upon completion of the Rule 415 Offerings, the Company will have 71,696,675 shares of Class B Common Stock issued and outstanding, each share of which is convertible at any time into one share of Class A Common Stock. The 71,696,675 shaes of Class B Common Stock and the 250,825 shares of Class A Common Stock subject to the aforementioned executive option are "restricted" shares within the meaning of Rule 144 under the 1933 Act ("Rule 144"). Restricted shares may not be resold in the public market except in compliance with the registration requirements of the 1933 Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. The 10,465,000 shares of Class A Common Stock sold in the Underwritten Offerings, the 1,605,000 shares underlying the Distributor Options and offered hereby, and the 1,250,000 and 163,546 shares of Class A Common Stock to be issued as employee stock bonus awards and offered hereby have been registered under the 1933 Act. The 8,011 shares of Class A Common Stock issued and sold pursuant to Regulation S under the 1933 Act were exempt from registration under the 1933 Act. Accordingly, these 13,429,000 shares of Class A Common Stock are freely tradable without restriction or further registration under the 1933 Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144. The shares underlying the Distributor Options and the employee stock bonus awards are, however, subject to certain vesting and resale limitations, as described below.

     The Company will issue 163,546 shares of Class A Common Stock in connection with stock bonus awards made to the Company's employees pursuant to the 1996 Stock Incentive Plan. The Company has granted stock bonus awards under the 1996 Stock Incentive Plan to certain of its executive officers and employees for a total of 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients. An aggregate of approximately 3,836,454 shares remain available for future option grants and other equity awards under the 1996 Stock Incentive Plan. See "Management -- 1996 Stock Incentive Plan." Shares granted or issuable upon exercise of options granted pursuant to the 1996 Stock Incentive Plan are "restricted" shares within the meaning of Rule 144. The Company intends to file a registration statement on Form S-8 under the 1933 Act to register all of the shares of Class A Common Stock reserved for issuance under the 1996 Stock Incentive Plan. Such registration statement is expected to be filed as soon as practicable and will become automatically effective upon filing. Shares issued under the 1996 Stock Incentive Plan after such registration statement is filed may thereafter be sold in the open market, subject to the Rule 144 volume limitations applicable to affiliates and any transfer restrictions imposed on the date of the grant.

     Generally, as currently in effect, Rule 144 provides that a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares of the Common Stock for at least one year will be entitled to sell on the open market in broker's transactions within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Class A Common Stock (1% is expected to be equal to approximately 134,290 shares immediately following the Rule 415 Offerings) or (ii) the average weekly trading volume in the Class A Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144, as currently in effect, are also subject to certain notice requirements and the availability of current public information about the Company. Under the provisions of Rule 144, the Existing Stockholders were deemed to have acquired beneficial ownership of the shares of Common Stock currently held by them on the date of the issuance of such shares by the Company in the Reorganization.

     Upon completion of the Rule 415 Offerings, the Existing Stockholders and certain of their affiliates will hold 71,696,675 shares of Class B Common Stock (which Class B shares are convertible into Class A shares). See "Risk Factors -- Control by Existing Stockholders; Anti-Takeover Effect of Dual Classes of Common Stock." The Existing Stockholders have entered into a stockholders agreement (the "Stockholders Agreement") which restricts the extent to which any Existing Stockholder can dispose of its shares of Common Stock following the Underwritten Offerings. Among other things, in order to ensure the qualification of the Reorganization under Section 351 of the Code, such stockholders have agreed not to transfer any shares they own for 366 days after the Underwritten Offerings without the consent of the Company except for certain transfers relating to the funding of the Distributor Options and the grant of the employee stock bonus awards. After the expiration of this 366-day period and subject to any volume limitations imposed by Rule 144, no such stockholder is permitted to transfer in any one-year period a number of shares equal to the greater of (i) 10% of the total number of shares of Common Stock originally issued to such stockholder in connection with the Reorganization, or (ii) 1.25% of the total Common Stock issued and outstanding at the time of such proposed transfer. The Existing Stockholders have been granted registration rights by the Company permitting each of such Existing Stockholders to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Existing Stockholder has sold a specified value of shares of Class A Common Stock. See "Certain Relationships and Related Transactions."

     Distributor Options and Employee Stock Bonus Awards. Prior to the Rule 415 Offerings, the Existing Stockholders converted 1,605,000 shares of Class B Common Stock to Class A Common Stock and the contributed such shares of Class A Common Stock to the Company. The Company has granted to NSI the Distributor Options to purchase such shares of Class A Common Stock, and NSI will assign these Distributor Options to qualifying distributors of NSI in connection with the Rule 415 Offerings. The vesting of and the right to exercise the Distributor Options are subject to certain conditions, and the Distributor Options have been registered along with the shares of Class A Common Stock underlying such Distributor Options concurrently with the Rule 415 Offerings pursuant to Rule 415 under the 1933 Act.

     Prior to the date of this Prospectus, the Existing Stockholders have also converted 1,250,000 shares of Class B Common Stock to Class A Common Stock and have contributed such shares to NSI and its affiliates (other than the Company) for issuance in connection with the employee stock bonus awards to be made by NSI and its affiliates (other than the Company) to their respective employees in connection with the Rule 415 Offerings. The shares of Class A Common Stock underlying each such employee stock bonus award will be issued to the employee recipient at a rate of 25% per year commencing one year following the date of the award, unless otherwise specified, provided the employee recipient is still employed by NSI or one of its affiliates (other than the Company). As of August 21, 1997, NSI and its affiliates (other than the Company) had made stock bonus awards for 480,960 shares of Class A Common Stock, of which awards for 19,096 shares had lapsed in connection with the termination of the employee recipients. The Company will also issue 163,546 shares of Class A Common Stock in connection with stock bonus awards to be made to its employees, pursuant to the 1996 Stock Incentive Plan, on terms substantially similar to those described above in relation to the employee stock bonus awards to be made by NSI and its affiliates (other than the Company). The Company has granted stock bonus awards to certain of its executive officers and employees for 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients.

     The Distributor Options, the shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards have been registered pursuant to Rule 415 under the 1933 Act. The shares of Class A Common Stock will be issued by the Company upon the exercise of the Distributor Options. The Company will not receive any proceeds from the distribution of shares by the Company and the Rule 415 Selling Stockholders in connection with the employee stock bonus awards. The Company will receive the proceeds from the issuance of shares in connection with the exercise of the Distributor Options. The Distributor Options will be issued at the Exercise Price of $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings.

     The Company and its affiliates anticipate that the Distributor Options, the shares of Class A Common Stock underlying the Distributor Options and the employee stock bonus awards will be qualified in some form pursuant to the securities laws of each jurisdiction in which the Company and its affiliates operate. There can be no assurance, however, that NSI will be able to qualify the Distributor Options and the employee stock bonus awards in each jurisdiction or that, if qualified, the governmental authorities in such jurisdictions will not suspend such qualifications or require material modifications to the terms of the programs as they are currently contemplated to be implemented. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the NSI Stock Option Plan. No assurances can be given as to the timing of any governmental approvals received in connection with the Distributor Options. In addition, there can be no assurance that the laws and relevant regulations and judicial and administrative interpretations in such jurisdictions will not change in a manner that has a material impact on the ability of NSI to adopt or maintain such programs in such jurisdictions. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

Distributor Options

     Prior to the date of this Prospectus, the Existing Stockholders contributed to the Company 1,605,000 shares of the Company's Class A Common Stock for use in implementing an NSI distributor equity incentive program. Also prior to the date of this Prospectus, the Company granted to NSI an option to acquire such 1,605,000 shares of Class A Common Stock (the "Distributor Options"). Each Distributor Option entitles the holder to purchase one share of Class A Common Stock. Upon vesting, Distributor Options will be exercisable at $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings (the "Exercise Price").

     Distributor Option Allocation. From January 1, 1997 until August 31, 1997 (the "Qualification Period"), existing and new distributors in each country where NSI conducts business and where local laws may permit the issuance of options hereunder had the opportunity to qualify for an allocation of the Distributor Options from NSI by achieving executive distributor levels ("Executive Pin Levels") of Gold or higher under the Global Compensation Plan as of August 31, 1997 and by submitting a representation letter to NSI as provided in the NSI 1996 Distributor Stock Option Plan, as amended (the "NSI Stock Option Plan") (qualifying distributors are hereinafter referred to as "Eligible Distributors"). Pursuant to NSI's policies and procedures, that portion of sales volume for September 1997 which would be attributed to sales volume for August 1997 will be included for purposes of determining commissions paid during the Qualification Period, as well as whether a distributor qualifies as an Eligible Distributor. Each allocation of Distributor Options made to an Eligible
Distributor that is an entity (such as a partnership or corporation) shall be made by NSI solely to the entity, not to the owners of the entity individually. NSI will notify Eligible Distributors of the results of the allocation of the Distributor Options by October 31, 1997. Each Eligible Distributor shall have the right to decline his or her Distributor Options by notice to NSI no later than November 15, 1997. Each Eligible Distributor who has not declined his or her Distributor Options on or before November 15, 1997 will be granted a number of Distributor Options determined in accordance with the formula set forth below. Because there is a fixed number of Distributor Options available for this program, the allocation formula and explanations are rather complex.


               S x (X/Y) = number of Distributor Options to be
                           allocated to an Eligible Distributor;
    where
               S = fixed number of Distributor Options
                   available = 1,605,000
               X = C x (P+G) = Weighted Individual Compensation
               C = net commissions paid to the Eligible Distributor on
                   sales volume during the Qualification Period
               P = Executive Pin Level Weighting Factor
               G = Business Growth Weighting Factor
               Y = Sum of Weighted Individual Compensation paid to
                   all Eligible Distributors during the Qualification Period = Weighted Total Compensation

     Thus, the number of Distributor Options to be allocated to an Eligible Distributor will be determined by multiplying the total number of Distributor Options available ("S" in the formula above) by the quotient obtained by dividing the Eligible Distributor's Weighted Individual Compensation ("X" in the formula above, and as defined below) under the Global Compensation Plan during the Qualification Period by the sum of the Weighted Individual Compensation paid to all Eligible Distributors under the Global Compensation Plan on sales volume during the Qualification Period (the "Weighted Total Compensation," and "Y" in the formula above). An Eligible Distributor's Weighted Individual Compensation is equal to total commissions, net of any withholdings, fines, penalties, or the like, paid to such Eligible Distributor on sales volume during the Qualification Period ("C" in the formula above) multiplied by the sum of his or her Executive Pin Level Weighting Factor ("P" in the formula above, and as defined below) and his or her Business Growth Weighting Factor ("G" in the formula above, and as defined below).

     Executive Pin Level Weighting Factor. An Eligible Distributor's Executive Pin Level Weighting Factor is the percentage set forth in the table below opposite the actual Executive Pin Level achieved by such Eligible Distributor as of August 31, 1997. Allocations of Distributor Options shall generally be based on the Executive Pin Level at which Eligible Distributors receive commissions, giving consideration to any temporary exceptions which may be granted by NSI from time to time.

                                                               Executive
   Executive Pin Level                                         Pin Level
   as of August 31, 1997                                   Weighting Factor
   ---------------------                                   ----------------
   Hawaiian Blue Diamond.......................                  100%
   Blue Diamond................................                   94%
   Diamond.....................................                   86%
   Emerald.....................................                   82%
   Ruby........................................                   78%
   Lapis.......................................                   74%
   Gold........................................                   72%

     Business Growth Weighting Factor. An Eligible Distributor's Business Growth Weighting Factor is based on the increase in his or her average monthly net commissions paid on sales volume during the Qualification Period. An Eligible Distributor's Business Growth Weighting Factor is equal to one-third (1/3) of 1%, up to a maximum of 100%, for each 1% increase in average monthly net commissions paid during the Qualification Period that is greater than actual net commission paid during September 1996 (the "Base Month"). The Base Month for a distributor qualifying as an Eligible Distributor after September 1996 is deemed to be his or her first month as an Eligible Distributor.

     Illustrations. For purposes of illustration, for the eight-month period ended on August 31, 1996 (the "Illustrative Qualification Period"), the Weighted Total Compensation (Y) will be assumed to have been $200,000,000. An Emerald level distributor who was paid net commissions (C) of $40,000 (or average monthly net commissions of $5,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $1,000 during such distributor's Base Month would apply a weighting factor of 182% to such net commissions (computed using the 82% Executive Pin Level Weighting Factor (P) for an Emerald level distributor plus a 100% Business Growth Weighting Factor (G) based on the 400% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month), resulting in Weighted Individual Compensation (X) of $72,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $72,800) divided by the Weighted Total Compensation (Y = $200,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 584 Distributor Options.

     To illustrate another example, the Weighted Total Compensation (Y) for the Illustrative Qualification Period will be assumed to have been $300,000,000. A Blue Diamond level distributor who was paid net commissions (C) of $520,000 (or average monthly net commissions of $65,000) during the Illustrative Qualification Period and who had previously been paid net commissions of $50,000 during such distributor's Base Month would apply a weighting factor of 104% to such net commissions (computed using the 94% Executive Pin Level Weighting Factor (P) for a Blue Diamond level distributor plus a 10% Business Growth Weighting Factor (G) based on the 30% increase in average net commissions paid during the Illustrative Qualification Period over net commissions paid during such distributor's Base Month) resulting in Weighted Individual Compensation (X) of $540,800. Such distributor's allocation of Distributor Options at the end of the Illustrative Qualification Period would be equal to the quotient of his or her Weighted Individual Compensation (X = $540,800) divided by the Weighted Total Compensation (Y = $300,000,000), multiplied by the total number of Distributor Options (S = 1,605,000). Such distributor would therefore be allocated 2,893 Distributor Options.

     Vesting. For Distributor Options to vest, an Eligible Distributor will generally be required to maintain, during the period from September 1, 1997 through December 31, 1997 (the "Vesting Period"), the Executive Pin Level he or she achieved by the end of the Qualification Period (the "Qualifying Executive Pin Level"). If an Eligible Distributor fails to maintain the Qualifying Executive Pin Level for any month during the Vesting Period, the number of Distributor Options vested in such Eligible Distributor will be recalculated at the end of the Vesting Period to be that number of Distributor Options such Eligible Distributor would have been allocated had he or she achieved, at the end of the Qualification Period, the lowest Executive Pin Level held by him or her during the Vesting Period (the "Recalculated Distributor Options"). For example, if an Eligible Distributor ends the Qualification Period as a Diamond level distributor with an Executive Pin Level Weighting Factor of 86% and a Business Growth Weighting Factor of 15%, resulting in a combined weighting factor for Weighted Individual Compensation of 101%, but during the Vesting Period the lowest actual Executive Pin Level to which the distributor falls is Ruby level, which carries an Executive Pin Level Weighting Factor of 78% (the Business Growth Weighting Factor would remain unchanged), the combined weighting factor for Weighted Individual Compensation would be reduced to 93%. The difference between the number of Distributor Options allocated to an Eligible Distributor at the end of the Qualification Period and the Recalculated Distributor Options, if the amount of Recalculated Distributor Options is lower, will be forfeited by such Eligible Distributor. If an Eligible Distributor falls below the Gold Executive Pin Level at any time during the Vesting Period, all Distributor Options held by such Eligible Distributor will be immediately forfeited. Forfeited or declined options will not vest but will revert to NSI.

     Exercisability. Distributor Options vested in an Eligible Distributor will become exercisable upon receipt of written notice from NSI of the number of Distributor Options vested in such Eligible Distributor which is currently estimated to be by January 31, 1998, and will remain exercisable for a four-year period following December 31, 1997, provided the Eligible Distributor maintains an Executive Pin Level of Gold or higher until the date of exercise. No Distributor Options will be exercisable after December 31, 2001. By exercising any portion of the Distributor Options, each Eligible Distributor who is granted more than 3,000 Distributor Options agrees not to resell in any given six-month period more than 33% of the shares of Class A Common Stock issuable upon exercise of the Distributor Options originally granted to such Eligible Distributor. Upon vesting, Distributor Options will be exercisable at the Exercise Price of $5.75, which is 25% of the initial price per share to the public in the Underwritten Offerings.

     Certain Factors Impacting Program. The allocation examples presented above are for illustrative purposes only. There can be no assurance that the number of Eligible Distributors will remain constant during the Qualification Period. Given the fixed number of Distributor Options available, the number of Distributor Options allocable to an Eligible Distributor will decrease as the total number of Eligible Distributors increases and conversely will increase as the total number of Eligible Distributors decreases. NSI has historically experienced periods of significant fluctuations in its total number of executive distributors and may experience such fluctuations in the future. An increase in the total number of Eligible Distributors during the Qualification Period could result in a material reduction in the number of Distributor Options allocable to an individual Eligible Distributor. The number of Distributor Options allocable to an Eligible Distributor will also decrease as the number of Eligible Distributors at higher Executive Pin Levels increases as a proportion of all Eligible Distributors and conversely will increase as the number of Eligible Distributors at higher Executive Pin Levels decreases as a proportion of all Eligible Distributors. There can be no assurance that the proportion of Eligible Distributors at each Executive Pin Level will remain constant during the Qualification Period. In addition, the number of Distributor Options allocable to an Eligible Distributor will decrease as such Eligible Distributor's compensation decreases as a proportion of total compensation paid to all Eligible Distributors and conversely will increase as such Eligible Distributor's compensation increases as a proportion of total compensation paid to all Eligible Distributors. There can be no assurance that an Eligible Distributor's compensation will remain constant as a percentage of total Eligible Distributor compensation during the Qualification Period. Further, there can be no assurance that an Eligible Distributor will be able to earn particular compensation amounts during the Qualification Period. In certain countries, including Japan, the formula used in determining allocations among distributors may be modified to comply with local regulations, which will impact the number of Distributor Options allocated to all Eligible Distributors. The Distributor Option program is not intended to be an Eligible Distributor's primary source of income. An Eligible Distributor's primary income source, i.e., product sales and commissions, will continue to be based on the efforts of the Eligible Distributor and his or her downline organization.

     Regulatory Requirements. The availability of the Distributor Options in each country in which NSI distributors reside is entirely dependent upon and subject to NSI's ability to secure any necessary regulatory approvals, qualifications or exemptions in each such country. The necessary regulatory approvals or qualifications have not been secured in each country, and it is anticipated that in certain countries where regulatory approvals or qualifications have been obtained the exercisability of the Distributor Options may be suspended until further regulatory approvals are secured. In addition, it is possible that NSI may not be able to secure the necessary regulatory approvals or qualifications in certain countries. As of the date of this Prospectus, NSI has been unable to secure the necessary legal approvals to implement the NSI Stock Option Plan in Italy, South Korea and the United Kingdom. In Japan, as required by law, the terms "commission" or "compensation" for purposes of calculating Weighted Individual Compensation and Weighted Total Compensation in the formula used to determine allocations of distributor options, shall not include rebates paid on personal sales efforts or commissions paid on personal sales volume as part of the executive fountain bonus. Due to local legal and other requirements, the NSI Stock Option Plan as implemented in the Netherlands and Hong Kong has been changed to provide that vested distributor options will be exercisable for 90 days following December 31, 1997, provided a Netherlands or Hong Kong distributor holding such options maintains an Executive Pin Level of Gold or higher until the date of exercise. In certain countries, including Belgium, France, Spain and possibly others, only existing distributors and/or existing executive distributors will be allowed to participate in the NSI Stock Option Plan. In Canada, information regarding the NSI Stock Option Plan is permitted to be provided only to distributors with an Executive Pin Level of Gold or higher. In the event the NSI Stock Option Plan was not implemented until after commencement of the Qualification Period, or is suspended after commencement of such period in a given country (a "Deferred Qualification Country"), the formulas referenced above will be modified as follows. For purposes of calculating Weighted Individual Compensation and Weighted Total Compensation, a distributor resident in a Deferred Qualification Country shall be deemed to have been paid during each month during the Qualification Period for which the NSI Stock Option Plan was not implemented or was suspended, net commissions equal to the average monthly net commissions actually paid to such distributor during the portion of the Qualification Period during which the NSI Stock Option Plan was implemented in such Deferred Qualification Country.

     Product Returns. By receiving an allocation of Distributor Options at the end of the Qualification Period, each Eligible Distributor confirms his or her agreement to continue to resell or personally consume at least 80% of all products purchased by such Eligible Distributor per month. In addition, product returns during the Qualification or Vesting Periods will reduce commission levels and may affect distributor pin levels, consequently impacting the number of Distributor Options received by an Eligible Distributor. In the event of product returns occurring after the Qualification or Vesting Periods which would have affected distributor pin levels or qualification for or vesting of Distributor Options had such product returns been made during the Qualification or Vesting Periods, NSI reserves the right to use any mechanism available to it under the NSI distributor policies and procedures, as may be amended from time to time, to recoup the value of the Distributor Options received by an Eligible Distributor on the Vesting Date in excess of the value of Distributor Options which would have vested had such returns been made prior to the Vesting Date.

Employee Stock Bonus Awards

     Prior to the date of this Prospectus, the Existing Stockholders also contributed an aggregate of 1,250,000 shares of Class A Common Stock to NSI and its affiliates (other than the Company) for use in connection with the employee stock bonus awards to be made by NSI and its affiliates (other than the Company) to their respective employees in connection with the Rule 415 Offerings. The shares of Class A Common Stock underlying each such employee stock bonus award will be issued to the employee recipient at a rate of 25% per year commencing one year following the date of the award, unless otherwise specified, provided the employee recipient is still employed by NSI or one of its affiliates (other than the Company). As of August 21, 1997, NSI and its affiliates (other than the Company) had made stock bonus awards for 480,960 shares of Class A Common Stock, of which awards for 19,096 shares had lapsed in connection with the termination of the employee recipients. The Company will also issue 163,546 shares of Class A Common Stock in connection with stock bonus awards to be made to its employees pursuant to the 1996 Stock Incentive Plan on terms substantially similar to those described above in relation to the employee stock bonus awards to be made by NSI and its affiliates (other than the Company). The Company has made stock bonus awards for 150,959 shares of Class A Common Stock, of which awards for 12,413 shares have lapsed in connection with the termination of the employee recipients.

     This Prospectus may be used from time to time by the holders who offer the securities registered hereby pursuant to Rule 415 under the 1933 Act for sale in transactions in which they are or may be deemed to be underwriters within the meaning of the 1933 Act. The Class A Common Stock may be sold from time to time directly by the holders or pledgees, donees, transferees or other successors in interest. Alternatively, the Class A Common Stock may be offered from time to time by the holders or through brokers or dealers who may act solely as agents, or may acquire shares as principals. The distribution of the Class A Common Stock may be effected in one or more transactions that may take place on the New York Stock Exchange, including block trades, ordinary brokers' transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the holders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the 1933 Act. The Rule 415 Selling Stockholders will bear all expenses (including underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Rule 415 Selling Stockholders) in connection with the registration of the offered securities. The Registration Statement of which this Prospectus forms a part must be current at any time during which a Rule 415 Selling Stockholder sells Class A Common Stock. Any material changes which the Company, in its sole discretion, determines should be disclosed prior to the sale of the securities offered hereby will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The names of any participating brokers or dealers, any applicable commissions or discounts and the net proceeds to the Rule 415 Selling Stockholders from such sale will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, par value $.001 per share, and 100,000,000 shares of Class B Common Stock, par value $.001 per share, and 25,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). Upon completion of the Rule 415 Offerings (assuming the exercise of all 1,605,000 Distributor Options and the vesting of all 163,546 stock bonus awards offered hereby by the Company to certain of its employees, the Company will have 13,491,557 shares of Class A Common Stock issued and outstanding. This number includes 3,018,546 shares of Class A Common Stock to be issued and sold in the Rule 415 Offerings, and excludes (i) 3,836,454 shares of Class A Common Stock reserved for issuance pursuant to the 1996 Stock Incentive Plan and (ii) 250,825 shares of Class A Common Stock subject to a stock option which was granted to an executive officer of the Company. In addition, upon completion of the Rule 415 Offerings, the Company will have 71,696,675 shares of Class B Common Stock issued and outstanding, all of which are held of record by the Existing Stockholders and certain of their affiliates. Of the authorized shares of Preferred Stock, no shares of Preferred Stock are outstanding. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

Common Stock

     The approximate number of holders of record of the Company's Class A Common Stock and Class B Common Stock as of July 15, 1997 was 486 and 58, respectively. Those numbers may not represent the actual number of beneficial owners of shares of the Company's Class A Common Stock and Class B Common Stock because shares are frequently held in "street name" by securities dealers and others for the benefit of individual owners who have the right to vote their shares. The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions regarding the shares of the Class B Common Stock, as described below.

     Voting Rights. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. There is no cumulative voting. Except as required by applicable law, holders of Class A Common Stock and holders of Class B Common Stock will vote together on all matters submitted to a vote of the stockholders. With respect to certain corporate changes, such as liquidations, reorganizations, recapitalizations, mergers, consolidations and sales of substantially all of the Company's assets, holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class and the approval of 66 2/3% of the outstanding voting power is required to authorize or approve such transactions. See "Risk Factors--Control by Existing Stockholders; Anti-Takeover Effect of Dual Classes of Common Stock" and "--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."



     Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders an opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent expires at such time as there are no shares of Class B Common Stock outstanding.

     Dividends. Holders of Class A Common Stock and holders of Class B Common Stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by the Board of Directors of the Company out of assets legally available therefor after payment of dividends required to be paid on shares of Preferred Stock, if any.

     If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock. See "Risk Factors--Absence of Dividends" and "Dividend Policy."

     Restrictions on Transfer. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a permitted transferee (as defined in the
Company's Certificate of Incorporation) such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure occurs.

     Conversion. The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into shares of Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Permitted Transferee, each share of Class B Common Stock so transferred automatically will be converted into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the stockholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

     Liquidation. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among holders of Class A Common Stock and holders of Class B Common Stock treated as a single class.

     Mergers and Other Business Combinations. Upon the merger or consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and the Class B Common Stock differ at that time. The Company may not dispose of all or any substantial part of the assets of the Company to, or merge or consolidate with, any person, entity or "group" (as defined in Rule 13d-5 of the 1934 Act), which beneficially owns in the aggregate 10% or more of the outstanding Common Stock of the Company (a "Related Person") without the affirmative vote of the holders, other than such Related Person, of not less that 66 2/3% of the voting power of outstanding Class A Common Stock and Class B Common Stock voting as a single class. For the sole purpose of determining the 66 2/3% vote, a Related Person will also include the seller or sellers from whom the Related Person acquired, during the preceding six months, at least 5% of the outstanding shares of Class A Common Stock in a single transaction or series of related transactions pursuant to one or more agreements or other arrangements (and not through a brokers' transaction), but only if such seller or sellers have beneficial ownership of shares of Common Stock having a fair market value in excess of $10 million in the aggregate following such disposition to such Related Person. This 66 2/3% voting requirement is not applicable, however, if (i) the proposed transaction is approved by a vote of not less than a majority of the directors of the Company who are neither affiliated nor associated with the Related Person (or the seller of shares to the Related Person as described above) or (ii) in the case of a transaction pursuant to which the holders of Common Stock are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration to be received per share in such transaction is not less than the higher of (A) the highest price per share paid by the Related Person for any of its holdings of Common Stock within the two-year period immediately prior to the announcement of the proposed transaction or (B) the highest closing sale price during the 30-day period immediately preceding such date or during the 30-day period immediately preceding the date on which the Related Person became a Related Person, whichever is higher. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."

     Other Provisions. Holders of the Class A Common Stock and holders of Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Class A Common Stock is American Stock Transfer and Trust Company.



     Listing. The Class A Common Stock is traded on the New York Stock Exchange under the trading symbol "NUS." There is currently no public market for the Company's Class B Common Stock.

Preferred Stock

     The Board of Directors is authorized, subject to any limitations prescribed by the DGCL or the rules of the New York Stock Exchange or other organizations on whose systems stock of the Company may be quoted or listed, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, powers, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of such series, without any further vote or action by the stockholders. The approval of the holders of at least 66 2/3% of the combined voting power of the outstanding shares of Common Stock, however, is required for the issuance of shares of Preferred Stock that have the right to vote for the election of directors under ordinary circumstances or to elect 50% or more of the directors under any circumstances. Depending upon the terms of the Preferred Stock established by the Company's Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. In addition, the Preferred Stock could delay, defer or prevent a change of control of the Company. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions." The Company has no present plans to issue any shares of Preferred Stock.

Other Charter and Bylaw Provisions

     Special meetings of stockholders may be called only by the majority stockholders, the Company's Board of Directors, the President or the Secretary. Except as otherwise required by law, stockholders, in their capacity as such, are not entitled to request or call a special meeting of the stockholders.

     Stockholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of the stockholders. The failure to deliver proper notice within the periods specified in the Company's Amended and Restated Bylaws (the "Bylaws") will result in the denial of the stockholder of the right to make such nominations or propose such action at the meeting. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."

Section 203 of the Delaware General Corporation Law

     The Company is a Delaware  corporation  and is subject to the provisions of
Section 203 of the DGCL (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" (a stockholder who, together with affiliates and associates, within the prior three years did own 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder," unless the "business combination" or "interested stockholder" is approved in a prescribed manner. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. See "Risk Factors--Anti-Takeover Effects of Certain Charter, Contractual and Statutory Provisions."

Indemnification and Limitation of Liability of Directors and Officers

     To the fullest extent permitted by the DGCL, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to each of its directors, officers, employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. The Company has entered into separate indemnification agreements with each of its directors and executive officers in order to effectuate such provisions. See "Certain Relationships and Related Transactions." The Company's Certificate of Incorporation also provides for, to the fullest extent permitted by the DGCL, elimination or limitation of liability of directors for breach of their fiduciary duty to the Company or its stockholders.

Registration Rights

     Under the Stockholders' Agreement, the Existing Stockholders have been granted registration rights by the Company permitting each of such Existing Stockholders to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Existing Stockholder has sold a specified value of shares of Class A Common Stock. See "Certain Relationships and Related Transactions."

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly with retroactive effect). Each prospective purchaser of Class A Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Class A Common Stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for 183 days or more during the calendar year or on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

Dividends

     Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax either at a rate of 30% of the gross amount of the dividends or at such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax (provided the Non-U.S. Holder files appropriate documentation, including, under current law, IRS Form 4224, with the payor of the dividend), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements either directly or through an intermediary. In addition, backup withholding, as discussed below, may apply in certain circumstances if applicable certification and other requirements are not met.

     A Non-U.S. Holder of Class A Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

Gain on Disposition of Common Stock

     A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company believes it is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

     If an individual Non-U.S. Holder falls under clause (i) above, he will, unless an applicable treaty provides otherwise, be taxed on his net gain derived from the sale under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses.

     If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated United States federal income tax rates and may be subject to an additional branch profits tax at a 30% rate, unless it qualifies for a lower rate under an applicable income tax treaty.

Federal Estate Tax

     Class A Common Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     A backup withholding tax is imposed at the rate of 31% on certain payments to persons that fail to furnish certain identifying information to the payor. Under current law, backup withholding generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person), but generally will apply to dividends paid on Class A Common Stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary or a Non-U.S. Holder otherwise establishes an exemption from backup withholding.

     Payment of the proceeds of a sale of Class A Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Class A Common Stock by or through a foreign office of a foreign broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Rule 415 Selling Stockholders by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, Salt Lake City, Utah.

                                     EXPERTS

     The consolidated financial statements of Nu Skin Asia Pacific, Inc. at December 31, 1995 and 1996 and for the year ended September 30, 1994, the three months ended December 31, 1994 and the years ended December 31, 1995 and 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-1, of which this Prospectus is a part, with the Securities and Exchange Commission (the "Commission") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the financial schedules and exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise with the Commission. Each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2311. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http:\\www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



                           NU SKIN ASIA PACIFIC, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Consolidated Financial Statements:

   Report of Independent Accountants....................................     F-2

   Consolidated Balance Sheets at December 31, 1995 and 1996, and at
     June 30, 1997 (unaudited)..........................................     F-3

   Consolidated Statements of Income for the year ended September 30,
     1994, the three months ended December 31, 1994, the years ended
     December 31, 1995 and 1996, and the six months ended June 30,
     1996 (unaudited) and 1997 (unaudited)..............................     F-4

   Consolidated Statements of Stockholders' Equity for the year ended
     September 30, 1994, the three months ended December 31, 1994, the years ended December 31, 1995 and 1996, and the six months
     ended June 30, 1997 (unaudited)....................................     F-5

   Consolidated Statements of Cash Flows for the year ended
     September 30, 1994, the three months ended December 31, 1994, the years ended December 31, 1995 and 1996, and the six months
     ended June 30, 1996 (unaudited) and 1997 (unaudited)...............     F-6

   Notes to Consolidated Financial Statements...........................     F-7

Unaudited Pro Forma Data:

   Unaudited Pro Forma Consolidated Statement of Income for the year
     ended December 31, 1995............................................    F-20

   Unaudited Pro Forma Consolidated Statement of Income for the year
     ended December 31, 1996............................................    F-21

   Unaudited Pro Forma Consolidated Statement of Income for the
     six months ended June 30, 1996.....................................    F-22

   Notes to Unaudited Pro Forma Consolidated Statements of Income.......    F-23

     All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.



                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of

Nu Skin Asia Pacific, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nu Skin Asia Pacific, Inc. and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for the year ended September 30, 1994, the three months ended December 31, 1994, and the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Salt Lake City, Utah

February 19, 1997




                                            NU SKIN ASIA PACIFIC, INC.

                                            CONSOLIDATED BALANCE SHEETS

                                                  (in thousands)

                                                                    December 31,
                                                              ----------------------      June 30,
                                                                1995          1996          1997
                                                              --------      --------      --------
                                                                                          (unaudited)
                                                     ASSETS
Current assets
   Cash and cash equivalents...............................   $ 63,213      $207,106      $151,375
   Accounts receivable.....................................      3,242         8,937         9,407
   Related parties receivable..............................      1,793         7,974         5,785
   Inventories, net........................................     32,662        44,860        58,077
   Prepaid expenses and other..............................      3,410        11,281        28,892
                                                              --------      --------      --------
                                                               104,320       280,158       253,536
Property and equipment, net................................      6,904         8,884         9,679
Other assets, net..........................................      7,004        42,673        43,592
                                                              --------      --------      --------
        Total assets.......................................   $118,228      $331,715      $306,807
                                                              ========      ========      ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable........................................   $  4,395      $  6,592      $  6,705
   Accrued expenses........................................     23,313        79,518        67,451
   Related parties payable.................................     28,749        46,326        61,405
   Notes payable to stockholders...........................         --        71,487            --
   Note payable to NSI, current portion....................         --        10,000        10,000
                                                              --------      --------      --------
                                                                56,457       213,923       145,561
                                                              --------      --------      --------
Note payable to NSI, less current portion..................         --        10,000            --
                                                              --------      --------      --------
Commitments and contingencies (Notes 8 and 12)
Stockholders' equity
   Capital stock...........................................      4,550            --            --
   Preferred stock--25,000,000 shares authorized,
     $.001 par value, no shares issued and outstanding.....         --            --            --
   Class A common stock--500,000,000 shares authorized,
     $.001 par value, 11,723,011 shares issued and
     outstanding...........................................         --            12            12
   Class B common stock--100,000,000 shares authorized,
     $.001 par value, 71,696,675 shares issued and
     outstanding...........................................         --            72            72
   Additional paid-in capital..............................         --       137,876       137,876
   Cumulative foreign currency translation adjustment......     (2,940)       (5,963)       (5,857)
   Retained earnings.......................................     60,161        11,493        55,287
   Deferred compensation...................................         --       (22,559)      (13,005)
   Note receivable from NSI................................         --       (13,139)      (13,139)
                                                              --------      --------      --------
                                                                61,771       107,792       161,246
                                                              --------      --------      --------
        Total liabilities and stockholders' equity.........   $118,228      $331,715      $306,807
                                                              ========      ========      ========


The accompanying notes are an integral part of these consolidated financial statements.




                                            NU SKIN ASIA PACIFIC, INC.

                                         CONSOLIDATED STATEMENTS OF INCOME

                                     (in thousands, except per share amounts)


                                                    Three Months
                                                       Ended              Year Ended                   Six Months
                                                    December 31,         December 31,                Ended June 30,
                                    Year Ended                      ----------------------       ----------------------
                                September 30, 1994      1994          1995          1996           1996          1997
                                ------------------  ------------    --------      --------       --------      --------
                                                                                                    (unaudited)
Revenue......................        $254,637         $73,562       $358,609      $678,596       $287,711      $441,010
Cost of sales................          86,872          19,607         96,615       193,158         80,963       126,199
                                     --------         -------       --------      --------       --------      --------
Gross profit.................         167,765          53,955        261,994       485,438        206,748       314,811
                                     --------         -------       --------      --------       --------      --------
Operating expenses
   Distributor incentives....          95,737          27,950        135,722       249,613        107,090       169,132
   Selling, general and
      administrative.........          44,566          13,545         67,475       105,477         44,551        67,738
   Distributor stock expense.              --              --             --         1,990             --         8,954
                                     --------         -------       --------      --------       --------      --------
Total operating expenses.....         140,303          41,495        203,197       357,080        151,641       245,824
                                     --------         -------       --------      --------       --------      --------
Operating income.............          27,462          12,460         58,797       128,358         55,107        68,987
Other income (expense), net..             443            (813)           511         2,833            617           527
                                     --------         -------       --------      --------       --------      --------
Income before provision for
   income taxes..............          27,905          11,647         59,308       131,191         55,724        69,514
Provision for income taxes
   (Note 10).................          10,226           2,730         19,097        49,494         20,591        25,720
                                     --------         -------       --------      --------       --------      --------
Net income...................        $ 17,679         $ 8,917       $ 40,211      $ 81,697       $ 35,133      $ 43,794
                                     ========         =======       ========      ========       ========      ========
Pro forma net income per share
   (Note 2)..................                                           $.50         $1.01           $.44          $.51
                                                                    ========      ========       ========      ========
Pro forma weighted average
   common shares outstanding.                                         80,518        81,060         80,518        85,421
                                                                    ========      ========       ========      ========
Unaudited pro forma data:
   Income before pro forma
      provision for income
      taxes..................        $ 27,905         $11,647       $ 59,308      $131,191       $ 55,724
   Pro forma provision for
      income taxes (Note 10).          10,391           4,041         22,751        45,945         19,514
                                     --------         -------       --------      --------       --------      --------
   Income after pro forma
      provision for income
      taxes..................        $ 17,514         $ 7,606       $ 36,557      $ 85,246       $ 36,210
                                     ========         =======       ========      ========       ========
   Pro forma net income per
      share (Note 2).........                                           $.45         $1.05           $.45
                                                                    ========      ========       ========


The accompanying notes are an integral part of these consolidated financial statements.




                                            NU SKIN ASIA PACIFIC, INC.

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  (in thousands)

                                                                    Cumulative
                                                                     Foreign
                                     Class A  Class B   Additional   Currency                               Note         Total
                            Capital   Common   Common    Paid-In    Translation  Retained    Deferred    Receivable  Stockholders'
                             Stock    Stock    Stock     Capital    Adjustment   Earnings  Compensation   From NSI      Equity
                            -------  -------  -------   ----------  -----------  --------  ------------  ----------  -------------
Balance at October 1, 1993   $1,300                                  $  102      $ 5,524                               $  6,926
Net change in cumulative
  foreign currency
  translation adjustment..       --                                     329           --                                    329

Net income................       --                                      --       17,679                                 17,679
                             ------                                  ------      -------                               --------
Balance at September 30
  1994...................     1,300                                     431       23,203                                 24,934
Net change in cumulative
  foreign currency
  translation adjustment..       --                                      10           --                                     10

Net income................       --                                      --        8,917                                  8,917
                             ------                                  ------      -------                               --------
Balance at December 31,
   1994...................    1,300                                     441       32,120                                 33,861
Contributed capital.......    3,250                                      --           --                                  3,250
Dividends.................       --                                      --      (12,170)                               (12,170)
Net change in cumulative
  foreign currency
  translation adjustment..       --                                  (3,381)          --                                 (3,381)

Net income................       --                                      --       40,211                                 40,211
                             ------                                  ------      -------                               --------
Balance at December 31,
   1995...................    4,550                                  (2,940)      60,161                                 61,771
Reorganization and
   termination of S
   corporation status
   (Note 1)...............   (4,550)            $80       $1,209         --        3,261                                     --
Net proceeds from the
  Initial Underwritten
  Offerings and
  conversion of shares by
  stockholders (Note 1)...       --     $12      (8)      98,829         --           --                                 98,833
Dividends.................       --      --      --           --         --      (47,139)                               (47,139)
Issuance of notes payable
  to stockholders (Note 3)       --      --      --           --         --      (86,487)                               (86,487)
Net change in cumulative
  foreign currency
  translation adjustment..       --      --      --           --     (3,023)          --                                 (3,023)
Issuance of distributor
  stock options (Note 9)..       --      --      --       33,039         --           --     $(17,910)    $(13,139)       1,990
Issuance of employee stock
   awards (Note 9)........       --      --      --        4,799         --           --       (4,649)          --          150
Net income................       --      --      --           --         --       81,697           --           --       81,697
                            -------  -------  -------    --------    --------    -------     ---------    ---------    --------
Balance at December 31,
   1996...................       --      12      72      137,876     (5,963)      11,493      (22,559)     (13,139)     107,792
Net change in cumulative
  foreign currency
  translation adjustment
  (unaudited).............       --      --      --          106         --           --           --          106
Amortization of deferred
  compensation
  (unaudited).............       --      --      --           --         --           --        9,554           --        9,554
Net income (unaudited)....       --      --      --           --         --       43,794           --           --       43,794
                            -------  -------  -------    --------    --------    -------     ---------    ---------    --------
Balance at June 30, 1997
  (unaudited).............   $   --     $12     $72      $137,876    $(5,857)    $55,287     $(13,005)    $(13,139)    $161,246
                            =======  =======  =======    ========    ========    =======     =========    =========    ========

                            The accompanying notes are an integral part of these consolidated financial statements.





                                            NU SKIN ASIA PACIFIC, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (in thousands)


                                                                     Three Months       Year Ended       Six Months Ended
                                                       Year Ended       Ended          December 31,           June 30,
                                                      September 30,  December 31,  ------------------   ------------------
                                                          1994           1994        1995       1996      1996       1997
                                                      -------------  ------------  -------    -------   -------    -------
                                                                                                            (unaudited)
Cash flows from operating activities:
Net income........................................      $17,679        $8,917      $40,211    $81,697   $35,133    $43,794
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization..................        1,401           358        2,012      3,274     1,285      2,300
   Loss on disposal of property and equipment.....           90         1,093           12        381        --         --
   Amortization of deferred compensation..........           --            --           --      2,140        --      9,554
   Changes in operating assets and liabilities:
      Accounts receivable.........................       (1,006)          165       (2,174)    (5,695)   (1,657)      (470)
      Related parties receivable..................      (25,288)       11,108       16,077     (6,181)   (8,152)     2,189
      Inventories, net............................          158          (939)     (17,106)   (12,198)   (5,721)   (13,217)
      Prepaid expenses and other..................         (890)         (836)          51     (7,871)      (39)   (17,611)
      Other assets................................          277           (20)      (2,994)   (10,361)   (1,432)    (1,506)
      Accounts payable............................          884           279          765      2,197     3,706        113
      Accrued expenses............................       13,106        (4,384)       9,936     56,205    16,359    (12,067)
      Related parties payable.....................        3,475       (16,442)      18,193     17,577    (7,716)    15,079
                                                        -------       -------      -------   --------   -------   --------
   Net cash provided by (used in) operating
      activities..................................        9,886          (701)      64,983    121,165    31,766     28,158
                                                        -------       -------      -------   --------   -------   --------
Cash flows from investing activities:
Purchase of property and equipment................       (1,766)         (417)      (5,422)    (5,672)   (2,859)    (2,477)
Proceeds from disposal of property and equipment..           25            14           48         41        --         --
Payment to NSI for distribution rights............           --            --           --     (5,000)       --    (10,000)
Payments for lease deposits.......................         (614)         (677)        (701)      (562)       --       (167)
Receipt of refundable lease deposits..............          153            --           22         98         5        129
                                                        -------       -------      -------   --------   -------   --------
   Net cash used in investing activities..........       (2,202)       (1,080)      (6,053)   (11,095)   (2,854)   (12,515)

Cash flows from financing activities:
Payments on related party loans...................       (4,350)           --           --         --        --         --
Proceeds from capital contributions...............           --            --        3,250         --        --         --
Net proceeds from the Initial Underwritten
   Offerings......................................           --            --           --     98,833        --         --
Dividends paid....................................           --            --      (12,170)   (47,139)  (40,179)        --
Payment to stockholders for S distribution
   notes (Note 3).................................           --            --           --    (15,000)       --    (71,487)
                                                        -------       -------      -------   --------   -------   --------
   Net cash provided by (used in) financing
      activities..................................       (4,350)           --      (8,920)     36,694   (40,179)   (71,487)
                                                        -------       -------      -------   --------   -------   --------
Effect of exchange rate changes on cash...........          152            (8)     (3,085)     (2,871)     (482)       113
                                                        -------       -------      -------   --------   -------   --------
Net increase (decrease) in cash and cash
   equivalents....................................        3,486        (1,789)     46,925     143,893   (11,749)   (55,731)
Cash and cash equivalents, beginning of period.          14,591        18,077      16,288      63,213    63,213    207,106
                                                        -------       -------      -------   --------   -------   --------
Cash and cash equivalents, end of period..........      $18,077       $16,288      $63,213   $207,106   $51,464   $151,375
                                                        =======       =======      =======   ========   =======   ========
Supplemental cash flow information:
Interest paid.....................................          $81            $6         $119        $84       $24        $--
                                                        =======       =======      =======   ========   =======   ========

-----------

Supplemental schedule of non-cash investing and financing activities in 1996:

     $20.0 million note payable to NSI issued as partial consideration for the $25.0 million purchase of distribution rights from NSI.

     $86.5 million of interest bearing S distribution notes issued in 1996, of which $71.5 million remains unpaid at December 31, 1996 (Note 3).

     $1.2 million of additional paid-in capital contributed by the existing stockholders of their interest in the Subsidiaries in exchange for all shares of the Class B common stock in connection with the Company's termination of its S corporation status (Note 1).

                 The accompanying notes are an integral part of
                    these consolidated financial statements.



                           NU SKIN ASIA PACIFIC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY

     Nu Skin Asia Pacific, Inc. (the "Company") is a network marketing company involved in the distribution and sale of premium quality, innovative personal care and nutritional products. The Company is the exclusive distribution vehicle for Nu Skin International, Inc. ("NSI") in the countries of Japan, Taiwan, Hong Kong (including Macau), South Korea and Thailand, where the Company currently has operations (collectively referred to as the "Subsidiaries"), and in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam, where operations have not yet commenced. Additionally, the Company sells products to NSI affiliates in Australia and New Zealand. NSI was founded in 1984 and is one of the largest network marketing companies in the world. NSI owns the Nu Skin trademark and provides the products and marketing materials to each of its affiliates. Nu Skin International Management Group, Inc. ("NSIMG"), an NSI affiliate, has provided, and will continue to provide, a high level of support services to the Company, including product development, marketing, legal, accounting and other managerial services.

     The Company was incorporated on September 4, 1996. It was formed as a holding company and acquired the Subsidiaries through a reorganization which occurred on November 20, 1996. Prior to the reorganization, each of the Subsidiaries elected to be treated as an S corporation. In connection with the reorganization, the Subsidiaries' S corporation status was terminated on November 19, 1996, and the Company declared a distribution to the stockholders that included all of the Subsidiaries' previously earned and undistributed taxable S corporation earnings totaling $86.5 million.

     Prior to the reorganization, the Company, NSI, NSIMG and other NSI affiliates operated under the control of a group of common stockholders. Inasmuch as the Subsidiaries that were acquired were under common control, the Company's consolidated financial statements include the Subsidiaries' historical balance sheets and related statements of income, of stockholders' equity and of cash flows for all periods presented.

     On November 27, 1996 the Company completed its initial public offerings of 4,750,000 shares of Class A common stock and received net proceeds of $98.8 million (the "Initial Underwritten Offerings").

2.   SUMMARY OF SIGNIFICANT ACCOUNTING  POLICIES

Consolidation

     The consolidated financial statements include the accounts of the Company and the Subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Change in fiscal year

     In October 1994, the Company's Board of Directors approved a change in the Company's fiscal year end from September 30 to December 31. The change became effective as of October 1, 1994.

Use of estimates

     The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include reserves for product returns, obsolete inventory and taxes. Actual results could differ from these estimates.

Cash and cash equivalents

     Cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less.

Inventories

     Inventories consist of merchandise purchased for resale and are stated at the lower of cost using the first-in, first-out method or market.

Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

   Furniture and fixtures         5 - 7 years
   Computers and equipment        3 - 5 years
   Leasehold improvements         Shorter of estimated useful life or lease term
   Vehicles                       3 - 5 years

     Expenditures for maintenance and repairs are charged to expense as incurred.

Other assets

     Other assets consist primarily of deposits for noncancelable operating leases and distribution rights purchased from NSI. Distribution rights are amortized on the straight-line basis over the estimated useful life of the asset. The Company assesses the recoverability of long-lived assets by determining whether the unamortized balance can be recovered through undiscounted future operating cash flows attributable to the assets.

Revenue recognition

     Revenue is recognized when products are shipped and title passes to independent distributors who are the Company's customers. A reserve for product returns is accrued based on historical experience. The Company generally requires cash payment at the point of sale. The Company has determined that no allowance for doubtful accounts is necessary. Amounts received prior to shipment and title passage to distributors are recorded as deferred revenue.

Income taxes

     Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Prior to the Company's reorganization described in Note 1, the Subsidiaries elected to be taxed as S corporations whereby, for U.S. federal tax purposes, the income tax effects of the Subsidiaries' activities accrued directly to their stockholders. Therefore, adoption of SFAS 109 required no establishment of deferred income taxes since no material differences existed between financial reporting and tax bases of assets and liabilities for foreign tax purposes. Concurrent with the Company's reorganization, the Company terminated the S corporation elections of its Subsidiaries. As a result, U.S. deferred income taxes under the provisions of SFAS 109 were established.

Pro forma net income per share

     Pro forma net income per share is computed based on the weighted average number of common shares and common share equivalents outstanding during the periods presented assuming that the Company's reorganization and the resultant issuance of 80.3 million shares of Class B common stock occurred as of January 1, 1995.

Foreign currency translation

     All business operations of the Company occur outside of the United States. Each entity's local currency is considered its functional currency. Since a substantial portion of the Company's inventories are purchased with U.S. dollars from the United States and since the Company is incorporated in the United States, all assets and liabilities are translated into U.S. dollars at exchange rates existing at the balance sheet dates, revenues and expenses are translated at weighted average exchange rates, and stockholders' equity is recorded at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a separate component of stockholders' equity in the consolidated balance sheets, and transaction gains and losses are included in other income in the consolidated financial statements.

Industry segment and geographic area

     The Company operates in a single industry, which is the direct selling of skin care, hair care and nutritional products, and in a single geographic area, which is the Asia Pacific Region.

Fair value of financial instruments

     The fair value of financial instruments including cash and cash equivalents, accounts receivable, related parties receivable, accounts payable, accrued expenses, related parties payable and notes payable approximate book values.

Stock-based compensation

     The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and will, when material, provide pro forma disclosures of net income and net income per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

New accounting standards

     The Company is required to adopt Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share, during the fourth quarter of 1997. SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. The Company does not believe that the adoption of SFAS 128 will have a material effect on the Company's method of calculation or display of earnings per share amounts.

Interim results (unaudited)

     The accompanying consolidated balance sheet at June 30, 1997, the related consolidated statements of income and of cash flows for the six months ended June 30, 1996 and 1997, and the related statement of stockholders' equity for the six months ended June 30, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all normal recurring adjustments necessary for the fair statement of the results of interim periods. The data disclosed in these notes to the consolidated financial statements at such date or for such periods are also unaudited.

3.   RELATED PARTY TRANSACTIONS

Scope of related party activity

     The Company has extensive and pervasive transactions with affiliated entities that are under common control. These transactions are as follows: (1) Through its Hong Kong entity, the Company purchases a substantial portion of its inventories from affiliated entities (primarily NSI). (2) In addition to selling products to consumers in its geographic territories, the Company, through its Hong Kong entity, sells products and marketing materials to affiliated entities in geographic areas outside those held by the Company (primarily Australia and New Zealand). (3) The Company pays trademark royalty fees to NSI on products bearing NSI trademarks and marketed in the Company's geographic areas that are not purchased from NSI. (4) NSI enters into a distribution agreement with each independent distributor. The Company pays license fees to NSI for the right to use the lists of distributors within its geographical regions, and for the right to use the NSI distribution system and other related intangibles. (5) The Company participates in a global compensation plan established by the NSI distribution agreement whereby distributors' commissions are determined by aggregate worldwide purchases made by down-line distributors. Thus, commissions on purchases from the Company earned by distributors located in geographic areas outside those held by the Company are remitted to NSI, which then forwards these commissions to the distributors. (6) The Company pays fees for management and support services provided by NSIMG.

     The purchase prices paid by Nu Skin Hong Kong for the purchase of product and marketing materials from NSI are determined pursuant to the Regional Distribution Agreement. The selling prices to the Subsidiaries of products and marketing materials are determined pursuant to the Wholesale Distribution Agreements between Nu Skin Hong Kong and the other Subsidiaries. Trademark royalty fees and license fees are payable pursuant to the Trademark/Tradename License Agreement between the Subsidiaries and NSI and the Licensing and Sales Agreement between the Subsidiaries and NSI, respectively. The independent distributor commission program is managed by NSI. Charges to the Company are based on a worldwide commission fee of 42% which covers commissions paid to distributors on a worldwide basis and the direct costs of administering the global compensation plan. Management and support services fees are billed to the Company by NSIMG pursuant to the Management Services Agreement between the Company, the Subsidiaries and NSIMG and consist of all direct expenses incurred by NSIMG on behalf of the Company and indirect expenses of NSIMG allocated to the Company based on its net sales.

     Total commission fees (including those paid directly to distributors within the Company's geographic territories) are recorded as distributor incentives in the consolidated statements of income. Trademark royalty fees, license fees and management fees are included in selling, general and administrative expenses in the consolidated statements of income.

     In November 1996, the Company purchased from NSI the distribution rights to seven new markets in the region. These markets include Thailand, where operations commenced in March 1997, and in Indonesia, Malaysia, the PRC, the Philippines, Singapore and Vietnam, where operations have not yet commenced. These rights were purchased for $25.0 million of which $5.0 million was paid from proceeds from the Initial Underwritten Offerings. At December 31, 1996, the Company had a $10.0 million short term obligation, due January 15, 1997, and a $10.0 million long term obligation, due January 15, 1998, related to the purchase of these rights. At June 30, 1997, the Company had a $10.0 million (unaudited) short term obligation related to the purchase of these rights. Interest accrues at a rate of 6.0% per annum on amounts due under this obligation.

Notes payable to stockholders

     In connection with the reorganization described in Note 1, the aggregate undistributed taxable S corporation earnings of the Subsidiaries were $86.5 million. These earnings were distributed in the form of promissory notes which are expected to be paid during 1997 and which bear interest at 6.0% per annum. From proceeds of the Initial Underwritten Offerings, $15.0 million was used to pay a portion of the notes, leaving an unpaid notes payable to stockholders balance of $71.5 million at December 31, 1996. Interest expense of $536,000 was recorded for the year ended December 31, 1996, and is included in accrued expenses. On April 4, 1997, the Company paid the entire balance on the notes payable to stockholders of $71.5 million together with the related accrued interest of $1.6 million (unaudited). As described in Note 1, these notes originated in connection with the reorganization in which the Subsidiaries' S corporation status was terminated and the Company declared a distribution to the stockholders that included all of the Subsidiaries' previously earned and undistributed taxable S corporation earnings totaling $86.5 million.

Related party transactions

     The following summarizes the Company's transactions with related parties (in thousands):


                                                            Three Months
                                                               Ended         Year Ended December 31,       Six Months
                                          Year Ended        December 31,   ----------------------------  Ended June 30,
Product purchases                     September 30, 1994        1994            1995           1996          1997
-----------------                     ------------------    ------------     --------       --------     --------------
                                                                                                          (unaudited)

Beginning inventories.................     $ 14,775          $ 14,617        $ 15,556       $ 32,662       $ 44,860
Inventory purchases from affiliates...       61,409            11,608          69,821        157,413        106,312
Other inventory purchases and
   value added locally................       25,305             8,938          43,900         47,943         33,104
                                           --------          --------        --------       --------       --------
Total products available for sale.....      101,489            35,163         129,277        238,018        184,276
Less: Cost of sales...................      (86,872)          (19,607)        (96,615)      (193,158)      (126,199)
                                           --------          --------        --------       --------       --------
Ending inventories....................     $ 14,617          $ 15,556        $ 32,662       $ 44,860       $ 58,077
                                           ========          ========        ========       ========       ========



                                                              Three Months
                                                                 Ended         Year Ended December 31,       Six Months
                                            Year Ended        December 31,   ----------------------------  Ended June 30,
Related parties payable transactions    September 30, 1994        1994            1995           1996          1997
------------------------------------    ------------------    ------------     --------       --------     --------------
                                                                                                             (unaudited)
Beginning related parties payable.....     $ 27,873          $ 26,998        $ 10,556       $ 28,749       $ 46,326
Inventory purchases from affiliates...       61,409            11,608          69,821        157,413        106,312
Distributor incentives................       95,737            27,950         135,722        249,613        169,132
Less: Distributor incentives paid to
   distributors within the
   Company's markets..................      (68,880)          (19,837)       (105,642)      (197,614)      (136,997)
License fees..........................        9,252             2,750          13,158         25,221         17,080
Trademark royalty fees................           --                19           2,694          2,882          2,296
Management fees.......................        1,449               499           2,066          4,189          3,156
Proceeds from (payments for)
   related party loans................       (4,350)               --              --             --             --
Less: Payments to related parties.....      (95,492)          (39,431)        (99,626)      (224,127)      (145,901)
                                           --------          --------        --------       --------       --------
Ending related parties payable........     $ 26,998          $ 10,556        $ 28,749       $ 46,326       $ 61,405
                                           ========          ========        ========       ========       ========


Related parties receivable and payable balances

     The Company has receivable and payable balances with related parties in Australia and New Zealand, and with NSI and NSIMG. Related parties balances outstanding greater than 60 days bear interest at the prime rate plus 2%. Since no significant balances have been outstanding greater than 60 days, no related parties interest income or interest expense has been recorded in the consolidated financial statements. Sales to related parties were $2,288,000 for the year ended September 30, 1994, $855,000 for the three months ended December 31, 1994, $4,608,000 and $4,614,000 for the years ended December 31, 1995 and
1996, respectively, and $2,100,000 (unaudited) for the six months ended June 30, 1997.


Certain relationships with stockholder distributors

     Two major stockholders of the Company have been NSI distributors since 1984. These stockholders are partners in an entity which receives substantial commissions from NSI, including commissions relating to sales within the countries in which the Company operates. By agreement, NSI pays commissions to this partnership at the highest level of distributor compensation to allow the stockholders to use their expertise and reputations in network marketing to further develop NSI's distributor force, rather than focusing solely on their own distributor organizations. The commissions paid to this partnership relating to sales within the countries in which the Company operates were $1,100,000 for the year ended September 30, 1994, $270,000 for the three months ended December 31, 1994, $1,100,000 and $1,200,000 for the years ended December 31, 1995 and
1996, respectively, and $612,000 (unaudited) for the six months ended June 30, 1997.

4.   PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following (in thousands):

                                             December 31,
                                         --------------------
                                          1995          1996       June 30, 1997
                                         ------        ------      -------------
                                                                    (unaudited)

Furniture and fixtures............      $ 3,593       $ 3,175        $ 5,767
Computers and equipment...........        5,060         7,480          8,479
Leasehold improvements............        2,221         4,737          3,692
Vehicles..........................          152           200            146
                                        -------       -------        -------
                                         11,026        15,592         18,084
Less: accumulated depreciation....       (4,122)       (6,708)        (8,405)
                                        -------       -------        -------
                                        $ 6,904       $ 8,884        $ 9,679
                                        =======       =======        =======

     Depreciation of property and equipment totaled $1,401,000 for the year ended September 30, 1994, $358,000 for the three months ended December 31, 1994, $2,012,000 and $3,118,000 for the years ended December 31, 1995 and 1996, respectively, and $1,675,000 (unaudited) for the six months ended June 30, 1997.

5.   OTHER ASSETS

     Other assets consist of the following (in thousands):

                                             December 31,
                                         --------------------
                                          1995          1996       June 30, 1997
                                         ------        ------      -------------
                                                                    (unaudited)
Deposits for noncancelable
  operating leases................      $ 5,738       $ 9,962        $11,352
Distribution rights, net of
  accumulated amortization........           --        24,844         24,388
Other.............................        1,266         7,867          7,852
                                        -------       -------        -------
                                        $ 7,004       $42,673        $43,592
                                        =======       =======        =======

     The $25.0 million distribution rights asset is being amortized on a straight-line basis over its estimated useful life of twenty years. Amortization expense totaled $156,000 for the year ended December 31, 1996 and $625,000 (unaudited) for the six months ended June 30, 1997.

6.   ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                             December 31,
                                         --------------------
                                          1995          1996       June 30, 1997
                                         ------        ------      -------------
                                                                    (unaudited)
Income taxes payable..............      $17,463       $54,233        $43,550
Other taxes payable...............          798         9,194          9,868
Other accruals....................        5,052        16,091         14,033
                                        -------       -------        -------
                                        $23,313       $79,518        $67,451
                                        =======       =======        =======

7.   LINE OF CREDIT

     During 1995, the Company entered into an $8,000,000 revolving credit agreement (bearing interest at an annual rate of 12%) with a financial institution in South Korea. Advances were available under the agreement through July 1, 1996. There were no outstanding balances under the credit facility at December 31, 1995.

8.   LEASE OBLIGATIONS

     The Company leases office space and computer hardware under noncancelable long-term operating leases. Most leases include renewal options of up to three years. Minimum future operating lease obligations at December 31, 1996 are as follows (in thousands):

Year ending December 31,
------------------------
        1997...............................................       $ 4,131
        1998...............................................         2,745
        1999...............................................         1,965
        2000...............................................         1,321
        2001...............................................            --
                                                                  -------
Total minimum lease payments...............................       $10,162
                                                                  =======

     Rental expense for operating leases totaled $5,848,000 for the year ended September 30, 1994, $1,639,000 for the three months ended December 31, 1994, $9,470,000 and $8,260,000 for the years ended December 31, 1995 and 1996, respectively, and $4,478,000 (unaudited) for the six months ended June 30, 1997.

9.   STOCKHOLDERS' EQUITY

     The Company's capital stock consists of preferred stock, Class A common stock, and Class B common stock. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions, as follows: (1) each share of Class A common stock entitles the holder to one vote on matters submitted to a vote of the Company's stockholders and each share of Class B common stock entitles the holder to ten votes on each such matter; (2) stock dividends of Class A common stock may be paid only to holders of Class A common stock and stock dividends of Class B common stock may be paid only to holders of Class B common stock; (3) if a holder of Class B common stock transfers such shares to a person other than a permitted transferee, as defined in the Company's' Certificate of Incorporation, such shares will be converted automatically into shares of Class A common stock; and (4) Class A common stock has no conversion rights; however, each share of Class B common stock is convertible into one share of Class A common stock, in whole or in part, at any time at the option of the holder.

Stockholder control

     As of December 31, 1996, a group of common stockholders owned all of the outstanding shares of Class B common stock, which represented 98.4% of the combined voting rights of all outstanding common stock. Accordingly, these stockholders, acting as a group, control the election of the entire Board of Directors and decisions with respect to the Company's dividend policy, the Company's access to capital, mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

Equity incentive plans

     Effective November 21, 1996, NSI and the Company implemented a one-time distributor equity incentive program. This program provided for grants of options to selected distributors for the purchase of 1,605,000 shares of the Company's previously issued Class A common stock. The number of options each distributor will ultimately receive will be based on their performance and productivity through August 31, 1997. The options are exercisable at a price of $5.75 per share and will vest on December 31, 1997. The related compensation expense has been deferred in the Company's financial statements and is being expensed to the statement of income as distributor stock expense ratably through December 31, 1997.

     The Company has recorded compensation expense based upon the best available estimate of the number of shares that are expected to be issued to each distributor at the measurement date, and will revise such expense, as necessary, if subsequent information indicates that actual forfeitures are likely to differ from initial estimates. The compensation expense will be adjusted quarterly over the vesting period for subsequent changes in the expected or actual outcome. Any options forfeited may be reallocated and result in an additional compensation charge.

     As a part of this program, the Company sold an option to NSI to purchase shares underlying distributor options for consideration of a 10-year note, bearing interest at 6.0% per annum, with an estimated principal balance of $13.1 million. It is anticipated that NSI will repay this note as distributors begin to exercise their options in 1998.

     Prior to the Initial Underwritten Offerings, the Company's stockholders contributed to NSI and other Nu Skin entities (excluding the Company) 1,250,000 shares of the Company's Class A common stock held by them for issuance to employees of NSI and other Nu Skin entities as a part of an employee equity incentive plan. Equity incentives granted or awarded under this plan will vest over four years. Compensation expense related to equity incentives granted to employees of NSI and other Nu Skin entities who perform services on behalf of the Company will be recognized by the Company ratably over the vesting period.

     In November and December 1996, the Company made stock bonus awards to certain of its employees for an aggregate of 109,000 shares of Class A common stock and in January 1997 the Company made additional stock bonus awards to certain of its employees for an aggregate of 41,959 shares (unaudited) of Class A common stock. Subsequent to the granting of these stock bonus awards for an aggregate of 150,959 (unaudited) shares of Class A common stock, awards for 12,413 (unaudited) shares lapsed. The Company has recorded deferred compensation expense related to these stock awards and is recognizing such expense ratably over the vesting period.

     Prior to the reorganization, NSI agreed to grant one of the Company's executives an option to purchase 267,500 shares of the Company's Class A common stock which became exercisable at the date of the reorganization. The exercise price of this option was set at the estimated fair market value of this equity interest on the date the option was granted. This executive exercised the portion of this option underlying 16,675 shares during November 1996.

10.  INCOME TAXES

     Consolidated income before provision for income taxes consists of income earned solely from international operations. The provision for current and deferred taxes for the year ended December 31, 1996 consists of the following (in thousands):

Current
   Federal..........................................        $   331
   State............................................             --
   Foreign..........................................         56,929

Deferred
   Federal..........................................         (1,929)
   State............................................             --
   Foreign..........................................         (2,398)
   Change in U.S. tax status........................         (3,439)
                                                            -------
      Provision for income taxes....................        $49,494
                                                            =======

     As a result of the Company's reorganization described in Note 1, the Company will no longer be treated as an S corporation for U.S. Federal income tax purposes. Accordingly, the provision for income taxes recorded in the statement of income for the year ended December 31, 1996 consists of the following: (1) the cumulative income tax effect from recognition of the deferred tax assets at the date of S corporation termination; (2) the provision for income taxes for the period November 20, 1996 through December 31, 1996 as a U.S. C corporation; and (3) income taxes in foreign countries for the Subsidiaries during the year.

     The provision for income taxes for the year ended September 30, 1994, for the three months ended December 31, 1994 and for the year ended December 31, 1995 primarily represent income taxes in foreign countries as U.S. Federal income taxes were levied at the stockholder level.

     The principal components of deferred tax assets were as follows (in thousands):


                                                     December 31, 1995   November 20, 1996   December 31, 1996
                                                     -----------------   -----------------   -----------------
                                                        (pro forma)
Deferred tax assets:
   Inventory reserve...............................        $414               $1,455               $1,971
   Product return reserve..........................         115                1,183                1,562
   Depreciation....................................         866                1,535                1,592
   Foreign tax credit..............................          --                   --                1,234
   Exchange gains and losses.......................         389                   --                   --
   Uniform capitalization..........................       1,696                  713                  763
   Distributor stock options and employee stock
     awards........................................          --                   --                  749
   Accrued expenses not deductible until paid......         123                5,037                6,739
   Minimum tax credit..............................          --                   --                  330
   Other...........................................          61                   --                   --
                                                         ------               ------              -------
   Total deferred tax assets.......................      $3,664               $9,923              $14,940

Deferred tax liabilities:
   Withholding tax.................................      $   --               $3,944              $ 4,148
   Net foreign deferred tax asset..................          --                1,021                2,572
   Exchange gains and losses.......................          --                  443                  399
   Other...........................................          --                   55                   55
                                                         ------               ------              -------
   Total deferred tax liabilities..................          --                5,463                7,174
                                                         ------               ------              -------
   Net deferred tax assets.........................      $3,664               $4,460              $ 7,766
                                                         ======               ======              =======


     Pro forma provision for income taxes

     The consolidated statements of income include a pro forma presentation for income taxes which would have been recorded if the Company had been taxed as a C corporation for all periods presented.

     A reconciliation of the Company's pro forma effective tax rate compared to the statutory U.S. Federal tax rate is as follows:


                                                           Three Months
                                            Year Ended        Ended                    Year Ended
                                           September 30,   December 31,               December 31,
                                          --------------   ------------      -----------------------------
                                                1994             1994             1995             1996
                                               -----             ----             ----             ----
Income taxes at statutory rate...........      35.00%           35.00%           35.00%           35.00%
Foreign tax credit limitation (benefit)..       1.97             (.42)            2.69               --
Non-deductible expenses..................        .27              .11              .67              .06
Other....................................         --               --               --             (.04)
                                               ------           ------           ------           ------
                                               37.24%           34.69%           38.36%           35.02%
                                               ======           ======           ======           ======


11.  FINANCIAL INSTRUMENTS

     The Company's Subsidiaries enter into significant transactions with each other, NSI and third parties which may not be denominated in the respective Subsidiaries' functional currencies. The Company reduces its exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of foreign currency exchange contracts. The Company currently does not use such financial instruments for trading or speculative purposes. The Company regularly monitors its foreign currency exposures to minimize the impact of foreign exchange fluctuations on the Company's operating results.

     At December 31, 1995, the Company held foreign currency forward contracts with notional amounts totaling $1,000,000 to hedge foreign currency items. There were no significant unrealized gains or losses on these contracts. These contracts all had maturities prior to December 31, 1996. The Company did not hold any foreign currency forward contracts at December 31, 1996. At June 30, 1997, the Company held foreign currency forward contracts with notional amounts totaling approximately $51 million (unaudited) to hedge foreign currency items. The unrealized losses on these contracts were $0.9 million (unaudited) for the six-month period ended June 30, 1997. These contracts have maturities through May 1998.

12.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to governmental regulations pertaining to product formulation, labeling and packaging, product claims and advertising and to the Company's direct selling system. The Company is also subject to the jurisdiction of numerous foreign tax authorities. These tax authorities regulate and restrict various corporate transactions, including intercompany transfers. The Company believes that the tax authorities in Japan and South Korea are particularly active in challenging the tax structures and intercompany transfers of foreign corporations. Any assertions or determination that either the Company, NSI or any of NSI's distributors is not in compliance with existing statutes, laws, rules or regulations could potentially have a material adverse effect on the Company's operations. In addition, in any country or jurisdiction, the adoption of new statutes, laws, rules or regulations or changes in the interpretation of existing statutes, laws, rules or regulations could have a material adverse effect on the Company and its operations. Although management believes that the Company is in compliance, in all material respects, with the statutes, laws, rules and regulations of every jurisdiction in which it operates, no assurance can be given that the Company's compliance with applicable statutes, laws, rules and regulations will not be challenged by foreign authorities or that such challenges will not have a material adverse effect on the Company's financial position or results of operations or cash flows.




                                            NU SKIN ASIA PACIFIC, INC.

                               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                       For the Year Ended December 31, 1995
                                     (in thousands, except per share amounts)


                                                                                 Pro Forma
                                                                                  for the
                                                                               Reorganization
                                                                               and the Initial
                                                                  Pro Forma     Underwritten
                                                   Actual        Adjustments      Offerings

Revenue........................................   $358,609        $    --         $358,609
Cost of sales..................................     96,615             --           96,615
                                                  --------        -------         --------
Gross profit...................................    261,994             --          261,994
                                                  --------        -------         --------
Operating expenses(d)
   Distributor incentives......................    135,722             --          135,722
   Selling, general and administrative.........     67,475          6,958(a)        74,433
                                                  --------        -------         --------
Total operating expenses.......................    203,197          6,958          210,155
                                                  --------        -------         --------
Operating income...............................     58,797         (6,958)          51,839
Other income (expense), net....................        511         (2,809)(b)       (2,298)
                                                  --------        -------         --------
Income before provision for income taxes.......     59,308         (9,767)          49,541
Provision for income taxes.....................     19,907            (92)(c)       19,005
                                                  --------        -------         --------
Net income.....................................   $ 40,211        $(9,675)        $ 30,536
                                                  ========        =======         ========
Net income per share...........................       $.50                            $.36
                                                  ========        =======         ========
Weighted average common shares outstanding.....     80,518                          85,377
                                                  ========        =======         ========


The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.




                                            NU SKIN ASIA PACIFIC, INC.

                               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                       For the Year Ended December 31, 1996
                                     (in thousands, except per share amounts)


                                                                                 Pro Forma
                                                                                  for the
                                                                               Reorganization
                                                                               and the Initial
                                                                  Pro Forma     Underwritten
                                                   Actual        Adjustments      Offerings

Revenue........................................   $678,596        $    --         $678,596
Cost of sales..................................    193,158             --          193,158
                                                  --------        -------         --------
Gross profit...................................    485,438             --          485,438
                                                  --------        -------         --------
Operating expenses
   Distributor incentives......................    249,613             --          249,613
   Selling, general and administrative.........    105,477          6,325(a)       111,802
   Distributor stock expense...................      1,990         (1,990)(d)           --
                                                  --------        -------         --------
Total operating expense........................    357,080          4,335          361,415
                                                  --------        -------         --------
Operating income...............................    128,358         (4,335)         124,023
Other income (expense), net....................      2,833            769(b)         3,602
                                                  --------        -------         --------
Income before provision for income taxes.......    131,191         (3,566)         127,625
Provision for income taxes.....................     49,494         (4,794)(c)       44,700
                                                  --------        -------         --------
Net income.....................................   $ 81,697        $ 1,228         $ 82,925
                                                  ========        =======         ========
Net income per share...........................      $1.01                            $.97
                                                  ========        =======         ========
Weighted average common shares outstanding.....     81,060                          85,377
                                                  ========        =======         ========


The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.




                                            NU SKIN ASIA PACIFIC, INC.

                               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                      For the Six Months Ended June 30, 1996
                                     (in thousands, except per share amounts)


                                                                                 Pro Forma
                                                                                  for the
                                                                               Reorganization
                                                                               and the Initial
                                                                  Pro Forma     Underwritten
                                                   Actual        Adjustments      Offerings

Revenue........................................   $287,711        $    --         $287,711
Cost of sales..................................     80,963             --           80,963
                                                  --------        -------         --------
Gross profit...................................    206,748             --          206,748
                                                  --------        -------         --------
Operating expenses(d)
   Distributor incentives......................    107,090             --          107,090
   Selling, general and administrative.........     44,551          3,422           47,973
                                                  --------        -------         --------
Total operating expenses.......................    151,641          3,422          155,063
                                                  --------        -------         --------
Operating income...............................     55,107         (3,422)          51,685
Other income (expense), net....................        617            267(b)           884
                                                  --------        -------         --------
Income before provision for income taxes.......     55,724         (3,155)          52,569
Provision for income taxes.....................     20,591         (2,181)(c)       18,410
                                                  --------        -------         --------
Net income.....................................   $ 35,133        $  (974)        $ 34,159
                                                  ========        =======         ========
Net income per share...........................       $.44                            $.40
                                                  ========        =======         ========
Weighted average common shares outstanding.....     80,518                          85,377
                                                  ========        =======         ========


The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.



                           NU SKIN ASIA PACIFIC, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

Note 1--Basis of Presentation

     As part of the reorganization and the Initial Underwritten Offerings discussed in Note 1 to the Consolidated Financial Statements, several actions occurred which impacted the comparability of the historical financial results of the Company with the future results of the Company. Therefore, a pro forma presentation has been prepared to provide comparative data. The unaudited pro forma consolidated statements of income data reflect the reorganization and the Initial Underwritten Offerings as if all conditions to these transactions had occurred as of January 1, 1995. These data do not necessarily reflect the results of operations of the Company that would have resulted had such transactions actually been consummated as of such date. Also, these data are not necessarily indicative of the future results of operations of the Company.

Note 2--Pro Forma Adjustments

     The pro forma adjustments reflect the following:

          (a) Reflects the amortization of the distribution rights acquired from NSI. Amortization is being recorded on a straight-line basis over the estimated useful life of twenty years. Also reflects estimated annual compensation expense of $1.2 million related to the employee stock bonus awards granted to employees of the Company, NSI and its affiliates. Also reflects additional costs of $4.4 million for the year ended December 31, 1995, $4.0 million for the year ended December 31, 1996 and $2.2 million for the six months ended June 30, 1996, relating to certain support services provided to the Company by NSI and NSIMG and certain other charges related to operating as a public company. These costs include additional infrastructure, operating and accounting systems, and business processes as well as the additional outside services inherent in supporting a public entity.

          (b) Reflects interest expense for the $20.0 million note payable to NSI issued in connection with the purchase of distribution rights. The note bears interest at 6.0% per annum and is due and payable within 14 months from the date of issuance. Also reflects interest expense of $2.7 million for the year ended December 31, 1995 relating to the $86.5 million notes payable to stockholders. The notes bear interest at 6.0% per annum. Also reflects interest income for the note receivable from NSI with an estimated principal balance of $13.1 million issued in connection with the sale of an option to NSI to purchase shares underlying distributor options. The note bears interest at 6.0% per annum and is due and payable ten years from the date of issuance.

          (c) Reflects adjustments for U.S. Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation since inception. Also reflects the tax effect of pro forma adjustments on earnings.

          (d) The unaudited pro forma consolidated statements of income data does not reflect the estimated non-cash compensation expense of $19.9 million in connection with the one-time grant of distributor options at an exercise price of $5.75 per share. $1,990,000 of such expense was recorded as actual distributor stock expense for the year ended December 31, 1996.

Note 3--Pro Forma Net Income Per Share

     Pro forma net income per share data reflects 80,250,000 shares of common stock outstanding and common stock equivalents after giving effect to the reorganization and an option granted to an executive officer of the Company to purchase 267,500 shares of Class A Common Stock. Also reflects the sale of 4,750,000 shares of Class A common stock by the Company and the grant of awards for 109,000 shares of Class A common stock to employees of the Company. Supplemental income per share, calculated as if $25.0 million of the proceeds from the Initial Underwritten Offerings were used to pay down notes payable, had a dilutive effect of less than 2% and, therefore, is not presented.



                      [THIS PAGE INTENTIONALLY LEFT BLANK]



================================================================================

     No NSI distributor, dealer, salesperson or other individual has been authorized to give any information or to make any representations in connection with the Rule 415 Offerings as described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Rule 415 Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Class A Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                    -------

                                TABLE OF CONTENTS

                                                                            Page

 Prospectus Summary.........................................................   4
 Risk Factors...............................................................  16
 Use of Proceeds............................................................  32
 Dividend Policy............................................................  32
 Price Range of Class A Common Stock........................................  32
 Capitalization.............................................................  33
 Dilution...................................................................  34
 Selected Consolidated Financial and
      Other Information ....................................................  35
 Management's Discussion and Analysis
     of Financial Condition and Results of
     Operations.............................................................  38
 Business...................................................................  49
 Management.................................................................  78
 Certain Relationships and Related Transactions.............................  86
 Principal Stockholders.....................................................  89
 Rule 415 Selling Stockholders..............................................  92
 Shares Eligible for Future Sale............................................  98
 Plan of Distribution.......................................................  99
 Description of Capital Stock............................................... 104
 Certain United States Tax Consequences
     to Non-United States Holders........................................... 108
 Legal Matters.............................................................. 111
 Experts.................................................................... 111
 Additional Information..................................................... 111
 Index to Consolidated Financial Statements................................. F-1

================================================================================


================================================================================

                                1,605,000 Options

                                3,018,546 Shares


                                     [LOGO]


                               Options to Purchase
                              Class A Common Stock
                              Class A Common Stock




                                    ---------
                                   PROSPECTUS
                                    ---------




                                September 3, 1997

================================================================================



                                     Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

     The estimated  expenses of the issuance and distribution are as follows.

SEC Registration Fee.............................................   $   80,406*
NASD Fee.........................................................       27,117*
Stock Exchange Listing...........................................      109,000*
Printing and Engraving...........................................      535,000*
Accounting Fees and Expenses.....................................      300,000*
Legal Fees and Expenses..........................................      800,000*
Blue Sky Fees and Expenses.......................................       15,000*
Transfer Agent's Fees and Expenses...............................       10,000*
Custodian's Fees and Expenses....................................       25,000*
Miscellaneous Expenses...........................................      165,000*
                                                                    -----------
   Total.........................................................   $2,066,523*
                                                                    ===========
-----------

* The securities offered hereby were registered under the 1933 Act in connection with the Underwritten Offerings. Accordingly, the indicated fees and expenses were incurred and paid in connection with the Underwritten Offerings. The expenses of the Rule 415 Offerings will be paid by the Rule 415 Selling Stockholders.

Item 14.  Indemnification of Directors and Officers.

     Article 10 of the Company's Certificate of Incorporation and Article 5 of the Company's Bylaws require indemnification to the fullest extent permitted by
Section 145 of DGCL. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided by or granted pursuant to Section 145 of the DGCL is not exclusive of other indemnification that may be granted by a corporation's bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Article 5 of the Company's Bylaws provides for indemnification consistent with the requirements of Section 145 of the DGCL. Reference is made to Exhibits 3.1 and 3.2 to this Registration Statement for the complete text of, respectively, Article 10 of the Company's Certificate of Incorporation and Article 5 of the Company's Bylaws.

     Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of directors and officers. Article 5 of the Company's Bylaws permits it to purchase such insurance on behalf of its directors and officers.

     Article 7 of the Company's Certificate of Incorporation provides for, to the fullest extent permitted by the DGCL, elimination or limitation of liability of directors to the Company or its stockholders for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) for improper payment of dividends or redemptions of shares; or (iv) for any transaction from which the director derives an improper personal benefit. Reference is made to Exhibit 3.1 to this Registration Statement for the complete text of Article 7 of the Company's Certificate of Incorporation.

Item 15.  Recent Sales of Unregistered Securities.

     Prior to the Underwritten Offerings, the shareholders of Nu Skin Japan, Nu Skin Korea, Nu Skin Taiwan, Nu Skin Hong Kong and Nu Skin Thailand contributed their shares of capital stock to the capital of the Company in a transaction intended to qualify under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), in exchange for shares of the Company's Class B Common Stock (the "Reorganization"). Prior to the Reorganization, all of the outstanding shares of capital stock of the Subsidiaries were held by the Selling Stockholders and certain of their affiliates. The Reorganization resulted in each of the Subsidiaries becoming a wholly-owned subsidiary of the Company. In January 1997, the Company issued 8,011 shares to three individuals pursuant to Regulation S.

Item 16.  Exhibits and Financial Statements Schedules.

     (a)  Exhibits

    *1.1  Form of U.S. Purchase Agreement
    *2.1  Form of Contribution Agreement
    *3.1  Amended and Restated  Certificate of  Incorporation  of the Company
    *3.2  Amended and Restated  Bylaws of the Company
    *4.1  Specimen  Form of Stock  Certificate  for Class A Common Stock
    *4.2  Specimen Form of Stock Certificate for Class B Common Stock
     5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement
   *10.1 Form of Indemnification Agreement entered into by and among the Company and certain of its officers and directors
   *10.2 Stockholders Agreement, dated as of November 20, 1996, by and among the initial stockholders of the Company
   *10.3 Employment Contract, dated December 12, 1991, by and between the Company and John Chou
   *10.4 Employment Agreement, dated May 1, 1993, by and between the Company and Takashi Bamba
   *10.5 Service Agreement, dated January 1, 1996, by and between the Company and Sung-Tae Han
   *10.6  Form of Purchase and Sale  Agreement  between Nu Skin Hong Kong and
          NSI
   *10.7 Form of Licensing and Sales Agreement between NSI and each Subsidiary (other than Nu Skin Korea)
   *10.8  Form of  Regional  Distribution  Agreement  between NSI and Nu Skin
          Hong Kong
   *10.9  Form of Wholesale  Distribution Agreement between Nu Skin
          Hong Kong and each Subsidiary (other than Nu Skin Korea)
   *10.10 Form of Trademark/Tradename  License Agreement between NSI and each
          Subsidiary (other than Nu Skin Korea)
   *10.11 Form of  Management  Services  Agreement  between  NSIMG  and each
          Subsidiary
  **10.12 Licensing and Sales Agreement  between NSI and Nu Skin Korea
   *10.13 Form of Independent  Distributor Agreement by and between NSI and Independent Distributors in Hong Kong/Macau
   *10.14 Form of Independent Distributor Agreement by and between NSI and
          Independent Distributors in Japan
   *10.15 Form of Independent Distributor Agreement by and between NSI and
          Independent Distributors in South Korea
   *10.16 Form of Independent Distributor Agreement by and between NSI and
          Independent Distributors in Taiwan and Thailand
   *10.17 Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan
   *10.18 Form of Bonus Incentive Plan for Subsidiary Presidents
   *10.19 Option Agreement between the Company and M. Truman Hunt
   *10.20 Form of Mutual Indemnification Agreement between the Company and NSI *10.21 Manufacturing Sublicense Agreement, dated July 27, 1995, between
          NSI and Nu Skin Japan
 ***10.22 Licensing and Sales Agreement between NSI and Nu Skin Thailand dated
          March 12, 1997
 ***10.23 Wholesale Distribution Agreement between Nu Skin Hong Kong and
          Nu Skin Thailand dated March 12, 1997
 ***10.24 Trademark/Tradename Licensing Agreement between NSI and Nu Skin
          Thailand dated March 12, 1997
 ***10.25 Management  Services  Agreement between NSIMG and Nu Skin Thailand dated March 12, 1997
  **10.26 Wholesale  Distribution  Agreement  between Nu Skin  Hong  Kong and Nu Skin  Korea
  *10.27  Trademark/Tradename  License Agreement between NSI and Nu Skin Korea
   *21.1  Subsidiaries of the Company
    23.1  Consent of Price Waterhouse LLP, independent accountants
    23.2 Consent of LeBoeuf, Lamb, Green & MacRae, L.L.P. (included in legal opinion--see Exhibit 5.1)
     *24 Power of Attorney (included with the signatures in Part II of this Registration Statement)

-----------
  *  Filed previously.
 ** Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-28513).
*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

Item 17.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah on August 29, 1997.

                                NU SKIN ASIA PACIFIC, INC.


                                By:   /s/ STEVEN J. LUND
                                      -------------------------------------
                                Its:  Steven J. Lund
                                      President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below on August 29, 1997 by the following persons in the capacities indicated.


        Signature                       Title                          Date


            *                   Chairman of the Board of        August 29, 1997
--------------------------            Directors
      Blake M. Roney

                             President and Chief Executive      August 29, 1997
    /s/ STEVEN J. LUND       Officer and Director (Principal
--------------------------        Executive Officer)
      Steven J. Lund


--------------------------      Chief Financial Officer         August 29, 1997
     Corey B. Lindley          (Principal Financial and
                                  Accounting Officer)


--------------------------            Director                  August 29, 1997
   Sandra N. Tillotson


--------------------------            Director                  August 29, 1997
     Keith R. Halls


--------------------------            Director                  August 29, 1997
     Brooke B. Roney


--------------------------            Director                  August 29, 1997
      Max L. Pinegar


--------------------------            Director                  August 29, 1997
     E.J. "Jake" Garn


--------------------------            Director                  August 29, 1997
      Paula Hawkins


--------------------------            Director                  August 29, 1997
    Daniel W. Campbell


 *By:  /s/ STEVEN J. LUND             Director                  August 29, 1997
     ---------------------
       Steven J. Lund as
   attorney-in-fact for each
   of the persons indicated



                               INDEX TO EXHIBITS


Exhibit
Number                        Exhibit Description
-------                       -------------------

    *1.1  Form of U.S. Purchase Agreement
    *2.1  Form of Contribution Agreement
    *3.1 Amended and Restated Certificate of Incorporation of the Company
    *3.2  Amended and Restated Bylaws of the Company
    *4.1  Specimen Form of Stock Certificate for Class A Common
          Stock
    *4.2  Specimen Form of Stock Certificate for Class B Common
          Stock
     5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding legality of the securities covered by this Registration Statement
   *10.1 Form of Indemnification Agreement entered into by and among the Company and certain of its officers and directors
   *10.2 Stockholders Agreement, dated as of November 20, 1996, by and among the initial stockholders of the Company
   *10.3 Employment Contract, dated December 12, 1991, by and between the Company and John Chou
   *10.4 Employment Agreement, dated May 1, 1993, by and between the Company and Takashi Bamba
   *10.5 Service Agreement, dated January 1, 1996, by and between the Company and Sung-Tae Han
   *10.6  Form of Purchase and Sale Agreement between Nu Skin
          Hong Kong and NSI
   *10.7 Form of Licensing and Sales Agreement between NSI and each Subsidiary (other than Nu Skin Korea)
   *10.8  Form of Regional Distribution Agreement between NSI and
          Nu Skin Hong Kong
   *10.9  Form of Wholesale Distribution Agreement between
          Nu Skin Hong Kong and each Subsidiary (other than
          Nu Skin Korea)
  *10.10 Form of Trademark/Tradename License Agreement between NSI and each Subsidiary (other than Nu Skin Korea)
  *10.11 Form of Management Services Agreement between NSIMG and each Subsidiary
  *10.12  Licensing and Sales Agreement between NSI and Nu Skin
          Korea
  *10.13 Form of Independent Distributor Agreement by and between NSI and Independent Distributors in Hong Kong/Macau
  *10.14 Form of Independent Distributor Agreement by and between NSI and Independent Distributors in Japan
  *10.15 Form of Independent Distributor Agreement by and between NSI and Independent Distributors in South Korea
  *10.16 Form of Independent Distributor Agreement by and between NSI and Independent Distributors in Taiwan and Thailand
  *10.17 Nu Skin Asia Pacific, Inc. 1996 Stock Incentive Plan *10.18 Form of Bonus Incentive Plan for Subsidiary Presidents *10.19 Option Agreement between the Company and M. Truman Hunt *10.20 Form of Mutual Indemnification Agreement between the
          Company and NSI
  *10.21 Manufacturing Sublicense Agreement, dated July 27, 1995, between NSI and Nu Skin Japan
***10.22 Licensing and Sales Agreement between NSI and Nu Skin Thailand dated March 12, 1997
***10.23  Wholesale Distribution Agreement between Nu Skin
          Hong Kong and Nu Skin Thailand dated March 12, 1997 ***10.24 Trademark/Tradename Licensing Agreement between NSI and Nu Skin Thailand dated March 12, 1997
***10.25 Management Services Agreement between NSIMG and Nu Skin Thailand dated March 12, 1997
 **10.26  Wholesale Distribution Agreement between Nu Skin
          Hong Kong and Nu Skin Korea
  *10.27  Trademark/Tradename License Agreement between NSI and
          Nu Skin Korea
   *21.1  Subsidiaries of the Company
    23.1  Consent of Price Waterhouse LLP, independent accountants
    23.2 Consent of LeBoeuf, Lamb, Green & MacRae, L.L.P. (included in legal opinion--see Exhibit 5.1)
     *24 Power of Attorney (included with the signatures in Part II of this Registration Statement)

----------
  *   Filed previously.
 ** Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-28513).
*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.